                                                                    EXHIBIT 99.1

                                Financial Report

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

Report of Management                                    54

Report of Independent Accountants                       54

Management Discussion                                   55

Consolidated Financial Statements

   Earnings                                             72
   Financial Position                                   73
   Stockholders' Equity                                 74
   Cash Flows                                           76

Notes to Consolidated Financial Statements

   a  Significant Accounting Policies                   77
   b  Accounting Changes                                82
   c  Acquisitions/Divestitures                         84
   d  Financial Instruments (excluding derivatives)     85
   e  Inventories                                       86
   f  Financing Receivables                             86
   g  Plant, Rental Machines and Other Property         86
   h  Investments and Sundry Assets                     87
   i  Sale and Securitization of Receivables            87
   j  Borrowings                                        87
   k  Derivatives and Hedging Transactions              88
   l  Other Liabilities                                 90
   m  Stockholders' Equity Activity                     91
   n  Contingencies and Commitments                     92
   o  Taxes                                             93
   p  Continuing Operations Expense and Other Income    94
   q  1999 Actions                                      95
   r  Earnings per Share of Common Stock                97
   s  Rental Expense and Lease Commitments              98
   t  Stock-Based Compensation Plans                    98
   u  Retirement-Related Benefits                      100
   v  Segment Information                              104
   w  Discontinued Operations                          110
   x  Events Subsequent to the Date of the Report of
      Independent Accountants (Unaudited)              110

Five-Year Comparison of Selected Financial Data        114

Selected Quarterly Data                                115

                              Report of Management

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

Responsibility for the integrity and objectivity of the financial information presented in this Annual Report rests with IBM management. The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, applying certain estimates and judgments as required.

     IBM maintains an effective internal control structure. It consists, in part, of organizational arrangements with clearly defined lines of responsibility and delegation of authority, and comprehensive systems and control procedures. We believe this structure provides reasonable assurance that transactions are executed in accordance with management authorization, and that they are appropriately recorded in order to permit preparation of financial statements in conformity with generally accepted accounting principles and to adequately safeguard, verify and maintain accountability of assets. An important element of the control environment is an ongoing internal audit program.

     To assure the effective administration of internal control, we carefully select and train our employees, develop and disseminate written policies and procedures, provide appropriate communication channels, and foster an environment conducive to the effective functioning of controls. We believe that it is essential for the company to conduct its business affairs in accordance with the highest ethical standards, as set forth in the IBM Business Conduct Guidelines. These guidelines, translated into numerous languages, are distributed to employees throughout the world, and reemphasized through internal programs to assure that they are understood and followed.

     PricewaterhouseCoopers LLP, independent accountants, is retained to examine IBM's financial statements. Its accompanying report is based on an examination conducted in accordance with generally accepted auditing standards, including a review of the internal control structure and tests of accounting procedures and records.

     The Audit Committee of the Board of Directors is composed solely of outside directors, and is responsible for recommending to the Board the independent accounting firm to be retained for the coming year, subject to stockholder approval. The Audit Committee meets periodically and privately with the independent accountants, with the company's internal auditors, as well as with IBM management, to review accounting, auditing, internal control structure and financial reporting matters.

/s/ Samuel J.Palmisano                      /s/ John R. Joyce
SAMUEL J.PALMISANO                          JOHN R. JOYCE
PRESIDENT AND                               SENIOR VICE PRESIDENT AND
CHIEF EXECUTIVE OFFICER                     CHIEF FINANCIAL OFFICER

                                 ---------------

                        Report of Independent Accountants

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF INTERNATIONAL BUSINESS MACHINES
CORPORATION:

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of International Business Machines Corporation and subsidiary companies at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP
NEW YORK, NEW YORK
JANUARY 17, 2002, except for Note w, as to which the date is June 3, 2002

                              Management Discussion

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                        AND SUBSIDIARY COMPANIES

ROAD MAP

The financial section of the IBM 2001 Annual Report consisting of this Management Discussion, the Consolidated Financial Statements that follow and the related notes thereto comprises 60 pages of information. The length and detail required by the various applicable reporting and disclosure rules can leave a reader somewhat overwhelmed. Therefore, this Road Map is designed to provide you with some perspective regarding the information contained in the financial section and a few helpful hints for reading the next 59 pages.

IBM'S BUSINESS MODEL

The company's business model is relatively straightforward. IBM sells services, hardware and software. These offerings are bolstered by IBM's research and development capabilities. If a customer requires financing, IBM can provide that too. The fundamental strength of this business model is IBM's ability to assemble the optimal mix of these offerings to design tailored solutions for customers and to continue to win in the marketplace.

FINANCIAL REPORTING

IBM follows generally accepted accounting principles. It is important for investors to understand the quality of a company's earnings, and as you read this financial section, you will learn about both recurring and nonrecurring events and trends that result in items that contribute to or reduce earnings. Some of these items and trends occur in an unpredictable fashion. Among these, the following are examples of items disclosed in this financial section:

                                                      Page
----------------------------------------------------------
Write-downs of certain equity investments               62
Higher bad debt expense                          61 and 94
Lower income from transfer of
  intellectual property                          62 and 94
Lower goodwill amortization                             61
Lower interest income                            62 and 94
Higher workforce accruals                        61 and 94
Increase in income from retirement-
  related benefits                              62 and 100
Lower gains from certain real estate activity    62 and 94
Higher foreign currency transaction gains        62 and 94

It is, however, just as or more important to maintain a longer-term perspective and to consider net income in the context of revenues and cash flows. A fundamentally sound and strong company should have strength in all three of these measures. Since 1994, IBM's business model has produced $633 billion of revenue, $85 billion of cash flows from operations, and $49 billion of net income for the total company.

   IBM does not use so-called "pro forma" earnings for its quarterly earnings press releases or analysts conference calls. One of the reasons that the company does not use pro forma earnings is that many items adding to or reducing earnings are part of the company's operating business model. An example of such items is transfers of intellectual property. Although individual transactions may be large or small, the company realizes income from such transactions every quarter. See pages 62, 78 and 94 for additional information.

HELPFUL HINTS
DISCONTINUED OPERATIONS

On June 3, 2002, the company signed an agreement with Hitachi, Ltd. to sell the company's Hard Disk Drive (HDD) business. The HDD business is being accounted for as a discontinued operation under generally accepted accounting principles
(GAAP). This means that income statement and cash flow information were reformatted for all years presented to emphasize the company's continuing operations. This presentation is required by the rules to facilitate historical and future trend analysis on IBM's ongoing operations. On page 110 the company discusses the terms of the agreement to sell its HDD business to Hitachi, Ltd. and its accounting for the divestiture.

Certain other events that occurred after December 31, 2001 are discussed in note x on page 110 through 113.

ORGANIZATION OF INFORMATION

- This Management Discussion section is designed to provide the reader of the financial statements with a narrative on the company's financial results. It discusses the results of operations for each segment of the business and is followed by a description of the company's financial position generally divided between the Global Financing business and the rest. Certain employee data is located at the end of this section. It is useful to read the Management Discussion in conjunction with note v, "Segment Information," on pages 104 through 109.

- Pages 72 through 76 include the Consolidated Financial Statements. These statements include an overview of the company's income and cash flow performance and its financial position.

- The notes follow the financial statements. Among other things, the notes contain the company's accounting policies (pages 77 through 81), detailed information on balances within the financial statements, certain contingencies and commitments (page 92), and the results of each IBM segment (pages 104 through 109).

RETIREMENT BENEFITS INCLUDING PENSIONS

Pages 62 and 63 include a discussion of the impact that retirement benefits have on the company's Consolidated Financial Statements. On pages 78 and 79, you will find the required accounting policies for these benefits. The detailed information about each plan including financial analysis of the larger plans is provided on pages 100 through 104.

                              Management Discussion

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

CAPITAL STRUCTURE

The use of debt by the company's Global Financing business and the importance of cash flows from operations to the rest of the company are discussed on page 67. Page 68 continues the discussion with an overview of the company's total interest expense and its relation to the Global Financing unit's financial results. Pages 87 and 88 include detailed information regarding the company's debt.

FINANCING OBLIGATIONS

All of the company's financing obligations are disclosed within this financial section.

DERIVATIVES

The company does not use derivatives for speculative purposes. Instead, derivatives are used to mitigate certain currency and interest rate risks. The company's accounting policy for derivatives is located on pages 79 and 80. A discussion of the company's implementation of the new derivatives accounting rules is located on page 82. Details regarding the company's risk management programs and the derivatives used in these programs are located on pages 88 through 90.

     We hope that this information facilitates your review of this document as you continue to evaluate IBM.

FINANCIAL OVERVIEW OF 2001

IBM achieved strong profitability in spite of a volatile and uncertain global business environment in 2001. In addition, the company gained market share in the key business segments of services, software, storage and servers. Notably, the Global Services segment finished the year with a record backlog of services contracts, despite a tough business climate. The zSeries mainframe servers, led by the z900, recorded its first full year of growth in more than a decade, and the company's new "Regatta" UNIX servers, which began shipping in December, were sold out in the fourth quarter. The company's personal computer and original equipment manufacturer (OEM) businesses slowed dramatically, principally due to pricing pressures and an ongoing economic downturn affecting the worldwide semiconductor and OEM markets.

   The company's financial results for 2001 declined in comparison to 2000 in a number of key areas, but were strong relative to its competitors in the technology sector. The company's strong performance in services, software, zSeries servers and high-end storage helped its gross profit margin to move higher. Some of IBM's businesses were impacted by industry weakness; the microelectronics unit grew at a slower pace. Declines in personal computers contributed significantly to a decline in IBM revenue, however, since the personal computer market has lower margins than other markets where IBM competes, the company's net income was affected to a lesser extent.

   During the year, the company continued to make progress in its ongoing drive to reduce cost and expense. These savings helped to fund increased investment in key areas in which the company can leverage its leadership, such as research and development and sales initiatives relative to the company's high priority segments within the services, software, servers and storage businesses.

   The company's cash flow continued to be very strong in 2001. IBM's strong cash flow, even in a difficult economic environment, gave the company the flexibility to make necessary and appropriate investments for the future of the business and for share repurchases.

   Cash and cash equivalents and Marketable securities on the balance sheet stand at $6.4 billion, $2.7 billion above last year's level. Total debt decreased $1.4 billion. Both inventories and accounts receivable were lower versus the prior year. The company's balance sheet remains strong.

FOCUS ITEMS IN 2002

Business conditions remain challenging as the company enters the new year. The company will continue to benefit from its business model with a mix of annuity-like businesses and transaction-based businesses as well as its healthy balance sheet. There are three areas in which the company is placing particular emphasis in 2002:

- Continue to grow market share in key market segments, including services offerings, software, servers, and storage subsystems.

- Improve performance in the personal computer and microelectronics businesses.

- Continue to execute on the company's productivity initiatives.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Certain statements contained in this Annual Report may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to be materially different, as discussed more fully elsewhere in this revised Annual Report and in the company's filings with the Securities and Exchange Commission, including the company's 2001 Form 10-K filed on March 11, 2002.

                              Management Discussion

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

RESULTS OF CONTINUING OPERATIONS

(dollars in millions except per share amounts)

FOR THE YEAR ENDED DECEMBER 31:       2001       2000*       1999*
------------------------------------------------------------------
Revenue                           $ 83,067    $ 85,089    $ 83,334
Cost                                51,178      53,511      52,492
------------------------------------------------------------------
Gross profit                        31,889      31,578      30,842
Gross profit margin                   38.4%       37.1%       37.0%
Total expense and
  other income                      20,439      20,167      19,097
------------------------------------------------------------------
Income from continuing
  operations before
  income taxes                    $ 11,450    $ 11,411    $ 11,745
------------------------------------------------------------------
Income from continuing
  operations                      $  8,146    $  7,874    $  7,359
==================================================================
Earnings per share
  of common stock from
  continuing operations:
   Assuming dilution              $   4.59    $   4.32    $   3.93
   Basic                          $   4.69    $   4.45    $   4.06

* RECLASSIFIED TO CONFORM WITH 2001 PRESENTATION.

The average number of common shares outstanding assuming dilution was lower by
40.9 million shares in 2001 versus 2000 and 59.0 million shares in 2000 versus 1999, primarily as a result of the company's common share repurchase program. The average number of common shares outstanding assuming dilution was 1,771.2 million, 1,812.1 million and 1,871.1 million, respectively, at December 31, 2001, 2000 and 1999.

   Revenue in 2001 totaled $83.1 billion, a decline of 2.4 percent (up 2 percent at constant currency) compared with revenue of $85.1 billion in the year-earlier period. Global Services and Software revenue grew year over year, but was more than offset by lower Hardware, Global Financing and Enterprise Investments/Other revenue.

   The Global Services segment became the largest segment in terms of revenue in 2001. The following table identifies the company's percentage of revenue:

                                      2001        2000        1999
------------------------------------------------------------------
Global Services                       42.1%       39.0%       38.6%
Hardware                              36.8        40.5        40.4
Software                              15.6        14.8        15.2
Global Financing                       4.1         4.1         3.8
Enterprise Investments/Other           1.4         1.6         2.0
------------------------------------------------------------------
Total                                100.0%      100.0%      100.0%
==================================================================

The overall gross profit margin of 38.4 percent increased 1.3 points from 2000, following a 0.1 point increase in 2000 versus 1999. The increase in 2001 gross profit margin was primarily driven by improvement in Global Services, Hardware, Software and Global Financing gross profit margins. The increase in the 2000 gross profit margin was primarily driven by improvement in the Hardware margin, partially offset by a lower Global Services margin. The reference to constant currency, the best measure of comparative business growth, is made so that a segment can be viewed without the impacts of changing foreign currency exchange rates. The U.S. dollar generally strengthened against other currencies, so growth at constant currency exchange rates is higher than growth at actual currency exchange rates.

   In the Americas, full-year 2001 revenue was $37.4 billion, down 3.4 percent (2 percent at constant currency) from the 2000 period. Revenue from Europe/Middle East/Africa was $24.0 billion, a decrease of 0.9 percent (up 3 percent at constant currency). Asia Pacific revenue declined 2.5 percent (up 8 percent at constant currency) to $17.2 billion. OEM revenue decreased 1.2 percent (up 1 percent at constant currency) to $4.4 billion.

   Information about the company's operating segments can be found in note v, "Segment Information," on pages 104 through 109. Note v provides additional information, including a description of the products and services of each segment, as well as financial data pertaining to each segment.

   The following discussion is based on the Consolidated Financial Statements on pages 72 through 76, which reflect, in all material respects, the company's segment results on an external basis.

GLOBAL SERVICES

(dollars in millions)                 2001        2000        1999
------------------------------------------------------------------
Revenue                           $ 34,956    $ 33,152    $ 32,172
Cost                                25,355      24,309      23,304
------------------------------------------------------------------
Gross profit                      $  9,601    $  8,843    $  8,868
==================================================================
Gross profit margin                   27.5%       26.7%       27.6%

Global Services revenue increased 5.4 percent (10 percent at constant currency) in 2001 over 2000 and 3.0 percent (6 percent at constant currency) in 2000 over 1999. Global Services revenue, excluding maintenance, increased 6.8 percent (11 percent at constant currency) in 2001 versus 2000 and 3.7 percent (7 percent at constant currency) in 2000 versus 1999. Maintenance revenue declined 2.2 percent (up 2 percent at constant currency) in 2001 versus 2000 and was essentially flat (up 4 percent at constant currency )in 2000 when compared to 1999.

                              Management Discussion

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

   Global Services experienced a slowdown in contract signings in the middle of the year, particularly in short-term engagements, which affected the growth of Global Services revenue in 2001. Strategic Outsourcing Services and Integrated Technology Services contributed significantly to the revenue growth in 2001 and 2000. Strategic Outsourcing Services continued to demonstrate solid revenue growth, particularly in Asia Pacific, and in its Web hosting offerings. Web hosting is an e-sourcing service that became a $1 billion business in 2001. Integrated Technology Services grew its revenue in support of server consolidations, business continuity services, and its OEM alliances. Global Services revenue growth in support of non-IBM hardware deployment continues to moderate due to the slowdown in personal computer, telecommunications and networking equipment providers. Business Innovation Services (BIS) revenue grew but it was affected the most by the current economic environment. This business includes consulting and systems integration. Despite a slowdown in the BIS market, especially in the U.S., customers continued to deploy e-business applications such as customer relationship management and supply chain management and to perform e-business integration of their business processes and multiple applications.

   Revenue comparisons in 2000 were adversely affected by two events: the sale of the Global Network to AT&T in 1999 and the decline in Y2K services activity year over year. After adjusting for those two factors, Global Services revenue (excluding maintenance) increased 9 percent in 2000 versus 1999. (See "Divestitures," on page 85 for additional information about the Global Network sale.) In 2000, Integrated Technology Services revenue was affected by the loss of revenue due to the sale of the Global Network and BIS was affected primarily by the decline in Y2K activity. BIS recovered in the second half of 2000 as customers shifted from mature offerings such as custom systems integration and Y2K remediation to the company's e-business offerings. BIS revenue, exclusive of Y2K and custom systems integration, experienced strong growth in 2000.

   In 2001, the company signed contracts totaling $51 billion, including 39 contracts in excess of $100 million, six of which exceeded $1 billion. These transactions contributed to a services backlog at December 31, 2001, of $102 billion compared with $85 billion at December 31, 2000. The company experienced an acceleration in contract signings in the fourth quarter of 2001 and a strong pipeline of contracts at December 31, 2001, that should have a positive effect on Global Services revenue growth in 2002. Also, in 2002, the annuity-like portions of Global Services, particularly outsourcing and maintenance, should mitigate the downturn in other businesses until the economy recovers. To extend the benefits of outsourcing, the company is in the forefront of e-sourcing--the delivery of infrastructure, applications, and business processes over the Internet as a service. The company intends to provide the infrastructure technologies that all of these service providers will require, as well as to provide many of the services themselves.

   Global Services gross profit dollars increased 8.6 percent in 2001 compared to 2000 and were essentially flat in 2000 versus 1999. The gross profit margin increased 0.8 points in 2001 versus 2000 and declined 0.9 points in 2000 versus 1999. The increases in both gross profit dollars and gross profit margin in 2001 were a result of reduced labor and parts costs across all geographies for maintenance offerings and cost reductions across all services offerings. The decline in gross profit margin in 2000 was primarily driven by lower utilization rates in BIS and Integrated Technology Services due to rapid hiring and retraining associated with rebalancing skills toward e-business services. Also contributing to the decline was a revenue shift to OEM alliances, which have a lower gross profit margin. These declines were partially offset by an improvement in the maintenance gross profit margin.

HARDWARE

(dollars in millions)                 2001        2000        1999
------------------------------------------------------------------
Revenue                           $ 30,593    $ 34,470    $ 33,674
Cost                                21,231      24,207      24,089
------------------------------------------------------------------
Gross profit                      $  9,362    $ 10,263    $  9,585
==================================================================
Gross profit margin                   30.6%       29.8%       28.5%

Hardware revenue declined 11.2 percent (8 percent at constant currency) in 2001 versus 2000 and increased 2.4 percent (5 percent at constant currency) in 2000 compared with 1999.

   Effective in the first quarter 2001, the company made changes in the organization of its Hardware segment. These changes include the transfer of the xSeries (Intel-based) servers from the Personal Systems segment to the Enterprise Systems segment, and the transfer of the Printing Systems Division from the Technology segment to the newly formed Personal and Printing Systems segment, consisting of the realigned Personal Computer Division, Retail Store Solutions Division and the Printing System Division. All amounts disclosed herein for all years presented have been reclassified to conform with these changes.

   In 2001, Enterprise Systems revenue declined 3.2 percent from 2000, following an increase of 2.6 percent in 2000 versus 1999. zSeries revenue grew in 2001, the first full year of revenue growth since 1989, a clear recognition of the unique advantages mainframes offer to the company's customers. Total deliveries of zSeries computing power increased more than 30 percent as measured in MIPS (millions of instructions per second) versus 2000. In addition, revenue growth in

                              Management Discussion

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

storage products was driven by high-end products ("Shark"). pSeries revenue decreased in 2001 as the market for UNIX-based servers declined substantially, but the new high-end "Regatta" servers began shipping in December 2001, and were sold out in the fourth quarter. Entry and mid-range pSeries revenue declined in 2001, but the company will strengthen these products by bringing Regatta's Power-4 technology to the products later in 2002. Revenue from iSeries declined in 2001; however, it benefited from server consolidations and Linux late in the year. Although the pSeries and iSeries servers had declining revenue, these products gained market share in 2001 against their competitors. xSeries revenue also declined, reflecting the extremely competitive environment in the Intel-based server market.

   The company is investing in an initiative (project eLiza) that will deliver self-managing systems technology across the company's entire e-server product portfolio within the next five years. Project eLiza involves developing systems that can configure, optimize, fix and protect themselves. This project will give businesses the ability to manage systems and technology that are significantly more complex than those in existence today.

   In 2000, revenue increased for both xSeries servers and pSeries UNIX servers, with particular strength in the mid-range and high-end pSeries Web servers. In addition, revenue from the company's storage products, which include "Shark," increased in 2000. These increases were partially offset by revenue declines for the mid-range iSeries servers and the zSeries servers in 2000 as compared to 1999.

   Personal and Printing Systems revenue declined 20.6 percent in 2001 from 2000, following a decrease of 3.2 percent in 2000 versus 1999 with personal computers, retail store solutions and printing systems all showing declines. The personal computer revenue decline reflects demand weakness and price erosion across all product lines. The company continues to focus on reducing cost and expense in the personal computer business as well as achieving maximum utilization through the company's direct fulfillment channel via the Internet. In the fourth quarter of 2001, 44 percent of the personal computer division revenue was through the direct fulfillment channel via the Internet versus 34 percent in 2000. In February 2002, the company completed the sale of its U.S. and European desktop personal computer manufacturing to Sanmina-SCI. Pursuant to the transaction agreement, the company will outsource its NetVista desktop manufacturing operations to Sanmina-SCI. This transaction will allow the company to eventually further lower its cost, while it continues to develop and sell a full line of personal computer products and services as part of its end-to-end solutions to help customers build their computer infrastructure.

   The change in 2000 revenue was driven by decreased revenue in desktop personal computer and retail store solutions revenue, partially offset by increased mobile products revenue. The decline in desktop revenue was driven by consumer products, as the company decided in 1999 to exit retail channels in the
U. S. and Europe.

   The Technology segment no longer includes HDDs and is comprised mainly of the company's Microelectronics Division for all periods presented. Technology revenue in 2001 decreased 0.7 percent when compared with 2000, following an increase of 37.2 percent in 2000 versus 1999. The decline in the Technology segment revenue was driven by the semiconductor industry's severe downturn which began affecting the company in the second quarter of 2001. The increase in 2000 revenue was driven by strong growth in custom logic, networking and pervasive computing products.

   The company took actions in 1999 in the microelectronics area that were aimed at strengthening the Technology segment over the long-term. Those actions were intended to shift the focus of the Technology segment to higher margin businesses and more efficient operations.

   Hardware gross profit dollars decreased 8.8 percent in 2001 from 2000, following a 7.1 percent increase in 2000 versus 1999. The Hardware gross profit margin increased 0.8 points in 2001 following an increase of 1.3 points in 2000 versus 1999. The decline in gross profit dollars in 2001 was primarily due to lower volumes in the company's Technology segment and pricing pressures in personal computers. The increase in gross profit dollars in 2000 was primarily driven by increased revenue in microelectronics and improvements in gross profit margins in microelectronics and personal computers.

   The increase in 2001 gross profit margin was primarily driven by a shift in the company's revenue toward servers from lower gross profit margin products, such as personal computers. The increase in 2000 gross profit margin was primarily driven by improved margins in microelectronics and personal computers.

SOFTWARE

(dollars in millions)                 2001        2000        1999
------------------------------------------------------------------
Revenue                           $ 12,939    $ 12,598    $ 12,662
Cost                                 2,265       2,283       2,240
------------------------------------------------------------------
Gross profit                      $ 10,674    $ 10,315    $ 10,422
==================================================================
Gross profit margin                   82.5%       81.9%       82.3%

                              Management Discussion

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

Software revenue increased 2.7 percent (7 percent at constant currency) in 2001, following a decline of 0.5 percent (up 4 percent at constant currency) in 2000 from 1999. The company's middleware products grew revenue 5 percent (9 percent at constant currency) in 2001 and 3 percent (8 percent at constant currency) in 2000. Middleware comprises data management, transaction processing, Tivoli systems management and Lotus Notes messaging and collaboration for both IBM and non-IBM platforms. Middleware revenue increases in 2001 and 2000 were driven by strong growth in WebSphere (Web application server software), DB2 (data management) and MQSeries (business integration software) offerings. Revenue from the acquisition of the Informix database business in July 2001 contributed about 62 percent of the middleware software growth in 2001. These increases were partially offset by revenue declines in Tivoli and Lotus products. Although revenue was down in both 2001 and 2000 in Tivoli and Lotus businesses, both units grew revenue sequentially from quarter to quarter within 2001. The company continues to focus on helping customers use IBM's software to transform businesses to e-businesses across all platforms. To achieve this, the company uses its services offerings, 74 strategic alliances, 56,000 business partners and a 10,000-person dedicated software sales force. These provide the company with strong momentum in its Software business as it enters 2002.

   Operating systems software revenue declined 3 percent (up 1 percent at constant currency) in 2001 and 9 percent (5 percent at constant currency) in 2000 compared with the prior year. The decline in 2001 resulted from lower revenue associated with iSeries and pSeries server products. The decline in 2000 was driven by lower revenue associated with e-server products and legacy (S/390, AS/400 and RS/6000) products.

   Software gross profit dollars increased 3.5 percent in 2001 from 2000, following a decrease of 1.0 percent in 2000 from 1999. The Software gross profit margin improved 0.6 points in 2001 following a decline of 0.4 points in 2000 compared to 1999. The increase in gross profit dollars and gross profit margin was primarily due to higher Software revenue, lower service costs and purchased vendor software, partially offset by higher amortization costs and vendor royalty payments in 2001 versus 2000. The decline in gross profit dollars and gross profit margin in 2000 was primarily due to lower revenue, higher costs for purchased vendor software and higher vendor royalty payments, partially offset by lower amortization and services costs.

GLOBAL FINANCING

(dollars in millions)                 2001       2000*       1999*
------------------------------------------------------------------
Revenue                           $  3,426    $  3,465    $  3,137
Cost                                 1,693       1,965       1,821
------------------------------------------------------------------
Gross profit                      $  1,733    $  1,500    $  1,316
==================================================================
Gross profit margin                   50.6%       43.3%       41.9%

* RECLASSIFIED TO CONFORM WITH 2001 PRESENTATION.

Global Financing revenue declined 1.1 percent (up 1 percent at constant currency) in 2001 from 2000, following an increase of 10.4 percent (13 percent at constant currency) in 2000 versus 1999. The decline in 2001 was primarily a result of a lower earnings-generating asset base, and lower used equipment sales. The revenue increase in 2000 over 1999 was due to higher used equipment sales and commercial financing activity.

   Global Financing gross profit dollars increased 15.5 percent in 2001 versus 2000, following an increase of 14.0 percent in 2000 versus 1999. The Global Financing gross profit margin improved 7.3 points in 2001 following an increase of 1.4 points in 2000 as compared to 1999. The increases in 2001 gross profit dollars and gross profit margin were primarily driven by lower borrowing costs related to the current interest rate environment and increased margin in used equipment sales. The increase in 2000 was primarily driven by higher sales of used equipment and an improving gross profit margin on these sales. See Management Discussion on page 62 for additional information regarding Cost of Global Financing reclassification effective in 2001. All amounts displayed herein for all years presented have been reclassified to conform with these changes. (Also see the "Debt and Equity" section of Management Discussion on pages 67 and 68 for additional discussion of Global Financing debt.)

ENTERPRISE INVESTMENTS/OTHER

(dollars in millions)                 2001        2000        1999
------------------------------------------------------------------
Revenue                           $  1,153    $  1,404    $  1,689
Cost                                   634         747       1,038
------------------------------------------------------------------
Gross profit                      $    519    $    657    $    651
==================================================================
Gross profit margin                   45.0%       46.8%       38.5%

As expected, Enterprise Investments/Other revenue decreased 17.9 percent (14 percent at constant currency) from 2000, following a decrease of 16.9 percent (13 percent at constant currency) in 2000 from 1999. The decreases in revenue were a result of the company's strategy to shift development and distribution of custom-made products to

                              Management Discussion

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

third-party companies. In addition, computer-aided three-dimensional interactive application (CATIA) related products revenue decreased in 2001 versus 2000, and its revenue grew slightly in 2000 versus 1999.

   The gross profit dollars from Enterprise Investments/ Other declined 21.0 percent in 2001 versus 2000 and increased 0.9 percent in 2000 versus 1999. The Enterprise Investments/Other gross profit margin declined 1.8 points in 2001 following an increase of 8.3 points in 2000 versus 1999. The decline in 2001 gross profit dollars and margin was primarily a result of lower revenue in 2001 as compared to 2000. The increase in 2000 gross profit dollars and margin was primarily due to a shift in the mix of revenue to products that have a higher gross profit margin than the product lines the company discontinued in 1999.

EXPENSE AND OTHER INCOME

Amounts within the Expense and Other Income section of the Consolidated Statement of Earnings have been reclassified to provide additional details. See "Reclassifications," on page 81.

(dollars in millions)                 2001       2000*       1999*
------------------------------------------------------------------
Selling, general and
  administrative                  $ 17,048    $ 17,393    $ 15,772
Percentage of revenue                 20.5%       20.4%       18.9%
Research, development
  and engineering                    4,986       5,084       5,219
Percentage of revenue                  6.0%        6.0%        6.3%
Intellectual property and
  custom development income         (1,476)     (1,664)     (1,391)
Other (income) and expense            (353)       (990)       (855)
Interest expense                       234         344         352
------------------------------------------------------------------
Total expense and other income    $ 20,439    $ 20,167    $ 19,097
==================================================================

* RECLASSIFIED TO CONFORM WITH 2001 PRESENTATION.

Selling, general and administrative (SG&A) expense declined 2.0 percent in 2001 versus 2000, following an increase of 10.3 percent in 2000 compared with 1999.

   See "Expense and Other Income," on pages 78 and 79 for a description of the expenses.

   The company continued to reduce its SG&A expense by using technology to improve its efficiency. The increased use of e-procurement, ibm.com, e-Care for customer support and other actions related to the company's ongoing e-business transformation resulted in substantial productivity improvements in 2001. In addition, the company continued to reduce discretionary spending such as travel and consulting in 2001 and benefited from lower goodwill amortization expense during the year as goodwill relating to several older acquisitions became fully amortized. The decreases were partially offset by higher charges taken for workforce rebalancing actions and bad debt expense in 2001 versus 2000. Future levels of SG&A expense arising from bad debt expense will depend upon the prevailing economic conditions, estimated value of collateral, and the overall health of and any concentrations in the company's receivables portfolio.

   The increase in 2000 SG&A expense was primarily driven by the 1999 net pre-tax benefit of $2,467 million associated with the sale of the Global Network, actions taken by the company in 1999 to improve its competitiveness and to strengthen the company's overall business portfolio, and implementation of a change in personal computers' depreciable lives. (See "Divestitures," on page 85, and note q, "1999 Actions," on pages 95 through 97 for further information.) Excluding the 1999 actions and sale of the Global Network, 2000 SG&A expense would have declined 4.6 percent versus 1999. In addition, the percentage of revenue would have been 21.9 percent for 1999.

   As described in "New Standards to be Implemented," on pages 82 and 84, the company adopted new accounting rules that eliminate the amortization of goodwill on January 1, 2002. The new rules also provide for no goodwill amortization on any acquisitions that occurred after June 30, 2001. The amount of goodwill amortization, net of tax, that was recorded in 2001, 2000 and 1999 was $262 million, $436 million, and $420 million, respectively. The amount of goodwill amortization, net of tax, that would have been recorded in 2002 if the new rules were not adopted on January 1, 2002, (excluding the Informix acquisition that occurred after June 30, 2001, and any other post-2001 acquisition) would have been $244 million.

   Research, development and engineering (RD&E) expense declined 1.9 percent in 2001 from 2000, following a decrease of 2.6 percent in 2000 from 1999. The decline in 2001 was a result of actions taken to reduce overhead. In addition, the company reprioritized its spending to increase its investment in high-growth opportunities such as e-business, initiatives to support Linux and middleware software products. In addition, as discussed on page 59, the company is also investing in project eLiza that will deliver self managing systems technology across its entire e-server product portfolio, within the next five years. The decline in 2000 is primarily due to a $111 million pre-tax charge taken in 1999 for acquired in-process research and development (IPR&D) associated with the acquisition of Sequent Computer Systems, Inc., Mylex Corporation and DASCOM, Inc. See

                              Management Discussion

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

note c, "Acquisitions/Divestitures," on page 84 for further detail about the IPR&D charge.

   As a result of its ongoing research and development efforts, the company was awarded the most U.S. patents in 2001 for the ninth consecutive year, with a record 3,411 issued by the U.S. Patent and Trademark Office. This represents nearly a 20 percent increase over its previous record of 2,886 set in 2000, and the company becomes the first patent holder in history to be granted more than 3,000 U.S. patents in a single year.

   Intellectual property and custom development income include both sales and other transfers as well as license/royalty bearing fee transfers. The sales and other transfers in 2001, which included $280 million of pre-tax income from the transfer of the company's optical transceiver intellectual property, declined from 2000 due to lower activity. These amounts can vary from year to year. The amount of income from intellectual property licensing/royalty-based fee transactions has declined in recent years and may continue this trend in 2002. See "Intellectual Property and Custom Development Income," on page 94 for additional information.

   Other income and expense declined 64.3 percent in 2001 versus 2000 and increased 15.8 percent in 2000 versus 1999. The decline in 2001 was primarily due to write-downs ($405 million) of certain equity investments for other-than-temporary market declines. In addition, the company realized lower gains from sales of securities and other investments, lower interest income (other than from the company's Global Financing business transactions) and lower net realized gains from certain real estate activities in 2001 versus 2000. The increase in 2000 versus 1999 was primarily a result of higher net realized gains from certain real estate activity and an increase in foreign currency transaction gains, partially offset by lower interest income and lower gains from sales of securities and other investments.

   Effective January 1, 2001, interest expense is presented in Cost of Global Financing in the Consolidated Statement of Earnings if the related external borrowings to support the Global Financing business were issued by either the company or its Global Financing unit (see pages 67 and 68 for a discussion of Global Financing debt and interest expense). In prior periods, the caption only included interest related to direct external borrowings of Global Financing. Prior period results have been reclassified to conform with the current period presentation.

   Interest expense, excluding amounts recorded in Cost of Global Financing, declined 32.0 percent in 2001 from 2000 and 2.3 percent in 2000 versus 1999. The declines were primarily due to lower average interest rates and a decline in average debt outstanding in the periods.

   The following table provides the total pre-tax (income)/cost for retirement-related plans for 2001, 2000 and 1999. (Income)/cost amounts are included as a reduction from/addition to, respectively, the company's cost and expense amounts on the Consolidated Statement of Earnings.

RETIREMENT-RELATED BENEFITS

The amounts disclosed in this Retirement-Related Benefits table are for continuing operations.

(dollars in millions)                 2001        2000        1999
------------------------------------------------------------------
Total retirement-
  related plans                   $   (493)   $   (389)   $     8
==================================================================
Comprise:

  Defined benefit and
    contribution pension plans        (886)       (776)       (346)
  Nonpension post- retirement
    benefits                           393         387         354

The additional income contributed by the defined benefit plans of the company in 2001 was principally due to the long-term investment returns generated by the pension trust assets. As discussed in "Retirement-Related Benefits," on pages 78 and 79, there will almost always be a difference in any given year between the company's expected return on plan assets and the actual return. These differences are spread over time in accordance with Statement of Financial Accounting Standards (SFAS) No. 87, "Employers' Accounting for Pensions." Although actual returns in 2001 were less than expected returns in the U.S. pension plan, the cumulative excess of actual returns over expected returns was $5.3 billion since 1986 (the year in which the company was required to adopt SFAS No. 87). Each year's difference is recognized over a number of years following the year that each difference arises. Therefore, the 2001 shortfall between actual and expected returns in the U.S. will be recognized in the net periodic pension calculation over the next five years along with the excess actual versus expected returns in recent years and any other differences arising in future years.

   Although the income from defined benefit pension plans represents a contribution to the company's reported income before income taxes, these amounts are partially offset by the costs of the company's nonpension postretirement medical

                              Management Discussion

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

benefits. Moreover, these amounts have positive implications for the company's employees, retirees, and shareholders. The returns that the fund has experienced over time resulted in these benefits. As a result, despite the recent downturn in the equity and financial markets, the trust funds have continued to provide the capacity to meet their obligations to current and future retirees.

   The largest retirement-related benefit plan is the U.S. Personal Pension
Plan (PPP). See page 100 for the impact that the PPP had on the company's income before income taxes. The following is a discussion of the impacts of recent changes relating to the PPP on the company's financial results. Refer to page 102 for a table containing the actuarial assumption changes.

   The following is the historical actual average rates of return on plan assets in the PPP:

                                      2001        2000        1999      1998       1997
---------------------------------------------------------------------------------------
Actual annualized rates of return:
  15 year average                     10.3%       11.9%       13.5%     12.8%      13.0%
  10 year average                     10.0%       12.5%       12.3%     12.7%      12.4%
Expected rate of return
  assumptions                         10.0%       10.0%        9.5%      9.5%       9.5%

The company uses long-term historical actual return experience, the expected investment mix of the plan's assets, and future estimates of long-term investment returns to develop its expected rate of return assumption used in the net periodic pension calculation. This assumption is reviewed and set annually at the beginning of each year. Accordingly, the change for 2000 and the decision to leave the rate unchanged in 2001 was made at the beginning of each respective year. At the beginning of 2002, using the process described above, the company reduced its expected long-term return on the U.S. plan asset assumption from
10.0 percent to 9.5 percent. This change and the impact of 2002 changes in the expected long-term rate of return on plan assets for certain non-U.S. plans is expected to reduce 2002 net retirement plan income by approximately $350 million. The change in expected long-term return on U.S. plan assets in 2000 resulted in an additional $195 million of net retirement plan income for the year ended December 31, 2000.

   The company annually sets its discount rate assumption for retirement-related benefits accounting to reflect the rates available on high quality, fixed income debt instruments. Using this process, the company changed its discount rate assumption for the PPP from 7.25 percent to 7.0 percent, effective December 31, 2001. This change is not expected to have a material effect on the company's 2002 results of operations. The change in the discount rate from 7.75 percent to 7.25 percent, effective December 31, 2000, did not have a significant impact on the company's results of operations for the year ended December 31, 2001. Effective January 1, 2001, the company increased pension benefits to certain recipients who retired before January 1, 1997. The increases ranged from 2.5 percent to 25 percent, and are based on the year of retirement and the pension benefit currently being received. This improvement resulted in an additional cost to the company of approximately $100 million in 2001.

   The change in discount rate assumption for the 2000 U.S. plan year did not have a significant impact on the company's results of operations for the year end December 31, 2000.

   Future effects of pension plans, including the changes noted above, on the operating results of the company depend on economic conditions, employee demographics, mortality rates and investment performance.

   See note v, "Segment Information," on pages 104 through 109 for additional information about the pre-tax income of each segment, as well as the methodologies employed by the company to allocate shared expenses to the segments.

PROVISION FOR INCOME TAXES

The continuing operations provision for income taxes resulted in an effective tax rate of 28.9 percent for 2001, compared with the 2000 effective tax rate of
31.0 percent and the 1999 effective tax rate of 37.3 percent. The 2.1 point decrease in the 2001 rate from the 2000 rate was primarily the result of a more favorable mix of income in countries with low tax rates as well as adjustments to estimated tax liabilities relating to prior years. The 6.3 point decrease in the 2000 rate from the 1999 rate was primarily due to the increased U.S. tax benefit from the repatriation of profits previously subject to foreign taxes and the absence of the higher tax rate associated with the company's sale of its Global Network business as well as various other actions occurring during 1999.

                              Management Discussion

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

RESULTS OF DISCONTINUED OPERATIONS

(dollars in millions)                 2001        2000        1999
------------------------------------------------------------------
Revenue                           $  2,799    $  3,307    $  4,214
==================================================================
Pre-tax (loss)/income                 (497)        123          12
Income tax benefit                     (74)        (96)       (341)
------------------------------------------------------------------
(Loss)/income                     $   (423)   $    219    $    353
==================================================================

See the "Basis of Presentation" section in note a, "Significant Accounting Policies" on page 77 and note w, "Discontinued Operations" on page 110 for a discussion of the company's divestiture of the HDD business.

   Revenues from discontinued operations in 2001 totalled $2.8 billion, a decline of 15.4 percent compared with revenue of $3.3 billion in 2000. Revenues from discontinued operations decreased 21.5 percent in 2000 compared with 1999 revenues of $4.2 billion. The HDD revenue declined as the company's ability to sell HDDs is highly dependent on the personal computer industry which experienced a significant downturn beginning in 2000 as well as a result of general industry price declines.

   Net loss from discontinued operations in 2001 was $423 million as compared to income of $219 million in 2000 and $353 million in 1999. The net loss in 2001 was primarily attributable to severe price declines across all product lines as well as an increase in charges related to hard disk drives used in the company's e-server and e-storage products that were recorded in the Technology segment. The increase in pre-tax income from discontinued operations from 1999 to 2000 was primarily due to the 1999 actions taken in the Storage Technology Division as described in note q, "1999 Actions," on pages 95 to 97.

   The 2001 discontinued operations tax rate of approximately 15 percent resulted from the mix of losses in countries with low tax rates. The 2000 and 1999 discontinued operations tax rates were impacted by the geographic mix of income and changes in the fair value of the intellectual property rights that were transferred to several non-U.S. subsidiaries in 1998.

FOURTH QUARTER

CONTINUING OPERATIONS

In the quarter ended December 31, 2001, the company had diluted earnings per common share of $1.46, a 4.3 percent increase compared with diluted earnings per common share of $1.40 in the fourth quarter of 2000. Fourth-quarter 2001 income was $2.6 billion, a 1.8 percent increase from $2.5 billion in the year-earlier period. The company's fourth quarter 2001 revenue totaled $22.1 billion, down
9.9 percent (7 percent at constant currency) compared with fourth quarter of 2000.

   In the Americas, fourth-quarter revenue was $9.8 billion, a decrease of 9.1 percent (8 percent at constant currency) from the 2000 period. Revenue from Europe/Middle East/ Africa was $6.9 billion, down 6.3 percent (6 percent at constant currency). Asia Pacific revenue declined 9.8 percent (1 percent at constant currency) to $4.5 billion. OEM revenue decreased 35.0 percent (33 percent at constant currency) to $933 million compared with the fourth quarter of 2000.

   Revenue from Global Services, including maintenance, declined 1.4 percent (up 1 percent at constant currency) in the fourth quarter to $9.1 billion. Global Services revenue, excluding maintenance, declined 1.6 percent (up 1 percent at constant currency). The company's annuity-like outsourcing and maintenance businesses continued to perform well, but the company felt the economic pressure in Consulting Services and BIS during the quarter. In addition, a slowdown in contract signings in the middle of the year, particularly in short-term engagements, affected the company's fourth quarter revenue. New contract signings for Services in the fourth quarter were approximately $15 billion.

   Hardware revenue decreased 23.0 percent (20 percent at constant currency) to $8.0 billion from the 2000 fourth quarter. Mainframe computing capacity, however, grew 12 percent in the fourth quarter, as measured in MIPS. Revenue from the company's UNIX-based pSeries declined, in large part because of transition to the company's new "Regatta" family of UNIX servers, which began shipping on December 14, 2001. Personal computers and microelectronics revenue decreased substantially over the prior year's quarter, principally due to price pressures in personal computers and an ongoing downturn affecting the worldwide semiconductor and OEM markets. Revenue from the company's high-end storage product "Shark" grew in a declining market.

   Software revenue increased 6.0 percent (8 percent at constant currency) to $3.8 billion compared to the prior year's fourth quarter. Overall, the company's middleware software revenue grew 9 percent (10 percent at constant currency). The company's data management and WebSphere products had strong growth versus the fourth quarter of 2000. Although fourth-quarter revenue declined year to year in the company's Tivoli and Lotus businesses, both units had strong revenue growth sequentially. Tivoli and Lotus are benefiting from operational efficiencies gained as a result of integrating their business processes into the company's Software business, which has improved profitability in both units. Operating system revenue declined 4 percent (2 percent at constant currency).

                              Management Discussion

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

   Global Financing revenue decreased 4.6 percent (4 percent at constant currency) in the fourth quarter to $927 million primarily due to a lower earnings-generating asset base and lower sales of used equipment. As expected, revenue from the Enterprise Investments/Other area, which includes custom-made products to third-party companies, declined 20.0 percent (18 percent at constant currency) compared to the fourth quarter of 2000 to $340 million. The company has been consistently shifting development and distribution of products in this segment to third-party companies.

   The company's total gross profit margin improved to 40.3 percent in the 2001 fourth quarter from 38.2 percent in the 2000 fourth quarter. Gross margins improved in each revenue segment except for Hardware, which declined by 1 point, due to low volumes in the Technology segment and pricing pressures in personal computers.

   Despite absorbing workforce-balancing actions and write-downs of certain equity investments, the company's Total Expense and Other Income improved 5.8 percent to $5.3 billion. The improvement came from each of the company's two main expense categories: SG&A expense as well as research and development expense. The company continued to reduce its expense and improve operating efficiencies through the use of electronic procurement, sales, education and customer support systems. These systems, known as e-procurement, ibm.com, e-learning and e-Care, have resulted in substantial productivity improvements. The company's fourth quarter 2001 Intellectual property and custom development income, which includes the transfer of the company's optical transceiver intellectual property, was essentially flat compared to such income in 2000.

   The company's tax rate in the fourth quarter was 28.6 percent compared with
32.2 percent in the fourth quarter of 2000. This decrease was primarily attributable to the tax effect of excluding the HDD business from the reformatted results of operations.

   The company spent approximately $1.0 billion on common share repurchases in the fourth quarter. The average number of common shares outstanding assuming dilution was lower by 32.6 million shares in fourth quarter of 2001 versus the fourth quarter of 2000, primarily as a result of the ongoing common share repurchase program. The average number of shares assuming dilution was 1,758.0 million in fourth quarter 2001 versus 1,790.6 million in fourth quarter 2000.

DISCONTINUED OPERATIONS

Revenues from discontinued operations for the fourth quarter of 2001 were $685 million, a 33.6 percent decrease from the fourth quarter of 2000. Net loss from discontinued operations for the fourth quarter of 2001 was $232 million as compared to income of $150 million in 2000. The underlying business dynamics causing these fourth quarter financial trends are consistent with those underlying the full year 2000 to 2001 trends discussed in the Results of Discontinued Operations section on page 64.

FINANCIAL CONDITION

During 2001, the company continued to demonstrate strong financial performance, enabling it to make appropriate investments to support future growth and increase shareholder value. The company spent $5,540 million for research, development and engineering, including software development that was capitalized on the Consolidated Statement of Financial Position, $4,223 million for plant and other property, including machines used in strategic outsourcing contracts; $1,177 million for machines on operating leases with customers; and $5,293 million for the repurchase of the company's common shares. In addition, the company paid cash totaling approximately $916 million of the aggregate $1,082 million purchase price of the company's two acquisitions in 2001. The company had $6,393 million in Cash and cash equivalents and current Marketable securities at December 31, 2001. The company's debt levels declined $1,425 million in 2001 primarily due to a decline in Global Financing debt, offset by an increase in non-global financing debt. The decline in Global Financing debt was the result of the decrease in Global Financing assets.

   Effective May 31, 2001, the company arranged global credit facilities totaling $12.0 billion in committed credit lines, including an $8.0 billion five-year facility and a $4.0 billion 364-day facility, replacing the company's $10 billion credit facility which was due to expire in February 2002. Amounts unused and available under these facilities were $11,383 million and $9,103 million at December 31, 2001 and 2000, respectively. In addition, at December 31, 2001 and 2000, the company had in place other lines of credit, most of which were uncommitted, of $6,860 million and $7,646 million, respectively. The amounts unused and available under these primarily uncommitted facilities at December 31, 2001 and 2000, were $4,738 million and $5,111 million, respectively.

   At December 31, 2001 and 2000, the company had a total balance of state and local government loans receivable securitized of $213 million and $136 million, respectively. For additional information, see note i, "Sale and Securitization of Receivables," on page 87.

                              Management Discussion

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES


   The changes in the company's U.S. pension plan during 2001, including the increased benefits for retirees and the 1999 amendment to the plan, are not expected to have a material effect on the company's financial condition.

   The major rating agencies' ratings of the company's debt securities as of December 31, 2001, appear in the table below:

                                  Standard     Moody's
                                       and   Investors
                                    Poor's     Service    Fitch, Inc.
---------------------------------------------------------------------
Senior long-term debt                   A+          A1            AA-
Commercial paper                       A-1     Prime-1           F-1+

CASH FLOWS

The company's cash flows from operating, investing and financing activities, as reflected in the Consolidated Statement of Cash Flows on page 76, are summarized in the following table:

(dollars in millions)                 2001        2000        1999
------------------------------------------------------------------
Net cash provided from/
  (used in) continuing operations:
   Operating activities           $ 13,966    $  8,837    $  8,967
   Investing activities             (5,862)     (4,001)     (1,224)
   Financing activities             (5,309)     (6,359)     (8,625)
Effect of exchange rate changes
  on cash and cash equivalents         (83)       (147)       (149)
Net cash provided by
  discontinued operations               55         190         699
------------------------------------------------------------------
Net change in cash and cash
  equivalents                     $  2,767    $ (1,480)   $   (332)
==================================================================

WORKING CAPITAL

(dollars in millions)

AT DECEMBER 31:                       2001        2000
------------------------------------------------------
Current assets                    $ 42,461    $ 43,880
Current liabilities                 35,119      36,406
------------------------------------------------------
Working capital                   $  7,342    $  7,474
======================================================
Current ratio                       1.21:1      1.21:1
======================================================

Current assets decreased $1,419 million due primarily to decreases in accounts receivable of $3,708 million, Inventories of $461 million and Deferred taxes of $299 million, offset by net increases of $2,671 million in Cash and cash equivalents and current Marketable securities, and $378 million in Prepaid expenses and other current assets. The decline in accounts receivable was primarily attributable to lower fourth quarter 2001 revenue volumes as compared to the fourth quarter of 2000. The net increase in Cash and cash equivalents and current Marketable securities was due primarily to an increase in cash from operations and a reduction in common stock transactions, mainly from lower stock repurchases, partially offset by an increase in investment and acquisition activities.

   The company ended 2001 with Inventories of $4,304 million, the lowest level since 1983, primarily as a result of lower inventory levels within the Personal and Printing Systems segment. The company's inventory turnover ratio declined to
5.8 in 2001 from 6.3 in 2000.

   Current liabilities declined $1,287 million from year-end 2000, primarily due to decreases of $1,145 million in Accounts payable, $644 million in Other accrued expenses and liabilities and $293 million in Deferred income, offset by an increase of $983 million in Short-term debt.

INVESTMENTS

The company's investments for Plant, rental machines and other property from continuing operations were $5,400 million for 2001, increasing 1.5 percent versus 2000.

   In addition to software development expenses included in RD&E expense, the company capitalized $655 million of software costs from continuing operations during 2001, an increase of $90 million from the 2000 period. The increase resulted from increases in capitalized costs for both internal use software and licensed programs.

   Total company investments and sundry assets were $17,102 million at the end of 2001, an increase of $2,655 million from 2000, primarily the result of increases in Prepaid pension assets and Informix goodwill, offset by declines in Alliance investments and Deferred taxes. See note h, "Investments and Sundry Assets," on page 87 for additional information.

   The company continues to invest in its Global Services, Software, Global Financing and selected hardware businesses. The company continues its plans to invest approximately $5 billion in its microelectronics business. These investments include building an advanced 300mm chip-making facility in East Fishkill, New York and expanding its chip-making and chip-packaging operations worldwide. In 2001, approximately $1.2 billion has been spent on these investments. The remaining amount is to be invested over the next three years.

                              Management Discussion

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES



   The company has remaining authorization at December 31, 2001, to purchase $4.6 billion of IBM common shares in the open market from time to time, based on market conditions.

   The company expects to fund all of these investments primarily with cash from ongoing operations.

DEBT AND EQUITY

The company's debt level of $27 billion is almost entirely (more than 94 percent) the result of the company's Global Financing business. The Global Financing business provides financing primarily to the company's customers and business partners. Using the typical financing business model, Global Financing funds its operations primarily through borrowings. It uses a debt to equity ratio of approximately 7 to 1. Global Financing generates income by charging its customers a higher interest rate than the interest expense on Global Financing borrowings.

GLOBAL FINANCING ASSETS AND DEBT

                             Global       Global
                           Financing     Financing
                             Assets        Debt
                           ---------     ---------
2001                          36,670        25,545
2000                          40,822        27,514
1999                          39,686        26,799
1998                          40,109        27,754
1997                          35,444        23,826
1996                          31,793        20,627
1995                          28,846        19,722
1994                          28,670        19,164
1993                          30,448        21,131
1992                          32,371        22,397



   The company's operations are essentially self-funding except for the company's Global Financing business which leverages debt.

   As a result, the $5.3 billion of share repurchases, $5.7 billion of capital additions, and $5.5 billion of RD&E spending, including software development that was capitalized on the Consolidated Statement of Financial Position, were made possible from cash generated by operations, not external company borrowings.

   The company's funding requirements are continuously monitored and strategies are executed to manage the company's overall asset and liability profile. Additionally, the company maintains sufficient flexibility to access global funding sources as needed. During 2001, the company issued debt denominated in U.S. dollars, Japanese yen, British pounds and Canadian dollars to meet existing financing needs.

   The company's total debt decreased $1,425 million to $27,151 million. Based upon the company's two different capital structures as previously discussed in this section, the analysis of this change and certain ratios are discussed below on both a Global Financing and a non-global financing basis.

GLOBAL FINANCING

(dollars in millions)

AT DECEMBER 31:                       2001        2000
------------------------------------------------------
Assets*                           $ 36,670    $ 40,822
Debt**                              25,545      27,514
Equity                               3,756       4,142
------------------------------------------------------
Debt/Equity                           6.8x        6.6x

* GLOBAL FINANCING ASSETS INCLUDE CASH, FINANCING RECEIVABLES (SEE NOTE f, "FINANCING RECEIVABLES," ON PAGE 86), INTERCOMPANY AMOUNTS, RENTAL MACHINE FIXED ASSETS AND OTHER ASSETS.

** THE TOTAL INTEREST EXPENSE RELATED TO GLOBAL FINANCING DEBT ABOVE IS
   PRESENTED IN THE GLOBAL FINANCING COLUMN ON PAGE 68.

As discussed above, the Global Financing segment is a financial services business and is, therefore, more debt dependent than the company's other businesses. At December 31, 2001, more than 94 percent of the company's total debt was used to fund this business, and supported almost 42 percent of the company's total assets. In 2001, Global Financing debt to equity ratio increased to 6.8x, which is within management's acceptable target range.

   The company's Global Financing business provides funding predominately for the company's external customers but also provides financing for the company including the funding to support the Global Services business' long-term customer services contracts. All of these financing arrangements are at arm's-length rates based upon market conditions. The company manages and measures the Global Financing business as if it approximates a stand-alone business that includes both the external financing and related company financing described above. Accordingly, the Global Financing debt discussed above and Cost of Global Financing discussed below support both of these Global Financing activities.

   All intercompany transactions are eliminated in the Consolidated Statement of Earnings and therefore, the financing revenue associated with the financing provided by Global Financing to the company is eliminated in consolidation. Accordingly, the interest expense from the company's external borrowings that supports such financing revenue is classified in the Interest expense caption of the Consolidated

                              Management Discussion

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

Statement of Earnings as opposed to the Cost of Global Financing caption.

   The reconciliation of the segment amounts to the Consolidated Statement of Earnings amounts for the years 2001, 2000 and 1999 is as follows:

                                    Global   Non-Global   Consolidated   Consolidated
(dollars in millions)            Financing    Financing   Eliminations        Results
-------------------------------------------------------------------------------------
2001
COST OF GLOBAL FINANCING          $  1,140     $     --       $   (176)      $    964
INTEREST EXPENSE+                       --           58            176            234

2000*
Cost of Global Financing          $  1,319     $     --       $   (237)      $  1,082
Interest expense+                       --          107            237            344

1999*
Cost of Global Financing          $  1,232     $     --       $   (132)      $  1,100
Interest expense+                       --          220            132            352

* RECLASSIFIED TO CONFORM WITH 2001 PRESENTATION.
+ CONTINUING OPERATIONS ONLY.

NON-GLOBAL FINANCING

(dollars in millions)

AT DECEMBER 31:                       2001        2000
------------------------------------------------------
Debt*                             $  1,606    $  1,062
Debt/Capitalization                    7.5%        6.1%

* NON-GLOBAL FINANCING DEBT IS THE COMPANY'S TOTAL EXTERNAL DEBT LESS THE GLOBAL FINANCING DEBT DESCRIBED IN THE GLOBAL FINANCING TABLE ON PAGE 67.

The company's non-global financing businesses generate significant cash from ongoing operations and therefore generally do not require a significant amount of debt. Cash flows from operations are these businesses' primary source of funds for future investments.

   The increase in the non-global financing debt is consistent with the company's cash and debt arrangement strategies and should be considered in conjunction with the increase in cash in the same period.

A review of the company's debt and equity should also consider other contractual obligations and commitments, which are disclosed elsewhere in the financial section. These amounts are summarized in one table below to facilitate a reader's review.

CONTRACTUAL OBLIGATION

                                                               Payments Due In
                             BALANCE AS OF    --------------------------------------------
(dollars in millions)        DEC. 31, 2001        2002     2003-04   2005-06    After 2006
------------------------------------------------------------------------------------------
Long-term debt                    $ 20,429    $  5,186    $  4,607   $ 4,165       $ 6,471
Lease commitments                    5,698       1,351       1,918     1,062         1,367

COMMITMENTS

                                                         Amounts Expiring In
                             BALANCE AS OF    --------------------------------------------
(dollars in millions)        DEC. 31, 2001        2002     2003-04   2005-06    After 2006
------------------------------------------------------------------------------------------
Unused lines of credit            $  4,088    $  3,127    $    395   $   259       $   307

Other commitments                      269         140         129        --            --
Financial guarantees                   218          87          37         8            86

Unused lines of credit represent amounts available to the company's dealers to support their working capital needs and available lines of credit relating to the company's syndicated loan activities. Other commitments primarily include the company's commitments to provide financing to customers for their future purchases of the company's products. Financial guarantees represent guarantees for certain loans and financial commitments the company had made as of December 31, 2001.

                              Management Discussion

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

STOCKHOLDERS' EQUITY

The company's total consolidated Stockholders' equity increased $2,990 million to $23,614 million at December 31, 2001, primarily due to the increase in Retained earnings, partially offset by the company's ongoing stock repurchase program and Accumulated gains and losses not affecting retained earnings. (See note m, "Stockholders' Equity Activity," on pages 91 and 92).

CURRENCY RATE FLUCTUATIONS

Changes in the relative values of non-U.S. currencies to the U.S. dollar affect the company's results. At December 31, 2001, currency changes resulted in assets and liabilities denominated in local currencies being translated into fewer dollars than at year-end 2000. The currency rate changes had an unfavorable effect on revenue growth of approximately 4 percentage points in 2001, approximately 3 percentage points in 2000 and minimal effect in 1999.

   For non-U.S. subsidiaries and branches that operate in U.S. dollars or whose economic environment is highly inflationary, translation adjustments are reflected in results of operations, as required by SFAS No. 52, "Foreign Currency Translation." Generally, the company manages currency risk in these entities by linking prices and contracts to U.S. dollars and entering into foreign currency hedge contracts.

   The company uses a variety of financial hedging instruments to limit specific currency risks related to financing transactions and other foreign currency-based transactions. Further discussion of currency and hedging appears in note k, "Derivatives and Hedging Transactions," on pages 88 through 90.

   On January 1, 2001, the company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." See "Standards Implemented," on page 82 for additional information regarding SFAS No. 133.

MARKET RISK

In the normal course of business, the financial position of the company routinely is subjected to a variety of risks. In addition to the market risk associated with interest rate and currency movements on outstanding debt and non-U.S. dollar denominated assets and liabilities, other examples of risk include collectibility of accounts receivable and recoverability of residual values on leased assets.

   The company regularly assesses these risks and has established policies and business practices to protect against the adverse effects of these and other potential exposures. As a result, the company does not anticipate any material losses from these risks.

   The company's debt in support of the Global Financing business and the geographic breadth of the company's operations contain an element of market risk from changes in interest and currency rates. The company manages this risk, in part, through the use of a variety of financial instruments including derivatives, as explained in note k, "Derivatives and Hedging Transactions," on pages 88 through 90.

   To meet disclosure requirements, the company performs sensitivity analysis to determine the effects that market risk exposures may have on the fair values of the company's debt and other financial instruments.

   The financial instruments that are included in the sensitivity analysis comprise all of the company's cash and cash equivalents, marketable securities, long-term non-lease receivables, investments, long-term and short-term debt and all derivative financial instruments. The company's portfolio of derivative financial instruments includes interest rate swaps, interest rate options, foreign exchange swaps, forward contracts and option contracts.

   To perform the sensitivity analysis, the company assesses the risk of loss in fair values from the effect of hypothetical changes in interest rates and foreign currency exchange rates on market-sensitive instruments. The market values for interest and foreign currency exchange risk are computed based on the present value of future cash flows as affected by the changes in rates that are attributable to the market risk being measured. The discount rates used for the present value computations were selected based on market interest and foreign currency exchange rates in effect at December 31, 2001 and 2000, respectively. The differences in this comparison are the hypothetical gains or losses associated with each type of risk.

   Information provided by the sensitivity analysis does not necessarily represent the actual changes in fair value that the company would incur under normal market conditions because, due to practical limitations, all variables other than the specific market risk factor are held constant. In addition, the results of the model are constrained by the fact that certain items are specifically excluded from the analysis, while the financial instruments relating to the financing or hedging of those items are included by definition. Excluded items include leased assets, forecasted foreign currency cash flows, and the company's net investment in foreign operations. As a consequence, reported changes in the values of some of the financial instruments impacting the results of the sensitivity analysis are not matched with the offsetting changes in the values of the items that those instruments are designed to finance or hedge.

                              Management Discussion

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES


   The results of the sensitivity analysis at December 31, 2001, and December 31, 2000, are as follows:

INTEREST RATE RISK

At December 31, 2001, a 10 percent decrease in the levels of interest rates with all other variables held constant would result in a decrease in the fair market value of the company's financial instruments of $177 million as compared with a decrease of $99 million as of December 31, 2000. A 10 percent increase in the levels of interest rates with all other variables held constant would result in an increase in the fair value of the company's financial instruments of $151 million as compared to $83 million as of December 31, 2000. Changes in the relative sensitivity of the fair value of the company's financial instrument portfolio for these theoretical changes in the level of interest rates are primarily driven by changes in the company's debt maturity, interest rate profile and amount. In 2001 versus 2000, the reported increase in interest rate sensitivity is primarily due to reductions in the company's "receive fix/pay floating" interest rate swap portfolio that had been utilized in 2000 to more closely match the maturity profile of the company's fixed-rate debt.

FOREIGN CURRENCY EXCHANGE RATE RISK

At December 31, 2001, a 10 percent weaker U.S. dollar against foreign currencies with all other variables held constant would result in a decrease in the fair value of the company's financial instruments of $1,401 million as compared with a decrease of $1,352 million as of December 31, 2000. Conversely, a 10 percent stronger U.S. dollar against foreign currencies with all other variables held constant would result in an increase in the fair value of the company's financial instruments of $1,440 million compared to $1,435 million as of December 31, 2000.

FINANCING RISKS

Financing is an integral part of the company's total worldwide offerings. Inherent in financing are certain risks, including credit, interest rate, currency and residual value. The company manages credit risk through comprehensive credit evaluations and pricing practices. To manage the risks associated with an uncertain interest rate environment, the company pursues a funding strategy of substantially matching the interest rate profile of its debt with the interest rate profile of its assets. Currency risks are managed by denominating liabilities in the same currency as the assets.

   Residual value risk is managed by developing projections of future equipment values at lease inception, reevaluating these projections quarterly, and effectively deploying remarketing capabilities to recover residual values and potentially earn a profit. The following table presents the recorded amount of unguaranteed residual values for sales-type and operating leases as of December 31, 1999, 2000 and 2001. In addition, the table below presents the run out of the unguaranteed residual value over the remaining lives of these leases at December 31, 2001.

                                              Total                            Run out of 2001 Balance
                                  --------------------------------     ----------------------------------------
                                                                                                      2005 and
(dollars in millions)                1999*       2000*        2001      2002       2003        2004     beyond
--------------------------------------------------------------------------------------------------------------
Sales-type leases                 $    771    $    785    $    791    $  236     $  273     $   220     $   62
Operating leases                       609         396         334       172         95          44         23
--------------------------------------------------------------------------------------------------------------
Total residual value              $  1,380    $  1,181    $  1,125    $  408     $  368     $   264     $   85
==============================================================================================================

*  RESTATED TO INCLUDE RESIDUAL VALUE ASSOCIATED WITH NON-INFORMATION TECHNOLOGY
   (IT) EQUIPMENT. (AMOUNTS WERE INCLUDED IN THE NARRATIVE IN PRIOR YEARS.)

ACCOUNTING ESTIMATES

Accounting under generally accepted accounting principles requires the use of estimates. The company's note a, "Significant Accounting Policies," starting on page 77 describes the important estimates used by the company.

                              Management Discussion

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES



Employees and Related Workforce

                                                                              Percentage Changes
                                                                              ------------------
------------------------------------------------------------------------------------------------
                                             2001        2000        1999     2001-00    2000-99
------------------------------------------------------------------------------------------------
IBM/wholly owned subsidiaries             319,876     316,303     307,401         1.1        2.9
Less-than-wholly owned subsidiaries        25,403      21,886      17,176        16.1       27.4
Complementary                              21,300      25,500      29,800       (16.5)     (14.4)

Employees at IBM and its wholly owned subsidiaries in 2001 increased 3,573 from last year. Although the rate of growth of the company's workforce slowed in 2001, primarily due to workforce rebalancing initiatives, the company continued to hire at a strong pace. Global Services, for example, hired nearly 14,000 people in 2001. Acquisitions, particularly the Informix database business, added to the 2001 workforce as well.

   In less than wholly owned subsidiaries, the number of employees increased from last year, particularly in Europe and China. This growth reflects a new subsidiary in Europe related to a major services venture with Fiat SpA, and growth in China to support a rapidly expanding I/T infrastructure.

   The company's complementary workforce is an approximation of equivalent full-time employees hired under temporary, part-time and limited-term employment arrangements to meet specific business needs in a flexible and cost-effective manner.

                       Consolidated Statement of Earnings

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

(dollars in millions except per share amounts)
FOR THE YEAR ENDED DECEMBER 31:                                Notes            2001            2000*           1999*
---------------------------------------------------------------------------------------------------------------------
REVENUE:
Global Services                                                            $  34,956         $ 33,152        $ 32,172
Hardware                                                                      30,593           34,470          33,674
Software                                                                      12,939           12,598          12,662
Global Financing                                                               3,426            3,465           3,137
Enterprise Investments/Other                                                   1,153            1,404           1,689
---------------------------------------------------------------------------------------------------------------------
TOTAL REVENUE                                                                 83,067           85,089          83,334
---------------------------------------------------------------------------------------------------------------------
COST:
Global Services                                                               25,355           24,309          23,304
Hardware                                                                      21,231           24,207          24,089
Software                                                                       2,265            2,283           2,240
Global Financing                                                 j             1,693            1,965           1,821
Enterprise Investments/Other                                                     634              747           1,038
---------------------------------------------------------------------------------------------------------------------
TOTAL COST                                                                    51,178           53,511          52,492
---------------------------------------------------------------------------------------------------------------------
GROSS PROFIT                                                                  31,889           31,578          30,842
---------------------------------------------------------------------------------------------------------------------
EXPENSE AND OTHER INCOME:
Selling, general and administrative                              p            17,048           17,393          15,772
Research, development and engineering                            p             4,986            5,084           5,219
Intellectual property and custom development income              p            (1,476)          (1,664)         (1,391)
Other (income) and expense                                       p              (353)            (990)           (855)
Interest expense                                               j & k             234              344             352
---------------------------------------------------------------------------------------------------------------------
TOTAL EXPENSE AND OTHER INCOME                                                20,439           20,167          19,097
---------------------------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES                         11,450           11,411          11,745
Provision for income taxes                                       o             3,304            3,537           4,386
---------------------------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS                                              8,146            7,874           7,359
DISCONTINUED OPERATIONS
(Loss)/income from discontinued operations                       w              (423)             219             353
---------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                     7,723            8,093           7,712
Preferred stock dividends                                                         10               20              20
---------------------------------------------------------------------------------------------------------------------
NET INCOME APPLICABLE TO COMMON STOCKHOLDERS                               $   7,713         $  8,073        $  7,692
=====================================================================================================================
EARNINGS/(LOSS) PER SHARE OF COMMON STOCK:
Assuming dilution:
  CONTINUING OPERATIONS                                          r         $    4.59         $   4.32        $   3.93
  DISCONTINUED OPERATIONS                                        r         $   (0.24)        $   0.12        $   0.19
---------------------------------------------------------------------------------------------------------------------
  TOTAL                                                          r         $    4.35         $   4.44        $   4.12
Basic:
  CONTINUING OPERATIONS                                          r         $    4.69         $   4.45        $   4.06
  DISCONTINUED OPERATIONS                                        r         $   (0.24)        $   0.12        $   0.20
---------------------------------------------------------------------------------------------------------------------
  TOTAL                                                          r         $    4.45         $   4.58+       $   4.25+

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
  ASSUMING DILUTION                                                    1,771,230,599    1,812,118,422   1,871,073,912
  BASIC                                                                1,733,348,422    1,763,037,049   1,808,538,346
======================================================================================================================

*  RECLASSIFIED TO CONFORM WITH 2001 PRESENTATION.
+  DOES NOT TOTAL DUE TO ROUNDING.
   THE ACCOMPANYING NOTES ON PAGES 77 THROUGH 113 ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

                  Consolidated Statement of Financial Position

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

(dollars in millions except per share amounts)
AT DECEMBER 31:                                                              Notes           2001          2000
---------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
Cash and cash equivalents                                                               $   6,330      $  3,563
Marketable securities                                                          d               63           159
Notes and accounts receivable--trade, net of allowances                                     9,101        10,447
Short-term financing receivables                                               f           16,656        18,705
Other accounts receivable                                                                   1,261         1,574
Inventories                                                                    e            4,304         4,765
Deferred taxes                                                                 o            2,402         2,701
Prepaid expenses and other current assets                                                   2,344         1,966
---------------------------------------------------------------------------------------------------------------
Total current assets                                                                       42,461        43,880
---------------------------------------------------------------------------------------------------------------
Plant, rental machines and other property                                      g           38,375        38,455
Less: Accumulated depreciation                                                             21,871        21,741
---------------------------------------------------------------------------------------------------------------
Plant, rental machines and other property--net                                             16,504        16,714
---------------------------------------------------------------------------------------------------------------
Long-term financing receivables                                                f           12,246        13,308
Investments and sundry assets                                                  h           17,102        14,447
---------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                            $  88,313      $ 88,349
===============================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Taxes                                                                          o        $   4,644      $  4,827
Short-term debt                                                              j & k         11,188        10,205
Accounts payable                                                                            7,047         8,192
Compensation and benefits                                                                   3,796         3,801
Deferred income                                                                             4,223         4,516
Other accrued expenses and liabilities                                                      4,221         4,865
---------------------------------------------------------------------------------------------------------------
Total current liabilities                                                                  35,119        36,406
---------------------------------------------------------------------------------------------------------------
Long-term debt                                                               j & k         15,963        18,371
Other liabilities                                                              l           13,617        12,948
---------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                                          64,699        67,725
---------------------------------------------------------------------------------------------------------------
Contingencies                                                                  n
Stockholders' equity:                                                          m
Preferred stock, par value $.01 per share                                                      --           247
  Shares authorized: 150,000,000
  Shares issued and outstanding (2000--2,546,011)
Common stock, par value $.20 per share                                                     14,248        12,400
  Shares authorized: 4,687,500,000
  Shares issued (2001--1,913,513,218; 2000--1,893,940,595)
Retained earnings                                                                          30,142        23,784
Treasury stock, at cost (shares: 2001--190,319,489; 2000--131,041,411)                    (20,114)      (13,800)
Employee benefits trust (shares: 2000--20,000,000)                                             --        (1,712)
Accumulated gains and losses not affecting retained earnings                                 (662)         (295)
---------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                                                 23,614        20,624
---------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                              $  88,313      $ 88,349
===============================================================================================================

THE ACCOMPANYING NOTES ON PAGES 77 THROUGH 113 ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

                 Consolidated Statement of Stockholders' Equity

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

                                                                                                              Accumulated
                                                                                                                Gains and
                                                                                                             (Losses) Not
                                                                                                    Employee    Affecting
                                                           Preferred    Common  Retained  Treasury  Benefits     Retained
(dollars in millions)                                          Stock     Stock  Earnings     Stock     Trust     Earnings     Total
-----------------------------------------------------------------------------------------------------------------------------------
1999*
Stockholders' equity, January 1, 1999                      $     247  $ 10,121  $ 10,141  $   (133) $ (1,854) $       911  $ 19,433
Net income plus gains and losses not
  affecting retained earnings:
   Net income                                                                      7,712                                   $  7,712
                                                                                                                           --------
   Gains and losses not affecting retained
     earnings (net of tax):
      Foreign currency translation adjustments
        (net of tax expense of $180)                                                                                 (549)     (549)
      Minimum pension liability adjustment                                                                              3         3
      Net unrealized gains on marketable
        securities (net of tax expense of $456)                                                                       796       796
                                                                                                                           --------
   Total gains and losses not affecting
     retained earnings                                                                                                          250
                                                                                                                           --------
Subtotal: Net income plus gains and
  losses not affecting retained earnings                                                                                   $  7,962
                                                                                                                           ========
Cash dividends declared--common stock                                               (859)                                      (859)
Cash dividends declared--preferred stock                                             (20)                                       (20)
Common stock issued under employee
  plans (22,927,141 shares)                                                741        (1)                                       740
Purchases (6,418,975 shares) and sales (6,606,223 shares)
  of treasury stock under employee plans--net                                        (95)      (50)                            (145)
Other treasury shares purchased, not retired
  (70,711,971 shares)                                                                       (7,192)                          (7,192)
Fair value adjustment of employee benefits trust                           318                          (308)                    10
Increase due to shares issued by subsidiary                                 37                                                   37
Tax effect--stock transactions                                             545                                                  545
-----------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity, December 31, 1999                    $     247  $ 11,762  $ 16,878  $ (7,375) $ (2,162) $     1,161  $ 20,511
-----------------------------------------------------------------------------------------------------------------------------------
2000*
Net income plus gains and losses not
  affecting retained earnings:
   Net income                                                                      8,093                                   $  8,093
                                                                                                                           --------
   Gains and losses not affecting retained
     earnings (net of tax):
      Foreign currency translation adjustments
        (net of tax expense of $289)                                                                                 (538)     (538)
      Minimum pension liability adjustment                                                                              7         7
      Net unrealized losses on marketable
        securities (net of tax benefit of $506)                                                                      (925)     (925)
                                                                                                                           --------
   Total gains and losses not affecting
     retained earnings                                                                                                       (1,456)
                                                                                                                           --------
Subtotal: Net income plus gains and
  losses not affecting retained earnings                                                                                   $  6,637
                                                                                                                           ========
Cash dividends declared--common stock                                               (909)                                      (909)
Cash dividends declared--preferred stock                                             (20)                                       (20)
Common stock issued under employee
  plans (17,275,350 shares)                                                615         1                                        616
Purchases (8,799,382 shares) and sales (9,074,212 shares)
  of treasury stock under employee plans--net                                       (259)        6                             (253)
Other treasury shares purchased, not retired
  (58,867,226 shares)                                                                       (6,431)                          (6,431)
Fair value adjustment of employee benefits trust                          (439)                          450                     11
Increase due to shares remaining to be issued
  in acquisition                                                            40                                                   40
Tax effect--stock transactions                                             422                                                  422
-----------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity, December 31, 2000                    $     247  $ 12,400  $ 23,784  $(13,800) $ (1,712) $      (295) $ 20,624
-----------------------------------------------------------------------------------------------------------------------------------

                 Consolidated Statement of Stockholders' Equity

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

                                                                                                              Accumulated
                                                                                                                Gains and
                                                                                                             (Losses) Not
                                                                                                    Employee    Affecting
                                                           Preferred    Common  Retained  Treasury  Benefits     Retained
(dollars in millions)                                          Stock     Stock  Earnings     Stock     Trust     Earnings     Total
-----------------------------------------------------------------------------------------------------------------------------------
2001
Stockholders' equity, December 31, 2000                    $     247  $ 12,400  $ 23,784  $(13,800) $ (1,712) $      (295) $ 20,624
Net income plus gains and losses not
  affecting retained earnings:
   Net income                                                                      7,723                                   $  7,723
                                                                                                                           --------
   Gains and losses not affecting retained
     earnings (net of tax):
      Cumulative effect of adoption of SFAS No.
        133 on Jan. 1(net of tax expense of $120)                                                                     219       219
      Net unrealized gains on SFAS No. 133
        cash flow hedge derivatives during 2001
        (net of tax expense of $44)                                                                                    77        77
      Foreign currency translation adjustments
        (net of tax expense of $323)                                                                                 (539)     (539)
      Minimum pension liability adjustment                                                                           (216)     (216)
      Net unrealized gains on marketable
        securities (net of tax expense of $58)                                                                         92        92
                                                                                                                           --------
   Total gains and losses not affecting
     retained earnings                                                                                                         (367)
                                                                                                                           --------
Subtotal: Net income plus gains and
  losses not affecting retained earnings                                                                                    $ 7,356
                                                                                                                           ========
Cash dividends declared--common stock                                               (956)                                      (956)
Cash dividends declared--preferred stock                                             (10)                                       (10)
Preferred stock purchased and
  retired (10,184,043 shares)                                   (247)                 (7)                                      (254)
Common stock issued under employee
  plans (19,572,623 shares)                                                774        (1)                                       773
Purchases (2,237,935 shares) and sales
  (11,801,053 shares) of treasury stock
  under employee plans--net                                                 32      (391)    1,032                              673
Other treasury shares purchased, not retired
  (48,841,196 shares)                                                                       (5,091)                          (5,091)
Dissolution of employee benefits trust
  (20,000,000 shares)                                                      546              (2,255)    1,712                      3
Decrease in shares remaining to be issued
  in acquisition                                                            (6)                                                  (6)
Tax effect--stock transactions                                             502                                                  502
-----------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity, December 31, 2001                    $      --  $ 14,248  $ 30,142  $(20,114) $     --  $      (662) $ 23,614
===================================================================================================================================

*  RECLASSIFIED TO CONFORM WITH 2001 PRESENTATION.

THE ACCOMPANYING NOTES ON PAGES 77 THROUGH 113 ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

                      Consolidated Statement of Cash Flows

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

(dollars in millions)
FOR THE YEAR ENDED DECEMBER 31:                                               2001          2000*         1999*
---------------------------------------------------------------------------------------------------------------
CASH FLOW FROM OPERATING ACTIVITIES FROM CONTINUING OPERATIONS:
Income from continuing operations                                         $  8,146       $  7,874      $  7,359
Adjustments to reconcile net income from continuing operations to cash provided from operating activities:
Depreciation                                                                 3,881          4,224         5,567
Amortization of software                                                       625            482           426
Deferred income taxes                                                          664             44          (724)
Gain on assets sales                                                          (340)          (751)       (4,803)
Write-down of impaired investment assets                                       405             --            --
Other changes that provided/(used) cash:
  Receivables                                                                2,837         (4,692)       (1,788)
  Inventories                                                                  287            (22)          172
  Other assets                                                                (514)          (660)          (96)
  Accounts payable                                                            (918)         2,134           (29)
  Other liabilities                                                         (1,107)           204         2,883
---------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM OPERATING ACTIVITIES FROM CONTINUING OPERATIONS:     13,966          8,837         8,967
---------------------------------------------------------------------------------------------------------------

CASH FLOW FROM INVESTING ACTIVITIES FROM CONTINUING OPERATIONS:
Payments for plant, rental machines and other property                      (5,400)        (5,319)       (5,489)
Proceeds from disposition of plant, rental machines
  and other property                                                         1,149          1,569         1,182
Investment in software                                                        (655)          (565)         (464)
Purchases of marketable securities and other investments                      (778)          (750)       (2,628)
Proceeds from marketable securities and other investments                      738          1,393         2,616
Proceeds from sale of the Global Network                                        --             --         4,880
Acquisitions                                                                  (916)          (329)       (1,321)
---------------------------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES FROM CONTINUING OPERATIONS            (5,862)        (4,001)       (1,224)
---------------------------------------------------------------------------------------------------------------

CASH FLOW FROM FINANCING ACTIVITIES FROM CONTINUING OPERATIONS:
Proceeds from new debt                                                       4,535          9,604         6,133
Short-term borrowings/(repayments) less than 90 days--net                    2,926         (1,400)          276
Payments to settle debt                                                     (7,898)        (7,561)       (7,510)
Preferred stock transactions--net                                             (254)            --            --
Common stock transactions--net                                              (3,652)        (6,073)       (6,645)
Cash dividends paid                                                           (966)          (929)         (879)
---------------------------------------------------------------------------------------------------------------
NET CASH USED IN FINANCING ACTIVITIES FROM CONTINUING OPERATIONS            (5,309)        (6,359)       (8,625)
---------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and cash equivalents                   (83)          (147)         (149)
Net cash provided by discontinued operations                                    55            190           699
---------------------------------------------------------------------------------------------------------------
Net change in cash and cash equivalents                                      2,767         (1,480)         (332)
Cash and cash equivalents at January 1                                       3,563          5,043         5,375
---------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT DECEMBER 31                                  $  6,330       $  3,563      $  5,043
===============================================================================================================

SUPPLEMENTAL DATA:
Cash paid during the year for the total company:
Income taxes                                                              $  2,279       $  2,697      $  1,904
Interest                                                                  $  1,247       $  1,447      $  1,574
===============================================================================================================

*  RECLASSIFIED TO CONFORM WITH 2001 PRESENTATION.
   THE ACCOMPANYING NOTES ON PAGES 77 THROUGH 113 ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

                   Notes to Consolidated Financial Statements

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

a  Significant Accounting Policies

BASIS OF PRESENTATION

On June 3, 2002, the company signed an agreement with Hitachi, Ltd. to sell the company's Hard Disk Drive (HDD) business (See note w, "Discontinued Operations," on page 110). The HDD business was part of the company's Technology external reporting segment. The HDD business is accounted for as a discontinued operation under generally accepted accounting principles (GAAP) and therefore, the HDD results of operations and cash flows have been removed from the company's results of continuing operations and cash flows for all periods presented in this document. The financial results reported as discontinued operations include the external original equipment manufacturer (OEM) hard disk drive business and charges related to hard disk drives used in the company's e-server and e-storage products that were reported in the Technology segment. The discontinued operations results do not reflect hard disk drive shipments to IBM internal customers.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of International Business Machines Corporation and its controlled subsidiary companies, which in general are majority owned. Investments in business entities in which the company does not have control, but has the ability to exercise significant influence over operating and financial policies (generally 20-50 percent ownership), are accounted for by the equity method. Other investments are accounted for by the cost method. The accounting policy for other investments in securities is described on page 80 within Marketable Securities.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts that are reported in the consolidated financial statements and accompanying disclosures. Although these estimates are based on management's best knowledge of current events and actions that the company may undertake in the future, actual results may be different from the estimates.

REVENUE

The company recognizes revenue when it is realized or realizable and earned. The company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement, the product has been shipped or the services have been provided to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. The company reduces revenue for estimated customer returns and other allowances. In addition to the aforementioned general policy, the following are the specific revenue recognition policies for each major category of revenue and for multiple element arrangements.

SERVICES

The terms of service contracts generally range from less than one year up to ten years. Revenue from time and material service contracts is recognized as the services are provided. Revenue from Strategic Outsourcing Service contracts reflects the extent of actual services delivered in the period in accordance with the terms of the contract. Revenue from Business Innovation Services (BIS) contracts requiring the delivery of unique products and/or services is recognized using the percentage-of-completion (POC) method of accounting. In using the POC method, the company records revenue by reference to the costs incurred to date and the estimated costs remaining to fulfill the contracts. Provisions for losses are recognized during the period in which the loss first becomes apparent. Revenue from maintenance is recognized over the contractual period or as the services are performed.

   In some of the company's services contracts, the company bills the customer prior to performing the service. This situation gives rise to deferred income of $2.4 billion and $2.5 billion at December 31, 2001 and 2000, respectively, included in Deferred income on the Consolidated Statement of Financial Position. In other services contracts, the company performs the service prior to billing the customer. This situation gives rise to unbilled accounts receivable of $1.3 billion and $1.2 billion at December 31, 2001 and 2000, respectively, included in Notes and accounts receivable - trade on the Consolidated Statement of Financial Position. In these circumstances, billings usually occur shortly after the company performs the services and can range up to six months later. Unbilled receivables are expected to be billed and collected within nine months.

HARDWARE

Revenue from hardware sales or sales-type leases is recognized when the product is shipped to the customer and there are no unfulfilled company obligations that affect the customer's final acceptance of the arrangement. Any cost of these obligations is accrued when the corresponding revenue is recognized. Revenue from rentals and operating leases is recognized monthly as the fees accrue.

SOFTWARE

Revenue from one-time charge licensed software is recognized at the inception of the license term. Revenue from monthly software licenses is recognized ratably over the license term. Revenue from maintenance, unspecified upgrades and tech-

                   Notes to Consolidated Financial Statements

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

nical support is recognized over the period such items are delivered. See "Multiple Element Arrangements" below for further information.

FINANCING

Revenue from financing is recognized at level rates of return over the term of the lease or receivable.

MULTIPLE ELEMENT ARRANGEMENTS

The company enters into transactions that include multiple element arrangements, which may include any combination of hardware, services or software. These arrangements and stand-alone software arrangements may also involve any combination of software maintenance, software technical support or unspecified software upgrades. When some elements are delivered prior to others in an arrangement, revenue is deferred until the delivery of the last element unless there is all of the following:

- Vendor specific objective evidence of fair value (VSOE) of the undelivered elements.

- The functionality of the delivered elements is not dependent on the undelivered elements.

- Delivery of the delivered element represents the culmination of the earnings process.

VSOE is the price charged by the company to an external customer for the same element when such element is sold separately.

EXPENSE AND OTHER INCOME

SELLING, GENERAL AND ADMINISTRATIVE

Selling, general and administrative (SG&A) expense is charged to income as incurred. Expenses of promoting and selling products are classified as selling expense and include such items as advertising, sales commissions and travel. General and administrative expense includes such items as officers' salaries, office supplies, non income taxes, insurance and office rental. In addition, general and administrative expense includes other operating items such as a provision for doubtful accounts, workforce accruals for contractually obligated payments to employees terminated in the ongoing course of business, amortization of intangible assets and environmental remediation costs. The cost of internal environmental protection programs that are preventive in nature are expensed as incurred. The company accrues for all known environmental liabilities when it becomes probable that the company will incur cleanup costs and those costs can be reasonably estimated. In addition, estimated environmental costs that are associated with post-closure activities (for example, the removal and restoration of chemical storage facilities and monitoring) are accrued when the decision is made to close a facility.

RESEARCH, DEVELOPMENT AND ENGINEERING

Research, development and engineering costs are expensed as incurred.

INTELLECTUAL PROPERTY AND CUSTOM DEVELOPMENT INCOME

As part of the company's ongoing business model, the company licenses and sells the rights to certain of its intellectual property including internally developed patents, trade secrets and technological know-how. Certain transfers of intellectual property to third parties are licensing/royalty fee based and other transfers are transaction-based sales and other transfers. Licensing/royalty-based fees involve transfers in which the company earns the income over time or the amount of income is not fixed and determinable until the licensee sells future related products (i.e., variable royalty based upon licensee's revenue). Sales and other transfers typically include transfers of intellectual property whereby the company has fulfilled its obligations and the fee received is fixed and determinable. The company also earns income from certain custom development projects for specific customers. The company records the income from these projects when the fee is earned, is not refundable, and is not dependent upon the success of the project.

OTHER INCOME AND EXPENSE

Other income and expense includes interest income (other than from the company's Global Financing business transactions), gains and losses from securities and other investments, realized gains and losses from real estate activity, and foreign currency transaction gains and losses.

DEPRECIATION AND AMORTIZATION

Plant, rental machines and other property are carried at cost and depreciated over their estimated useful lives using the straight-line method.

   The estimated useful lives of depreciable properties generally are as follows: buildings, 50 years; building equipment, 20 years; land improvements, 20 years; plant, laboratory and office equipment, 2 to 15 years; and computer equipment, 1.5 to 5 years.

   Capitalized software costs incurred or acquired after technological feasibility are amortized over periods up to 3 years. See "Software Costs" section on page 81 for additional information. Other intangible assets are amortized for periods up to 5 years. See "New Standards to be Implemented," on pages 82 and 84 for additional information on goodwill.

RETIREMENT-RELATED BENEFITS

The company accounts for its defined benefit pension plans and its nonpension postretirement benefit plans using actuarial models required by Statement of Financial Accounting Standards (SFAS) No. 87, "Employers' Accounting for Pensions," and SFAS No. 106, "Employers' Accounting for

                   Notes to Consolidated Financial Statements

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

Postretirement Benefits Other Than Pensions," respectively. These models use an attribution approach that generally spreads individual events over the service lives of the employees in the plan. Examples of "events" are plan amendments and changes in actuarial assumptions such as discount rate, rate of compensation increases and mortality. See the next paragraph for information on the expected long-term rate of return on plan assets. The principle underlying the required attribution approach is that employees render service over their service lives on a relatively smooth basis and therefore, the income statement effects of pensions or nonpension postretirement benefit plans are earned in, and should follow, the same pattern.

   One of the principal components of the net periodic pension calculation is the expected long-term rate of return on plan assets. The required use of expected long-term rate of return on plan assets may result in recognized pension income that is greater or less than the actual returns of those plan assets in any given year. Over time, however, the expected long-term returns are designed to approximate the actual long-term returns and therefore result in a pattern of income and expense recognition that more closely matches the pattern of the services provided by the employees. Differences between actual and expected returns are recognized in the net periodic pension calculation over five years.

   The company uses long-term historical actual return information, the mix of investments that comprise plan assets, and future estimates of long-term investment returns by reference to external sources to develop its expected return on plan assets.

   The discount rate assumptions used for pension and nonpension postretirement benefit plan accounting reflects the rates available on high quality fixed-income debt instruments on December 31 of each year. The rate of compensation increase is another significant assumption used in the actuarial model for pension accounting and is determined by the company based upon its long-term plans for such increases. For retiree medical plan accounting, the company reviews external data and its own historical trends for health care costs to determine the health care cost trend rates.

INCOME TAXES

Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences between asset and liability amounts that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. These deferred taxes are measured by applying currently enacted tax laws. Valuation allowances are recognized to reduce the deferred tax assets to the amount that is more likely than not to be realized. In assessing the likelihood of realization, management considers estimates of future taxable income.

TRANSLATION OF NON-U.S. CURRENCY AMOUNTS

Assets and liabilities of non-U.S. subsidiaries that operate in a local currency environment are translated to U.S. dollars at year-end exchange rates. Income and expense items are translated at weighted-average rates of exchange prevailing during the year. Translation adjustments are recorded in Accumulated gains and losses not affecting retained earnings within Stockholders' equity.

   Inventories, Plant, rental machines and other property-net, and other non-monetary assets and liabilities of non-U.S. subsidiaries and branches that operate in U.S. dollars, or whose economic environment is highly inflationary, are translated at approximate exchange rates prevailing when the company acquired the assets or liabilities. All other assets and liabilities are translated at year-end exchange rates. Cost of sales and depreciation are translated at historical exchange rates. All other income and expense items are translated at the weighted-average rates of exchange prevailing during the year. Gains and losses that result from translation are included in net income.

DERIVATIVES

In the normal course of business, the company uses a variety of derivative financial instruments to manage currency exchange rate and interest rate risk. The company does not use derivatives for trading or speculative purposes, nor is it a party to leveraged derivatives.

   All derivatives are recognized on the balance sheet at fair value and are reported in Prepaid expenses and other current assets, Investments and sundry assets, Other accrued expenses and liabilities or Other liabilities in the Consolidated Statement of Financial Position. Classification of each derivative as current or non current is based upon whether the maturity of each instrument is less than or greater than 12 months. To qualify for hedge accounting in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," the company requires that the instruments are effective in reducing the risk exposure that they are designated to hedge. For instruments that are associated with the hedge of an anticipated transaction, hedge effectiveness criteria also require that it be probable that the underlying transaction will occur. Instruments that meet established accounting criteria are formally designated as hedges at the inception of the contract. These criteria demonstrate that the derivative is expected to be highly effective at offsetting changes in fair value of the underlying exposure both at inception of the hedging relationship and on an ongoing basis. The assessment for effectiveness is formally documented at hedge inception and reviewed at least quarterly throughout the designated hedge period.

   The company applies hedge accounting in accordance with SFAS No. 133, whereby the company designates each

                   Notes to Consolidated Financial Statements

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

derivative as a hedge of (1) the fair value of a recognized asset or liability or of an unrecognized firm commitment ("fair value" hedge); (2) the variability of anticipated cash flows of a forecasted transaction or the cash flows to be received or paid related to a recognized asset or liability ("cash flow" hedge); or (3) a hedge of a long-term investment ("net investment" hedge) in a foreign operation. From time to time, however, the company may enter into derivatives that economically hedge certain of its risks, even though hedge accounting does not apply under SFAS No. 133 or is not applied by the company. In these cases, there generally exists a natural hedging relationship in which changes in fair value of the derivative, which are recognized currently in net income, act as an economic offset to changes in the fair value of the underlying hedged item(s).

   Changes in the value of a derivative that is designated as a fair value hedge, along with offsetting changes in fair value of the underlying hedged exposure, are recorded in earnings each period. For hedges of interest rate risk, the fair value adjustments are recorded as adjustments to Interest expense and Cost of Financing in the Consolidated Statement of Earnings. For hedges of currency risk associated with recorded assets or liabilities, derivative fair value adjustments generally are recognized in Other income and expense in the Consolidated Statement of Earnings. Changes in the value of a derivative that is designated as a cash flow hedge are recorded in the Accumulated gains and losses not affecting retained earnings, a component of Stockholders' equity. When net income is affected by the variability of the underlying cash flow, the applicable amount of the gain or loss from the derivative that is deferred in Stockholders' equity is released to net income and reported in Interest expense, Cost, or SG&A expense or Other income and expense in the Consolidated Statement of Earnings based on the nature of the underlying cash flow hedged. Effectiveness for net investment hedging derivatives is measured on a spot to spot basis. The effective portion of changes in the fair value of derivatives and other non derivative risk management instruments designated as net investment hedges are recorded as foreign currency translation adjustments in the Accumulated gains and losses not affecting retained earnings section of Stockholders' equity. Changes in the fair value of the portion of a net investment hedging derivative excluded from the effectiveness assessment are recorded in Interest expense.

   When the underlying hedged item ceases to exist, all changes in the fair value of the instrument are included in net income each period until the instrument matures. When the underlying transaction ceases to exist, a hedged asset or liability is no longer adjusted for changes in its fair value. Derivatives that are not designated as hedges, as well as changes in the value of derivatives that do not offset the underlying hedged item throughout the designated hedge period (collectively, "ineffectiveness"), are recorded in net income each period and generally are reported in Other income and expense. Refer to note k, "Derivatives and Hedging Transactions," on pages 88 through 90 for a description of the major risk management programs and classes of financial instruments used by the company.

FINANCIAL INSTRUMENTS

In determining fair value of its financial instruments, the company uses a variety of methods and assumptions that are based on market conditions and risks existing at each balance sheet date. For the majority of financial instruments including most derivatives, long-term investments and long-term debt, standard market conventions and techniques such as discounted cash flow analysis, option pricing models, replacement cost and termination cost are used to determine fair value. Dealer quotes are used for the remaining financial instruments. All methods of assessing fair value result in a general approximation of value, and such value may never actually be realized.

CASH EQUIVALENTS

All highly liquid investments with a maturity of three months or less at date of purchase are carried at fair value and considered to be cash equivalents.

MARKETABLE SECURITIES

Marketable securities included in Current assets represent securities with a maturity of less than one year. The company also has Marketable securities, including non equity method alliance investments, with a maturity of more than one year. These non current investments are included in Investments and sundry assets. The company's Marketable securities, including certain non equity method alliance investments, are considered available for sale and are reported at fair value with changes in unrealized gains and losses, net of applicable taxes, recorded in Accumulated gains and losses not affecting retained earnings within Stockholders' equity. Realized gains and losses are calculated based on the specific identification method. Other than temporary declines in market value from original cost are charged to Other income and expense in the period in which the loss occurs. In determining whether an other than temporary decline in the market value has occurred, the company considers the duration that and extent to which market value is below original cost. Realized gains and losses and other than temporary declines in market value from original cost are included in Other income and expense in the Consolidated Statement of Earnings. All other investment securities not described above or in the "Principles of Consolidation" on page 77, primarily non-publicly traded equity securities, are accounted for using the cost method.

                   Notes to Consolidated Financial Statements

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

INVENTORIES

Raw materials, work in process and finished goods are stated at the lower of average cost or net realizable value.

CUSTOMER LOAN RECEIVABLES

Global Financing is one of many sources of funding from which customers can choose. Customer loan receivables, net of allowances, comprise almost entirely loans made by the company's Global Financing segment, primarily to finance the purchase of the company's services and software. Separate contractual relationships on these financing agreements are generally for terms ranging from one to three years requiring straight-line payments over the term. These agreements do not represent extended payment terms. Each financing contract is priced independently at competitive market rates. An allowance for loan losses is established with a corresponding charge to SG&A expense based upon management's historical collection experience, prevailing economic conditions, the present value of estimated future cash flows, the estimated value of underlying collateral, and specific situations that may affect a customer's ability to repay.

ESTIMATED RESIDUAL VALUES OF LEASE ASSETS

The recorded residual values of the company's lease assets are estimated at the inception of the lease to be the expected fair market value of the assets at the end of the lease term. On a quarterly basis, the company reassesses the realizable value of its lease residual values. In accordance with generally accepted accounting principles, anticipated increases in specific future residual values are not recognized before realization. Anticipated decreases in specific future residual values that are considered to be other than temporary are recognized immediately.

SOFTWARE COSTS

Costs that are related to the conceptual formulation and design of licensed programs are expensed as research and development. Also, for licensed programs, the company capitalizes costs that are incurred to produce the finished product after technological feasibility is established. The annual amortization of the capitalized amounts is performed using the straight-line method, and is applied over periods ranging up to three years. The company performs periodic reviews to ensure that unamortized program costs remain recoverable from future revenue. Costs to support or service licensed programs are expensed as the costs are incurred.

   The company capitalizes certain costs that are incurred to purchase or to create and implement internal use computer software, which include software coding, installation, testing and data conversion. Capitalized costs are amortized on a straight-line basis over two years.

COMMON STOCK

Common stock refers to the $.20 par value capital stock as designated in the company's Certificate of Incorporation. Treasury stock is accounted for using the cost method. When treasury stock is reissued, the value is computed and recorded using a weighted-average basis.

EARNINGS PER SHARE OF COMMON STOCK

Earnings per share of common stock--basic is computed by dividing Net income applicable to common stockholders by the weighted-average number of common shares outstanding for the period. Earnings per share of common stock--assuming dilution reflects the maximum potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and would then share in the net income of the company. See note r, "Earnings Per Share of Common Stock," on page 97 for additional information.

RECLASSIFICATIONS

The company is accounting for the agreement to sell its HDD business as a discontinued operation as required by GAAP. Therefore, the HDD results of operations and cash flows have been removed from the company's results of continuing operations and cash flows. See "Basis of Presentation" in note a, "Significant Accounting Policies," on page 77 and note w,"Discontinued Operations" on page 110 for further discussion.

   Effective January 1, 2001, interest expense is presented in Cost of Global Financing in the Consolidated Statement of Earnings if the related external borrowings to support the Global Financing business were issued by either the company or its Global Financing units. In prior years, the Cost of Global Financing caption only included interest related to direct external borrowings of the Global Financing units. Prior periods were reclassified to conform with the current year presentation. This change was described and disclosed in the company's 2001 first quarter report on Form 10-Q.

   The company also removed the impact of intellectual property income, gains and losses on sales and other than temporary declines in market value of certain investments, realized gains and losses on certain real estate activity and foreign currency transaction gains and losses from the SG&A caption on the Consolidated Statement of Earnings. Custom development income was also removed from the Research, development and engineering caption on the Consolidated Statement of Earnings. Intellectual property and custom development income are now recorded in a separate caption in the Consolidated Statement of Earnings. The other items listed above are now recorded as part of Other income and expense. Prior periods were reclassified to conform with the current year presentation.

                   Notes to Consolidated Financial Statements

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

b  Accounting Changes

STANDARDS IMPLEMENTED

The company implemented new accounting standards in 2001, 2000 and 1999. These standards did not have a material effect on the financial position or results of operations of the company.

   On January 1, 2001, the company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments. Specifically, SFAS No. 133 requires an entity to recognize all derivatives as either assets or liabilities in the Statement of Financial Position and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either stockholders' equity or net income depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity. As of January 1, 2001, the adoption of the new standard resulted in a cumulative effect net-of-tax increase of $219 million to Accumulated gains or losses not affecting retained earnings in the Stockholders' equity section of the Consolidated Statement of Financial Position and a cumulative effect net-of-tax charge of $6 million included in Other income and expense in the Consolidated Statement of Earnings.

   Effective January 1, 2001, the company adopted SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--a replacement of SFAS No. 125." This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities and revises the accounting standards for securitizations and transfers of financial assets and collateral. The adoption did not have a material effect on the company's results of operations and financial position. The standard also requires new disclosures which were not applicable to the company.

   Pursuant to the Securities and Exchange Commission's Staff Accounting Bulletin (SAB) No. 102, "Selected Loan Loss Allowance Methodology and Documentation Issues," the company has reviewed its policies related to methodologies for the determination of, and documentation in support of its allowance for loan losses and the provision for loan losses in its Global Financing segment. The company's methodology and documentation policies are consistent with the views expressed within SAB 102. See "Customer Loans Receivable," on page 81 for a description of the company's policies for customer loans receivable.

   In 2000, the Financial Accounting Standards Board (FASB) issued Interpretation (FIN) No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an interpretation of Accounting Principles Board Opinion No. 25." The requirements of FIN No. 44 are either not applicable to the company or are already consistent with the company's existing accounting policies.

   Effective July 1, 2000, the company adopted Emerging Issues Task Force
(EITF) Issue No. 00-2, "Accounting for Web Site Development Costs." As a result, the company changed its accounting policies to capitalize certain phases of Web site development costs that were previously expensed as incurred. The company amortizes these amounts on a straight-line basis over two years.

   Pursuant to the Securities and Exchange Commission's SAB No. 101, "Revenue Recognition in Financial Statements," the company has reviewed its accounting policies for the recognition of revenue. SAB No. 101 was required to be implemented in fourth quarter 2000. SAB No. 101 provides guidance on applying generally accepted accounting principles to revenue recognition in financial statements. The company's policies for revenue recognition are consistent with the views expressed within SAB No. 101. See "Revenue," on page 77 for a description of the company's policies for revenue recognition.

   Effective January 1, 1999, the company adopted American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The SOP requires a company to capitalize certain costs that are incurred to purchase or to create and implement internal-use computer software. See "Software Costs" on page 81 for a description of the company's policies for internal-use software.

NEW STANDARDS TO BE IMPLEMENTED

In July 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Intangible Assets." SFAS No. 141 requires the use of the purchase method of accounting for business combinations and prohibits the use of the pooling of interests method. Under the previous rules, the company used the purchase method of accounting. SFAS No. 141 also refines the definition of intangible assets acquired in a purchase business combination. As a result, the purchase price allocation of future business combinations may be different than the allocation that would have resulted under the old rules. Business combinations must be accounted for using SFAS No. 141 effective July 1, 2001.

   SFAS No. 142 eliminates the amortization of goodwill, requires annual impairment testing of goodwill and introduces the concept of indefinite life intangible assets. It was adopted on January 1, 2002. The new rules also prohibit the amortization of goodwill associated with business combinations that closed after June 30, 2001.

                   Notes to Consolidated Financial Statements

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

   These new requirements will impact future period net income by an amount equal to the discontinued goodwill amortization offset by goodwill impairment charges, if any, and adjusted for any differences between the old and new rules for defining intangible assets on future business combinations. An initial impairment test must be performed in 2002 as of January 1, 2002. The company completed this initial transition impairment test and determined that its goodwill is not impaired.

   The following table presents previously recorded income from continuing operations and net income adjusted to exclude goodwill amortization, which is no longer recorded under SFAS No. 142 effective January 1, 2002.

(dollars in millions except per share amounts)
FOR THE YEAR ENDED DECEMBER 31:                       2001        2000         1999
-----------------------------------------------------------------------------------
Reported income from continuing operations       $   8,146    $  7,874     $  7,359
Add: Goodwill amortization net of tax effects          262         436          420
-----------------------------------------------------------------------------------
Adjusted income from continuing operations       $   8,408    $  8,310     $  7,779
===================================================================================
Basic earnings per share from continuing
  operations:
  Reported income from continuing operations     $    4.69    $   4.45     $   4.06
  Goodwill amortization                               0.15        0.25         0.24
-----------------------------------------------------------------------------------
Adjusted basic earnings per share
  from continuing operations                     $    4.85*   $   4.70     $   4.29*
===================================================================================
Diluted earnings per share
  from continuing operations:
  Reported income from
   continuing operations                         $    4.59    $   4.32     $   3.93
  Goodwill amortization                               0.15        0.24         0.22
-----------------------------------------------------------------------------------
Adjusted diluted earnings per share
  from continuing operations                     $    4.74    $   4.56     $   4.15
===================================================================================

Reported net income                              $   7,723    $  8,093     $  7,712
Add: Goodwill amortization
  net of tax effects                                   262         436          420
-----------------------------------------------------------------------------------
Adjusted net income                              $   7,985    $  8,529     $  8,132
===================================================================================
Basic earnings per share:
  Reported net income                            $    4.45    $   4.58     $   4.25
  Goodwill amortization                               0.15        0.25         0.24
-----------------------------------------------------------------------------------
  Adjusted basic earnings
   per share                                     $    4.60    $   4.83     $   4.49
===================================================================================
Diluted earnings per share:
  Reported net income                            $    4.35    $   4.44     $   4.12
  Goodwill amortization                               0.15        0.24         0.22
-----------------------------------------------------------------------------------
  Adjusted diluted earnings
   per share                                     $    4.50    $   4.68     $   4.34
===================================================================================

*  DOES NOT TOTAL DUE TO ROUNDING.

   In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses significant issues relating to the implementation of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and develops a single accounting model, based on the framework established in SFAS No. 121 for long-lived assets to be disposed of by sale, whether such assets are or are not deemed to be a business. SFAS No. 144 also modifies the accounting and disclosure rules for discontinued operations. The standard was adopted on January 1, 2002 and is not expected to have a material impact. The discontinued HDD operations are presented in the financial statements under the new SFAS No. 144 rules.

   In November 2001, the FASB issued EITF Issue No. 01-14, "Income Statement Characterization of Reimbursements Received for `Out of Pocket' Expenses Incurred." This guidance requires companies to recognize the recovery of reimbursable expenses such as travel costs on services contracts as revenue. These costs are not to be netted as a reduction of cost. This guidance was effective January 1, 2002. The company does not expect this guidance to have a material effect on the financial statements due to the company's billing practices. For instance, outside the U.S., almost all of the company's contracts involve fixed billings that are designed to recover all costs, including out-of-pocket costs. Therefore, the "reimbursement" of these costs are already recorded in revenue.

   In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," effective May 15, 2002. SFAS No. 145 eliminates the requirement that gains and losses from the extinguishment of debt be aggregated and classified as an extraordinary item, net of tax, and makes certain other technical corrections. SFAS No. 145 is not expected to have a material effect on the financial statements.

   In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 supersedes EITF No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Associated with a Restructuring)," and requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Such liabilities should be recorded at fair value and updated for any changes in the fair value each period. A notable change from EITF 94-3 involves one-time employee termination costs whereby the employee to be terminated is required to render service between the notification date and

                   Notes to Consolidated Financial Statements

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

the date the employee will be terminated in order to receive any termination benefits. For these situations whereby the required post-notification service period extends beyond the minimum retention period required by local law (e.g., 60 days in the United States), the fair value liability will be amortized over the service period. This change is effective for new exit or disposal activities initiated after December 31, 2002. The impact of SFAS No. 146 on the company's future financial statements will depend upon the timing of and facts underlying any future one-time workforce reduction actions.

   In August 2001, the FASB issued SFAS No. 143,"Accounting for Asset Retirement Obligations." SFAS No. 143 provides accounting and reporting guidance for legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction or normal operation of a long-lived asset. The standard is effective January 1, 2003. The company is reviewing the provisions of this standard. Its adoption is not expected to have a material effect on the financial statements.

c  Acquisitions/Divestitures

ACQUISITIONS

2001

In 2001, the company completed two acquisitions at a cost of approximately $1,082 million.

   The larger was the acquisition of Informix Corporation's database software business. In July, the company agreed to pay $1 billion in cash for the net assets of the business. Under the terms of the purchase, the company has paid $889 million of the purchase price and will pay the remaining amount in 2002. The Informix acquisition provides the company with a database software system for data warehousing, business intelligence and transaction-handling systems that are used by more than 100,000 customers. In addition, the acquisition significantly increased the size of the company's Unix database business. The transaction was completed in the third quarter of 2001 from which time the results of this acquisition were included in the company's consolidated financial statements.

   The allocation of the purchase price for the 2001 acquisitions is presented in the following table in the required SFAS No. 141 format.

                                                 Amortization
(dollars in millions)                         Life (in years)       Informix*           Other
---------------------------------------------------------------------------------------------
Current assets                                                  $         156   $          57
Fixed/long-term assets                                                     41              21
Intangible assets:
  Customer lists                                            5             220              --
  Completed technology                                      3             140              --
  Trademarks                                                2              10              --
  Goodwill                                                                591              25
---------------------------------------------------------------------------------------------
  Total assets acquired                                         $       1,158   $         103
---------------------------------------------------------------------------------------------
Deferred revenue                                                         (101)             (2)
Payables/accrued expenses                                                 (55)            (21)
Total liabilities assumed                                       $        (156)  $         (23)
---------------------------------------------------------------------------------------------
Net assets acquired                                             $       1,002   $          80
=============================================================================================

* DURING THE FOURTH QUARTER, THE COMPANY REVISED THE ESTIMATES ORIGINALLY DISCLOSED IN THE THIRD QUARTER. THESE ADJUSTMENTS RESULTED IN AN ADDITIONAL $40 MILLION OF GOODWILL AND A CORRESPONDING DECREASE TO TANGIBLE NET ASSETS ACQUIRED. THERE WAS NO ADJUSTMENT IN THE PURCHASE PRICE OR IN THE COMPANY'S EARNINGS.

The overall weighted-average life of intangible assets purchased from Informix is 4.2 years. Goodwill of $591 million has been assigned to the Software segment. Almost all of the goodwill is deductible for tax purposes. The primary items that generated this goodwill are the value of the acquired assembled workforce and the synergies between the acquired business and IBM. This transaction occurred after June 30, 2001, and therefore, the acquired goodwill is not subject to amortization.

2000

In 2000, the company completed nine acquisitions at a cost of approximately $511 million.

   The largest acquisition was LGS Group Inc. (LGS). The company acquired all the outstanding stock of LGS in April for $190 million. LGS offers services ranging from application development to information technology (I/T) consulting.

   The following table presents the allocation of the purchase price of the 2000 acquisitions.

(dollars in millions)                                 LGS      Other
--------------------------------------------------------------------
Purchase price                                  $     190   $    321
====================================================================
Tangible net assets                                    31         68
Identifiable intangible assets                         --         36
Goodwill                                              159        220
In-process research and development                    --          9
Deferred tax liabilities related to
  identifiable intangible assets                       --        (12)

                   Notes to Consolidated Financial Statements

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

1999

In 1999, the company completed 17 acquisitions at a cost of approximately $1,551 million. Three of the major acquisitions for the year are detailed in the following discussion.

   On September 24, 1999, the company acquired all of the outstanding capital stock of Sequent Computer Systems, Inc., an acknowledged leader in systems based on NUMA (non-uniform memory access) architecture, for approximately $837 million.

   On September 29, 1999, the company acquired all of the outstanding stock of Mylex Corporation, a leading developer of technology for moving, storing, protecting and managing data in desktop and networked environments, for approximately $259 million.

   On September 27, 1999, the company acquired all the outstanding stock of DASCOM, Inc., an industry leader in Web-based and enterprise-security technology, for approximately $115 million.

   The following table presents the allocation of the purchase price of the 1999 acquisitions.

(dollars in millions)                                    Sequent        Mylex      DASCOM        Other
------------------------------------------------------------------------------------------------------
Purchase price                                        $      837*  $      259   $     115   $      340
======================================================================================================
Tangible net assets/ (liabilities)                           382           67         (17)          45
Identifiable intangible assets                               187           35          13           --
Current technology                                            87           26          19            9
Goodwill                                                     192*         145          92          286
In-process research and development                           85            7          19           --
Deferred tax liabilities related to identifiable
  intangible assets                                          (96)         (21)        (11)          --

* IN 2000, THE TOTAL PURCHASE PRICE AND GOODWILL NUMBERS WERE ADJUSTED PRIMARILY FOR INCREASED STOCK OPTIONS BEING EXERCISED VERSUS BEING CONVERTED TO IBM OPTIONS AND AT A HIGHER GAIN PER OPTION THAN ORIGINALLY ASSUMED.

The company's acquisitions were accounted for as purchase transactions, and accordingly, the assets and liabilities of the acquired entities were recorded at their estimated fair value at the date of acquisition. The effects of these acquisitions on the company's consolidated financial statements were not material. Hence, the company has not provided pro forma financial information as if the companies had combined at the beginning of the current period or the immediately preceding period.

   The tangible net assets comprise primarily cash, accounts receivable, land, buildings and leasehold improvements. The identifiable intangible assets comprise primarily patents, trademarks, customer lists, assembled workforce, employee agreements and leasehold interests. The identifiable intangible assets have been amortized on a straight-line basis, generally not to exceed five years. Except for Informix, goodwill has been amortized over five years. Effective January 1, 2002, any unamortized assembled workforce intangible asset will be reclassified to goodwill and all goodwill will no longer be amortized. See "New Standards to be Implemented" on pages 82 through 84 for a description of the new accounting rules that eliminate the amortization of goodwill.

   In connection with these acquisitions, the company recorded pre-tax charges of $9 million and $111 million for acquired in-process research and development (IPR&D) for 2000 and 1999, respectively. At the date of the acquisitions, the IPR&D projects had not yet reached technological feasibility and had no alternative future uses. The value of the IPR&D reflects the relative value and contribution of the acquired research and development to the company's existing research or product lines.

DIVESTITURES

During 1999, the company completed the sale of its Global Network business to AT&T for $4,991 million. More than 5,300 IBM employees joined AT&T as a result of these sales of operations in 71 countries.

   During 1999, the company recognized a pre-tax gain of $4,057 million ($2,495 million after tax, or $1.33 per diluted common share). The net gain reflects dispositions of plant, rental machines and other property of $410 million, other assets of $182 million and contractual obligations of $342 million. The gain was recorded as a reduction of SG&A expense in the Consolidated Statement of Earnings.

d  Financial Instruments (excluding derivatives)

FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash and cash equivalents, marketable securities, notes and other accounts receivable and other investments are financial assets with carrying values that approximate fair value. Accounts payable, other accrued expenses and liabilities, and short-term and long-term debt are financial liabilities with carrying values that approximate fair value.

                   Notes to Consolidated Financial Statements

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

MARKETABLE SECURITIES*

The following table summarizes the company's marketable securities, all of which are considered available for sale, and alliance investments.

(dollars in millions)                                        Fair Value
                                                      -----------------------
AT DECEMBER 31:                                             2001         2000
-----------------------------------------------------------------------------
Current marketable securities:
Time deposits and other obligations                   $       55   $      153
Non-U.S. government securities and
 other fixed-term obligations                                  8            6
-----------------------------------------------------------------------------
Total                                                 $       63   $      159
=============================================================================

Marketable securities--non-current:**
Time deposits and other obligations                   $      124   $      163
Non-U.S. government securities and
 other fixed-term obligations                                 --            8
-----------------------------------------------------------------------------
Total                                                 $      124   $      171
=============================================================================

Non-equity method alliance
 investments**                                        $      574   $      909
=============================================================================

* GROSS UNREALIZED GAINS (BEFORE TAXES) ON MARKETABLE SECURITIES AND ALLIANCE INVESTMENTS WERE $27 MILLION AND $47 MILLION AT DECEMBER 31, 2001 AND 2000, RESPECTIVELY. GROSS UNREALIZED LOSSES (BEFORE TAXES) ON MARKETABLE SECURITIES AND ALLIANCE INVESTMENTS WERE $4 MILLION AND $175 MILLION AT DECEMBER 31, 2001 AND 2000, RESPECTIVELY. SEE NOTE, "STOCKHOLDERS' EQUITY ACTIVITY," ON PAGES 91 AND 92 FOR ACCUMULATED AND NET CHANGE IN UNREALIZED GAINS AND LOSSES ON MARKETABLE SECURITIES.

** INCLUDED WITHIN INVESTMENTS AND SUNDRY ASSETS IN THE CONSOLIDATED STATEMENT
   OF FINANCIAL POSITION. (SEE NOTE, "INVESTMENTS AND SUNDRY ASSETS," ON PAGE
   87.)

e  Inventories

(dollars in millions)
AT DECEMBER 31:                                             2001         2000
-----------------------------------------------------------------------------
Finished goods                                        $    1,259   $    1,446
Work in process and raw materials                          3,045        3,319
-----------------------------------------------------------------------------
Total                                                 $    4,304   $    4,765
=============================================================================

f  Financing Receivables

The following table includes receivables resulting from leasing activities, installment loans to customers, and commercial financing activities (primarily dealers and syndicated loan activities), arising from the Global Financing business. See note v, "Segment Information," on pages 107 and 108 for information on the total assets of the Global Financing segment, which also include cash, rental machine fixed assets, intercompany amounts and other assets.

(dollars in millions)
AT DECEMBER 31:                                             2001         2000
-----------------------------------------------------------------------------
Short term:
Commercial financing receivables                      $    5,452   $    6,851
Customer loans receivable                                  4,297        4,065
Installment payment receivables                              871        1,221
Net investment in sales-type leases                        6,036        6,568
-----------------------------------------------------------------------------
Total short-term financing
 receivables                                          $   16,656   $   18,705
=============================================================================

Long term:
Commercial financing receivables                      $    1,009   $      779
Customer loans receivable                                  4,041        4,359
Installment payment receivables                              353          574
Net investment in sales-type leases                        6,843        7,596
-----------------------------------------------------------------------------
Total long-term financing receivables                 $   12,246   $   13,308
=============================================================================

Net investment in sales-type leases is for leases that relate principally to IBM equipment and is generally for terms ranging from two to five years. Net investment in sales-type leases includes unguaranteed residual values of approximately $791 million and $785 million at December 31, 2001 and 2000, respectively, and is reflected net of unearned income at those dates of approximately $1,428 million and $1,481 million, respectively. Scheduled maturities of minimum lease payments outstanding at December 31, 2001, expressed as a percentage of the total, are approximately as follows: 2002, 50 percent; 2003, 31 percent; 2004, 14 percent; 2005, 4 percent; and 2006 and beyond, 1 percent.

g  Plant, Rental Machines and Other Property

(dollars in millions)
AT DECEMBER 31:                                             2001         2000
-----------------------------------------------------------------------------
Land and land improvements                            $      859   $      896
Buildings and building improvements                       10,073        9,904
Plant, laboratory and office equipment                    22,369       22,354
-----------------------------------------------------------------------------
                                                          33,301       33,154
Less: Accumulated depreciation                            18,982       18,857
-----------------------------------------------------------------------------
                                                          14,319       14,297
Rental machines                                            5,074        5,301
Less: Accumulated depreciation                             2,889        2,884
-----------------------------------------------------------------------------
                                                           2,185        2,417
-----------------------------------------------------------------------------
Total                                                 $   16,504   $   16,714
=============================================================================

                   Notes to Consolidated Financial Statements

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

h  Investments and Sundry Assets

(dollars in millions)
AT DECEMBER 31:                                             2001         2000
-----------------------------------------------------------------------------
Deferred taxes                                        $    2,395   $    2,968
Prepaid pension assets                                     9,407        6,806
Alliance investments:
 Equity method                                               544          629
 Other                                                       574          909
Goodwill (less accum. amortization)                        1,278          848
Marketable securities--non-current                           124          171
Software                                                     963          782
Other assets                                               1,817        1,334
-----------------------------------------------------------------------------
Total                                                 $   17,102   $   14,447
=============================================================================

i  Sale and Securitization of Receivables

The company periodically sells receivables through the securitization of loans, leases and trade receivables. The company retains servicing rights in the securitized receivables for which it receives a servicing fee. Any gain or loss incurred as a result of such sales is recognized in the period in which the sale occurs.

   During 2001, the company entered into an uncommitted trade receivables securitization facility that allows for the ongoing sale of up to $500 million of trade receivables. This facility was put in place primarily to provide backup liquidity and can be accessed on three days' notice. The company sold $179 million in trade receivables through this facility in 2001. In addition, the company sold $278 million of loan receivables due from state and local government customers through a securitization program established in 1990. No receivables were sold in 2000 under this program. Net gains and losses on these sales were insignificant.

   Total cash proceeds of $460 million were received in 2001 from the sale and securitization of receivables.

   At December 31, 2001, the total balance of assets securitized and under the company's management was $213 million, all of which related to loans receivable. Servicing assets net of servicing liabilities were insignificant.

   The investors in the loans receivable securitizations have recourse to the company via a limited guarantee. At year-end 2001, delinquent amounts from the receivables sold and net credit losses were insignificant.

j  Borrowings

SHORT-TERM DEBT

(dollars in millions)
AT DECEMBER 31:                                             2001         2000
-----------------------------------------------------------------------------
Commercial paper                                      $    4,809   $    3,521
Short-term loans                                           1,564        3,975
Long-term debt:
  Current maturities                                       4,815        2,709
-----------------------------------------------------------------------------
Total                                                 $   11,188   $   10,205
=============================================================================

The weighted-average interest rates for commercial paper at December 31, 2001 and 2000, were 1.9 percent and 6.7 percent, respectively. The weighted-average interest rates for short-term loans at December 31, 2001 and 2000, were 4.0 percent and 2.9 percent, respectively.

LONG-TERM DEBT

(dollars in millions)
AT DECEMBER 31:                          MATURITIES         2001         2000
-----------------------------------------------------------------------------
U.S. Dollars:
Debentures:
6.22%                                          2027   $      500   $      500
6.5%                                           2028          700          700
7.0%                                           2025          600          600
7.0%                                           2045          150          150
7.125%                                         2096          850          850
7.5%                                           2013          550          550
8.375%                                         2019          750          750
Notes: 6.3% average                       2002-2014        2,772        2,933
Medium-term note
 program: 5.4% average                    2002-2014        3,620        4,305
Other: 4.5% average                       2002-2009          828        1,092
-----------------------------------------------------------------------------
                                                          11,320       12,430
Other currencies
 (average interest rate
 at December 31, 2001,
 in parentheses):
Euros (4.4%)                              2002-2009        3,042        3,042
Japanese yen (1.1%)                       2002-2014        4,749        4,845
Canadian dollars (5.8%)                   2002-2011          441          302
Swiss francs (4.0%)                       2002-2003          151          231
Other (6.1%)                              2002-2014          726          275
-----------------------------------------------------------------------------
                                                          20,429       21,125
Less: Net unamortized discount                                47           45
Add: SFAS No. 133 fair
 value adjustment*                                           396           --
-----------------------------------------------------------------------------
                                                          20,778       21,080
Less: Current maturities                                   4,815        2,709
-----------------------------------------------------------------------------
Total                                                 $   15,963   $   18,371
=============================================================================

* IN ACCORDANCE WITH THE REQUIREMENTS OF SFAS NO. 133, THE PORTION OF THE COMPANY'S FIXED RATE DEBT OBLIGATIONS THAT IS HEDGED IS REFLECTED IN THE CONSOLIDATED STATEMENT OF FINANCIAL POSITION AS AN AMOUNT EQUAL TO THE SUM OF THE DEBT'S CARRYING VALUE PLUS A SFAS NO. 133 FAIR VALUE ADJUSTMENT REPRESENTING CHANGES RECORDED IN THE FAIR VALUE OF THE HEDGED DEBT OBLIGATIONS ATTRIBUTABLE TO MOVEMENTS IN MARKET INTEREST RATES.

                   Notes to Consolidated Financial Statements

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

Annual maturities on long-term debt outstanding at December 31, 2001, are as follows:

(dollars in millions)
-----------------------------------------------------------------------------
2002                                                               $    5,186
2003                                                                    3,106
2004                                                                    1,501
2005                                                                    1,904
2006                                                                    2,261
2007 and beyond                                                         6,471
-----------------------------------------------------------------------------

INTEREST ON DEBT

(dollars in millions)                          2001        2000*        1999*
-----------------------------------------------------------------------------
Cost of Global Financing               $        964   $    1,082   $    1,100
Interest expense                                234          344          352
Interest expense--
 discontinued operations                          4            3           --
Interest capitalized                             33           20           23
-----------------------------------------------------------------------------
Total interest paid
 and accrued                           $      1,235   $    1,449   $    1,475
=============================================================================

*  RECLASSIFIED TO CONFORM WITH 2001 PRESENTATION.

Refer to the table on page 108 and related discussion on page 107 in note v, "Segment Information," for the total interest expense of the Global Financing segment. See note k, "Derivative and Hedging Transactions," on pages 88 through 90 for a discussion of the use of currency and interest rate swaps in the company's debt risk management program.

LINES OF CREDIT

Effective May 31, 2001, the company replaced its $10 billion committed global credit facility, which was due to expire in February 2002, with two global credit facilities totaling $12.0 billion in committed credit lines, including an $8.0 billion five-year facility and a $4.0 billion 364-day facility. The company's other lines of credit, most of which were uncommitted, totaled $6,860 million and $7,646 million, respectively, at December 31, 2001 and 2000. Interest rates and other terms of borrowing under these lines of credit vary from country to country, depending on local market conditions.

(dollars in millions)
AT DECEMBER 31:                                             2001         2000
-----------------------------------------------------------------------------
Unused lines
 From the committed global credit facility            $   11,383   $    9,103
 From other committed and uncommitted lines                4,738        5,111
-----------------------------------------------------------------------------
Total unused lines of credit                          $   16,121   $   14,214
=============================================================================

k  Derivatives and Hedging Transactions

DERIVATIVES AND HEDGING

The company operates in approximately 35 functional currencies and is a significant lender and a borrower in the global markets. In the normal course of business, the company is exposed to the impact of interest rate changes and foreign currency fluctuations. The company limits these risks by following established risk management policies and procedures including use of derivatives and, where cost-effective, financing with debt in the currencies in which assets are denominated. For interest rate exposures, derivatives are used to align rate movements between the interest rates associated with the company's lease and other financial assets and the interest rates associated with its financing debt. Derivatives are also used to manage the related cost of debt. For currency exposures, derivatives are used to limit the effects of foreign exchange rate fluctuations on financial results.

   The company does not use derivatives for trading or speculative purposes, nor is it a party to leveraged derivatives. Further, the company has a policy of only entering into contracts with carefully selected major financial institutions based upon their credit ratings and other factors and maintains strict dollar and term limits that correspond to the institution's credit rating. When viewed in conjunction with the underlying and offsetting exposure that the derivatives are designed to hedge, the company has not sustained a material loss from these instruments.

   In its hedging programs, the company employs the use of forward contracts, interest rate and currency swaps, options, caps, floors or a combination thereof depending upon the underlying exposure.

A brief description of the major hedging programs follows:

DEBT RISK MANAGEMENT

The company issues debt on the global capital markets, principally to fund its financing lease and loan portfolio. Access to cost-effective financing can result in interest rate and/or currency mismatches with the underlying assets. To manage these mismatches and to reduce overall interest cost, the company primarily uses interest-rate and currency instruments, principally swaps, to convert specific fixed-rate debt issuances into variable-rate debt (i.e., fair value hedges) and to convert specific variable-rate debt and anticipated commercial paper issuances to fixed rate (i.e., cash flow hedges). The resulting cost of funds is lower than that which would have been available if debt with matching characteristics was issued directly. The weighted-average remaining maturity of all swaps in the debt risk management program is approximately four years.

                   Notes to Consolidated Financial Statements

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

LONG TERM INVESTMENTS IN FOREIGN SUBSIDIARIES
("NET-INVESTMENT")

A significant portion of the company's foreign currency denominated debt portfolio is designated as a hedge to reduce the volatility in stockholders' equity caused by changes in foreign currency exchange rates in the functional currency of major foreign subsidiaries with respect to the U.S. dollar. The company also uses currency swaps and foreign exchange forward contracts for this risk management purpose. The currency effects of these hedges (approximately $506 million for the current period, net of tax) are reflected as a credit in the Accumulated gains and losses not affecting retained earnings section of the Consolidated Statement of Stockholders' Equity, thereby offsetting a portion of the translation of the applicable foreign subsidiaries' net assets.

ANTICIPATED ROYALTIES AND COST TRANSACTIONS

The company's operations generate significant non functional currency third party vendor payments and intercompany payments for royalties and goods and services among the company's non-U.S. subsidiaries and with the parent company. In anticipation of these foreign currency cash flows and in view of the volatility of the currency markets, the company selectively employs foreign exchange forward and option contracts to manage its currency risk. At December 31, 2001, the maximum remaining maturity of these derivative instruments was less than 24 months, commensurate with the underlying hedged anticipated cash flows. The effective portion of the gain or loss of these contracts is reported in net income when the underlying transactions occur. Classification of derivative gains and losses in the Consolidated Statement of Earnings is consistent with the recognition of the specific underlying transactions hedged.

SUBSIDIARY CASH AND FOREIGN CURRENCY
ASSET/LIABILITY MANAGEMENT

The company uses its Global Treasury Centers to manage the cash of its subsidiaries. These centers principally use currency swaps to convert cash flows in a cost-effective manner. In addition, the company uses foreign exchange forward contracts to hedge, on a net basis, the foreign currency exposure of a portion of the company's non functional currency assets and liabilities. The terms of these forward and swap contracts are generally less than one year. The changes in fair value from these contracts and from the underlying hedged exposures are generally offsetting and are recorded in Other income and expense in the Consolidated Statement of Earnings.

EQUITY RISK MANAGEMENT

The company is exposed to certain equity price changes related to certain obligations to employees. These equity exposures are primarily related to market value movements in certain broad equity market indices and in the company's own stock. Changes in the overall value of this employee compensation obligation are recorded in SG&A expense in the Consolidated Statement of Earnings. Although not designated as accounting hedges, the company utilizes equity derivatives, including equity swaps and futures to economically hedge the equity exposures relating to this employee compensation obligation. To match the exposures relating to this employee compensation obligation, these derivatives are linked to the total return of certain broad equity market indices and/or the total return of the company's common stock. These derivatives are recorded at fair value with gains or losses also reported in SG&A expense in the Consolidated Statement of Earnings.

OTHER DERIVATIVES

The company holds warrants in connection with certain investments that, although not designated as hedging instruments, are deemed derivatives since they contain net share settlement clauses. During the year, the company recorded the change in the fair value of these warrants in net income.

   The following table summarizes the net fair value of the company's derivative and other risk management instruments at December 31, 2001, included in the Consolidated Statement of Financial Position.

                   Notes to Consolidated Financial Statements

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

RISK MANAGEMENT PROGRAM

                                                                                       Hedge Designation
                                                                           ---------------------------------------
                                                                                                               Net     Non-Hedge/
(dollars in millions)                                                      Fair Value     Cash Flow     Investment          Other
---------------------------------------------------------------------------------------------------------------------------------
Derivatives:
 Debt risk management                                                      $      301     $     (26)    $       --     $      (13)
 Long-term investments in foreign subsidiaries ("net investments")                                              92
 Anticipated royalties and cost transactions                                                    375
 Subsidiary cash and foreign currency asset/liability management                                                               16
 Equity risk management                                                                                                        22
 All other                                                                                                                      3
---------------------------------------------------------------------------------------------------------------------------------
Total derivatives                                                          $      301(1)  $     349(2)  $       92(3)  $       28(4)
Debt:
 Long-term investments in foreign subsidiaries ("net investments")                 --            --         (5,519)*           --
---------------------------------------------------------------------------------------------------------------------------------

Total                                                                      $      301     $     349     $   (5,427)    $       28
=================================================================================================================================

* REPRESENTS FAIR VALUE OF FOREIGN DENOMINATED DEBT ISSUANCES FORMALLY DESIGNATED AS A HEDGE OF NET INVESTMENT.
(1) COMPRISES ASSETS OF $301 MILLION.
(2) COMPRISES ASSETS OF $383 MILLION AND LIABILITIES OF $34 MILLION.
(3) COMPRISES ASSETS OF $92 MILLION.
(4) COMPRISES ASSETS OF $60 MILLION AND LIABILITIES OF $32 MILLION.

ACCUMULATED DERIVATIVE GAINS OR LOSSES

As illustrated, the company makes extensive use of cash flow hedges, principally in the anticipated royalties and cost transactions risk management program. In connection with the company's cash flow hedges, it has recorded approximately $296 million of net gains in Accumulated gains and losses not affecting retained earnings as of December 31, 2001, net of tax, of which approximately $276 million is expected to be reclassified to net income within the next year to provide an economic offset to the impact of the underlying anticipated cash flows hedged.

   The following table summarizes activity in the Accumulated gains and losses not affecting retained earnings section of the Consolidated Statement of Stockholders' Equity related to all derivatives classified as cash flow hedges held by the company during the period January 1, 2001 (the date of the company's adoption of SFAS No. 133) through December 31, 2001:

                                                                          Debit/
(dollars in millions, net of tax)                                       (Credit)
--------------------------------------------------------------------------------
Cumulative effect of adoption of SFAS No. 133 as of January 1, 2001     $   (219)
Net gains reclassified into earnings from equity                             379
Changes in fair value of derivatives                                        (456)
--------------------------------------------------------------------------------
Accumulated derivative gain included in Accumulated gains and
 losses not affecting retained earnings as of December 31, 2001         $   (296)
--------------------------------------------------------------------------------

As of December 31, 2001, there were no significant gains or losses on derivative transactions or portions thereof that were either ineffective as hedges, excluded from the assessment of hedge effectiveness, or associated with an underlying exposure that did not occur; nor are there any anticipated in the normal course of business.

l  Other Liabilities

(dollars in millions)
AT DECEMBER 31:                                             2001         2000
-----------------------------------------------------------------------------
Retirement and nonpension
 postretirement benefits--
 U.S. and non-U.S. employees                          $    8,044   $    7,128
Deferred income taxes                                      1,593        1,623
Deferred income                                            1,145        1,266
Executive compensation accruals                              868          769
Restructuring actions                                        589          854
Postemployment/
  preretirement liability                                    493          585
Environmental accruals                                       215          226
Other                                                        670          497
-----------------------------------------------------------------------------
Total                                                 $   13,617   $   12,948
=============================================================================

The company has taken actions, including workforce rebalancing actions, each year to improve productivity and competitive position. Contractually obligated future payments associated with these ongoing activities are recorded in postemployment/preretirement liabilities. Prior to 1994 and in 1999, the company took significant actions including

                   Notes to Consolidated Financial Statements

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

significant workforce reductions. The non current liabilities relating to these actions are included in restructuring actions in the table on page 90. See note q, "1999 Actions," on pages 95 through 97 for more information regarding the 1999 actions. The reconciliation of the December 31, 2000 to 2001, balances of the current and non current liabilities for restructuring actions are presented below. The current liabilities presented in the table are included in Other accrued expenses and liabilities in the Consolidated Statement of Financial Position.

                                Dec. 31,                                Dec. 31,
                                    2000                      Other         2001
(dollars in millions)            Balance     Payments   Adjustments      Balance
--------------------------------------------------------------------------------
Current:
Workforce                     $      148   $      128   $        67   $       87
Space                                 91           86            60           65
--------------------------------------------------------------------------------
Total                         $      239   $      214   $       127   $      152
================================================================================

Non current:
Workforce                     $      470   $       --   $       (85)  $      385
Space                                384           --          (180)         204
--------------------------------------------------------------------------------
Total                         $      854   $       --   $      (265)  $      589
================================================================================

The workforce accruals relate to terminated employees who are no longer working for the company, but who were granted annual payments to supplement their state pensions in certain countries. These contractually required payments will continue until the former employee dies.

   The space accruals are for ongoing obligations to pay rent for vacant space that could not be sublet or space that was sublet at rates lower than the committed lease arrangement. The length of these obligations varies by lease with the longest extending through 2012.

   The Other adjustments column in the table above includes the reclassification of non current to current and translation adjustments. In addition, the company adjusted its vacant space accrual by $110 million. This adjustment is recorded as part of the real estate activity included in Other income and expense and is offset by a decline in real estate gains in 2001. Refer to "Other Income and Expenses," on page 94 for additional information on the company's net gains from real estate activity. The adjustment was made as a result of the company's periodic reassessment of the remaining accrual.

   The company employs extensive internal environmental protection programs that primarily are preventive in nature. The company also participates in environmental assessments and cleanups at a number of locations, including operating facilities, previously owned facilities and Superfund sites.

   The total amounts accrued for environmental liabilities, including amounts classified as current in the Consolidated Statement of Financial Position, that do not reflect actual or anticipated insurance recoveries, were $238 million and $248 million at December 31, 2001 and 2000, respectively.

   Estimated environmental costs are not expected to materially affect the financial position or results of the company's operations in future periods. However, estimates of future costs are subject to change due to protracted cleanup periods and changing environmental remediation regulations.

m  Stockholders' Equity Activity

STOCK REPURCHASES

From time to time, the Board of Directors authorizes the company to repurchase IBM common stock. The company repurchased 50,764,698 common shares at a cost of $5.3 billion and 61,041,820 common shares at a cost of $6.7 billion in 2001 and 2000, respectively. In 2001 and 2000, the company issued 1,923,502 and 2,174,594 treasury shares, respectively, as a result of exercises of stock options by employees of certain recently acquired businesses and by non-U.S. employees. At December 31, 2001, approximately $4.6 billion of Board authorized repurchases remained. The company plans to purchase shares on the open market from time to time, depending on market conditions. The company also repurchased 314,433 common shares at a cost of $31 million and 249,288 common shares at a cost of $27 million in 2001 and 2000, respectively, as part of other stock compensation plans.

   In 1995, the Board of Directors authorized the company to repurchase all of its outstanding Series A 7-1/2 percent callable preferred stock. On May 18, 2001, the company announced it would redeem all outstanding shares of its Series A 7-1/2 percent callable preferred stock, represented by the outstanding depositary shares (10,184,043 shares). The depositary shares represent ownership of one-fourth of a share of preferred stock. Depositary shares were redeemed as of July 3, 2001, the redemption date, for cash at a redemption price of $25 plus accrued and unpaid dividends to the redemption date for each depositary share. Dividends on preferred stock, represented by the depositary shares, ceased to accrue on the redemption date. The company did not repurchase any shares in 2000.

EMPLOYEE BENEFITS TRUST

In 1997, the company created an employee benefits trust to which the company contributed 10 million shares of treasury stock. The company was authorized to instruct the trustee to sell such shares from time to time and to use the proceeds from such sales, and any dividends paid or earnings received on such stock, toward the partial payment of the company's obligations under certain of its compensation and benefit plans. The shares held in trust were not considered out-

                   Notes to Consolidated Financial Statements

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

standing for earnings per share purposes until they were committed to be released. The company did not commit any shares for release from the trust during its existence nor were any shares sold from the trust. The trust would have expired in 2007. Due to the fact that the company has not used the trust, nor is it expected to need the trust prior to its expiration, the company dissolved the trust, effective May 31, 2001, and all of the shares (20 million on a split-adjusted basis) were returned to the company as treasury shares. Dissolution of the trust will not affect the company's obligations related to any of its compensation and employee benefit plans or its ability to settle the obligations. In addition, the dissolution is not expected to have any impact on net income. At this time, the company plans to fully meet its obligations for the compensation and benefit plans in the same manner as it does today, using cash from operations.

ACCUMULATED GAINS AND LOSSES NOT AFFECTING RETAINED EARNINGS*+

                                                         Net                                         Net     Accumulated
                                                  Unrealized       Foreign      Minimum       Unrealized   Gains/(Losses)
                                                    Gains on      Currency      Pension   Gains/(Losses)   Not Affecting
                                                   Cash Flow   Translation    Liability    on Marketable        Retained
(dollars in millions)                      Hedge Derivatives   Adjustments    Adjustment      Securities        Earnings
------------------------------------------------------------------------------------------------------------------------
January 1, 1999                                     $     --      $  1,014     $   (154)        $     51       $     911
Change for period                                         --          (549)           3              796             250
------------------------------------------------------------------------------------------------------------------------
December 31, 1999                                         --           465         (151)             847           1,161
Change for period                                         --          (538)           7             (925)         (1,456)
------------------------------------------------------------------------------------------------------------------------
December 31,2000                                          --           (73)        (144)             (78)           (295)
Cumulative effect on January 1, 2001                     219            --           --               --             219
Change for period                                         77          (539)        (216)              92            (586)
------------------------------------------------------------------------------------------------------------------------
December 31, 2001                                   $    296      $   (612)    $   (360)        $     14       $    (662)
========================================================================================================================

*  NET OF TAX.
+  RECLASSIFIED TO CONFORM WITH 2001 PRESENTATION.

NET CHANGE IN UNREALIZED GAINS/(LOSSES) ON
MARKETABLE SECURITIES (NET OF TAX)

(dollars in millions)
AT DECEMBER 31:                                             2001         2000
-----------------------------------------------------------------------------
Net unrealized losses arising during the period       $     (154)  $     (810)
Less net (losses)/gains included
 in net income for the period                               (246)*        115
-----------------------------------------------------------------------------
Net change in unrealized gains/
 (losses) on marketable securities                    $       92   $     (925)
=============================================================================

*  INCLUDES WRITE-DOWNS OF $287 MILLION.

Unrealized losses arising in 2000 relate primarily to previous unrealized gains from original cost occurring in prior years.

n  Contingencies and Commitments

CONTINGENCIES

The company is subject to a variety of claims and suits that arise from time to time in the ordinary course of its business, including actions with respect to contracts, intellectual property, product liability, employment and environmental matters. The company is a defendant and/or third-party defendant in a number of cases in which claims have been filed by current and former employees, independent contractors, estate representatives, offspring and relatives of employees seeking damages for wrongful death and personal injuries allegedly caused by exposure to chemicals in various of the company's facilities from 1964 to the present. The company believes that plaintiffs' claims are without merit and will defend itself vigorously.

   While it is not possible to predict the ultimate outcome of the matters discussed above, the company believes that any losses associated with any of such matters will not have a material effect on the company's business, financial condition or results of operations.

COMMITMENTS

The company has guaranteed certain loans and financial commitments. The approximate amount of these financial guarantees was $218 million and $388 million at December 31, 2001 and 2000, respectively.

   The company extended lines of credit, of which the unused amounts were $4,088 million and $4,235 million at December 31, 2001 and 2000, respectively. A portion of these amounts was available to the company's dealers to support their working capital needs. In addition, the company committed to provide future financing to its customers in connection with customer purchase agreements for approximately $269 million and $129 million at December 31, 2001 and 2000, respectively.

-  Taxes

(dollars in millions)
FOR THE YEAR ENDED DECEMBER 31:                2001         2000         1999
-----------------------------------------------------------------------------
Income from continuing
 operations before income taxes:
U.S. operations                         $     5,644   $    5,914   $    6,335
Non-U.S. operations                           5,806        5,497        5,410
-----------------------------------------------------------------------------
                                        $    11,450   $   11,411   $   11,745
=============================================================================

The continuing operations provision for income taxes by geographic operations is as follows:

(dollars in millions)
FOR THE YEAR ENDED DECEMBER 31:             2001         2000         1999
-----------------------------------------------------------------------------
U.S. operations                         $     1,543   $    1,798   $    2,359
Non-U.S. operations                           1,761        1,739        2,027
-----------------------------------------------------------------------------
Total continuing operations
 provision for income taxes             $     3,304   $    3,537   $    4,386
=============================================================================

The components of the continuing operations provision for income taxes by taxing jurisdiction are as follows:

(dollars in millions)
FOR THE YEAR ENDED DECEMBER 31:                2001         2000         1999
-----------------------------------------------------------------------------
U.S. federal:
Current                                 $       434   $      719   $    2,107
Deferred                                        333          285         (419)
-----------------------------------------------------------------------------
                                                767        1,004        1,688
U.S. state and local:
Current                                          73          192          299
Deferred                                        155           47            8
-----------------------------------------------------------------------------
                                                228          239          307
Non-U.S.:
Current                                       2,133        2,582        2,704
Deferred                                        176         (288)        (313)
-----------------------------------------------------------------------------
                                              2,309        2,294        2,391
-----------------------------------------------------------------------------
Total continuing operations
 provision for income taxes                   3,304        3,537        4,386
Provision for social security,
 real estate, personal
 property and other taxes                     2,730        2,734        2,804
-----------------------------------------------------------------------------
Total provision for taxes               $     6,034   $    6,271   $    7,190
=============================================================================

Total income tax provisions (benefits) were allocated as follows:

(dollars in millions)
FOR THE YEAR ENDED DECEMBER 31:                2001         2000         1999
-----------------------------------------------------------------------------
Continuing operations                   $     3,304   $    3,537   $    4,386
Discontinued operations                         (74)         (96)        (341)
-----------------------------------------------------------------------------
                                        $     3,230   $    3,441   $    4,045
=============================================================================

The effect of tax law changes on deferred tax assets and liabilities did not have a significant effect on the company's effective tax rate.

   The significant components of activities that gave rise to deferred tax assets and liabilities that are recorded on the Consolidated Statement of Financial Position were as follows:

DEFERRED TAX ASSETS

(dollars in millions)
AT DECEMBER 31:                                             2001         2000
-----------------------------------------------------------------------------
Employee benefits                                     $    3,612   $    3,673
Alternative minimum tax credits                            1,282        1,424
Bad debt, inventory and warranty reserves                    907          953
Capitalized research and development                         747          848
General business credits                                     700          655
Deferred income                                              656          837
Infrastructure reduction charges                             466          617
Depreciation                                                 386          376
Foreign tax loss carryforwards                               325          489
Equity alliances                                             290          437
State and local tax loss carryforwards                       238          246
Intracompany sales and services                              127          149
Other                                                      2,974        2,809
-----------------------------------------------------------------------------
Gross deferred tax assets                                 12,710       13,513
Less: Valuation allowance                                    581          572
-----------------------------------------------------------------------------
Net deferred tax assets                               $   12,129   $   12,941
=============================================================================

DEFERRED TAX LIABILITIES

(dollars in millions)
AT DECEMBER 31:                                             2001         2000
-----------------------------------------------------------------------------
Retirement benefits                                   $    3,977   $    3,447
Sales-type leases                                          2,159        2,450
Depreciation                                                 971        1,179
Software costs deferred                                      318          306
Other                                                      1,744        1,836
-----------------------------------------------------------------------------
Gross deferred tax liabilities                        $    9,169   $    9,218
=============================================================================

                   Notes to Consolidated Financial Statements

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

The valuation allowance at December 31, 2001, principally applies to certain state and local, and foreign tax loss carryforwards that, in the opinion of management, are more likely than not to expire before the company can use them.

   A reconciliation of the company's continuing operations effective tax rate to the statutory U.S. federal tax rate is as follows:

FOR THE YEAR ENDED DECEMBER 31:     2001    2000    1999
--------------------------------------------------------
Statutory rate                      35%     35%      35%
Foreign tax differential            (6)     (6)      (1)
State and local                      1       1        2
Valuation allowance related items   --      (1)       1
Other                               (1)      2       --
--------------------------------------------------------
Effective rate                      29%     31%      37%
========================================================

The company's effective rate will change year to year based on nonrecurring events (such as the sale of the Global Network business and various other actions in 1999) as well as recurring factors including the geographical mix of income before taxes, the timing and amount of foreign dividends, state and local taxes, and the interaction of various global tax strategies. In the normal course of business, the company expects that its effective rate will approximate 30 percent.

   For tax return purposes, the company has available tax credit carryforwards of approximately $2,092 million, of which $1,282 million have an indefinite carryforward period and the remainder begin to expire in 2004. The company also has state and local, and foreign tax loss carryforwards, the tax effect of which is $563 million. Most of these carryforwards are available for 5 years or have an indefinite carryforward period.

   Undistributed earnings of non-U.S. subsidiaries included in consolidated retained earnings were $16,851 million at December 31, 2001, $15,472 million at December 31, 2000, and $14,900 million at December 31, 1999. These earnings, which reflect full provision for non-U.S. income taxes, are indefinitely reinvested in non-U.S. operations or will be remitted substantially free of additional tax.

p  Continuing Operations Expenses and Other Income

SELLING, GENERAL AND ADMINISTRATIVE

Included in SG&A expense is advertising expense, which includes media, agency and promotional expenses, of $1,615 million, $1,742 million and $1,754 million in 2001, 2000 and 1999, respectively. Workforce accruals for contractually obligated payments to employees terminated in the ongoing course of business were $285 million, $167 million and $486 million in 2001, 2000 and 1999, respectively. The provision for bad debt expense in 2001, 2000 and 1999 was $490 million, $270 million and $307 million, respectively.

   In 1999, the $4,057 million gain from the sale of the Global Network (see "Divestitures," on page 85 for additional information) was recorded as a reduction of SG&A expense and the cost of $1,186 million for the 1999 actions described in note q, "1999 Actions," on pages 95 through 97 was included in SG&A expense.

RESEARCH, DEVELOPMENT AND ENGINEERING

Research, development and engineering expense was $4,986 million in 2001, $5,084 million in 2000 and $5,219 million in 1999.

   The company had expenses of $4,321 million in 2001, $4,301 million in 2000 and $4,533 million in 1999 for basic scientific research and the application of scientific advances to the development of new and improved products and their uses. Of these amounts, software-related expenses were $1,926 million, $1,955 million and $2,050 million in 2001, 2000 and 1999, respectively. Included in the expense for 2000 and 1999 are charges for acquired in-process research and development of $9 million and $111 million, respectively. See note c, "Acquisitions/Divestitures" on pages 84 and 85 for further information about that expense.

   Expenses for product-related engineering were $665 million, $783 million and $686 million in 2001, 2000 and 1999, respectively.

INTELLECTUAL PROPERTY AND CUSTOM DEVELOPMENT INCOME

The company earned the following intellectual property-related income:

(dollars in millions)                2001      2000     1999
------------------------------------------------------------
Sales and other transfers of
 intellectual property            $   727   $   913  $   594
Licensing/royalty-based fees          465       528      578
Custom development income             284       223      219
------------------------------------------------------------
Total                             $ 1,476   $ 1,664  $ 1,391
============================================================

OTHER INCOME AND EXPENSE

The company recorded interest income (other than from the company's Global Financing business) of $175 million, $308 million and $412 million in 2001, 2000 and 1999, respectively. Net realized gains/(losses) from sales and other than temporary declines in market value of securities and other investments were $(169) million, $265 million and $366 million in 2001, 2000 and 1999, respectively. Net realized gains from certain real estate activity were $133 million, $222 million and $100 million in 2001, 2000 and 1999, respectively. Foreign currency transaction gains/(losses) amounted to $190 million, $128 million and $(116) million in 2001, 2000 and 1999, respectively.

                   Notes to Consolidated Financial Statements

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

q  1999 Actions

TECHNOLOGY GROUP ACTIONS

During 1999, the company implemented actions that were designed to better align the operations and cost structure of IBM's Technology Group with that group's strategic direction in view of the competitive environment, overcapacity in the industry and resulting pricing pressures. The actions affected the Microelectronics Division (MD), the Storage Technology Division
(STD)--previously known as the Storage Systems Division-- and the Networking Hardware Division (NHD) of the company's Technology Group. The company completed these actions during the first half of 2000.

   In total, the Technology Group actions resulted in a charge of $1,690 million ($1,366 million after tax, or $.73 per diluted common share) as described below and in the table on page 96.

   The actions within MD addressed a prolonged, industry-wide downturn in memory chip prices that affected the results of the company's semiconductor business. They were intended to enable the company to (1) reconfigure the assets and capabilities of the division to allow more focus on the faster-growth, higher-margin custom logic portion of the MD business and (2) enhance its ability to more cost-effectively manage a partnership agreement that was formed to produce complementary metal oxide semiconductor (CMOS) based logic components.

   The company reduced its internal dynamic random access memory (DRAM) capacity by converting its manufacturing facility in Essonnes, France, from DRAM to custom logic. The company effected that conversion through a joint venture with Infineon Technologies, which at the time was a subsidiary of Siemens AG. Also related to DRAM, the company executed contracts with various banks and other financing institutions to sell and lease back test equipment.

   The company also participated in a 50/50 joint venture (Dominion Semiconductor Company) with Toshiba Corporation to produce DRAM memory components. The company entered into an agreement whereby Toshiba assumed the company's interest in Dominion effective December 1, 2000. The company participated in the capacity output of Dominion at a significantly reduced rate in the interim period.

   The company held a majority interest in a joint venture (MiCRUS) with Cirrus Logic Inc. (the partner) to produce CMOS-based logic components for IBM and its partner based on contractual capacity agreements. The partner indicated that it would not require the output capacity that was provided for in the partnership agreement. The company determined that the most cost-effective manner in which to address the partner's desire to exit the partnership agreement was to acquire the minority interest held by that partner and to cut back production. In the second quarter of 1999, the company accrued related costs associated with the MiCRUS operations. The liability created was primarily for lease termination charges for equipment under the MiCRUS operation. Since June 1999, related activities were under way and were completed in June 2000. The liabilities accrued in the second quarter of 1999 were utilized during the second quarter of 2000. In June 2000, the company sold its MiCRUS semiconductor operations to Philips Semiconductors, an affiliate of Royal Philips Electronics.

   The company also announced aggressive steps intended to improve its competitive position in the markets that STD serves by merging server hard disk drive (HDD) product lines and realigning operations. The company integrated all server HDDs into a single low-cost design platform that uses common development and manufacturing processes. The company transferred manufacturing assembly and test operations to Hungary and Mexico and completed these actions by mid 2000. The charges associated with these HDD actions are included in the results of discontinued operations in the Consolidated Statement of Earnings and on the next page.

   The actions within NHD relate to a global alliance with Cisco Systems, Inc. As a result of the announcement of the alliance, demand for the router and switch products by both existing and new customers deteriorated.

                   Notes to Consolidated Financial Statements

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

   The following table identifies the significant components of the pre-tax charge related to the 1999 actions and the liability as of December 31, 2001 and 2000:

                                        Investments                                   Liability                           Liability
                                 Total    and Other Liability                             as of                               as of
                               Pre-Tax        Asset   Created                 Other    Dec. 31,                  Other     Dec. 31,
(dollars in millions)         Charges*  Write-Downs   in 1999  Payments Adjustments**      1999  Payments   Adjustments**      2000
-----------------------------------------------------------------------------------------------------------------------------------
Technology Group
MD Actions:
DRAM
  Equipment(1)                $    662     $    662   $    --   $    --   $       --    $    --   $    --     $      --    $     --
  Employee terminations:(2)(8)
   Current                          30           --        30        15           18         33        44            26          15
   Non-current                     137           --       137        --          (21)       116        --           (30)         86
Dominion investment(3)             171          171        --        --           --         --        --            --          --
MiCRUS investment(4)               152           --       152        --           --        152       152            --          --
NHD Action:
  Inventory write-downs
   and contract
   cancellations(7)                178          178        --        --           --         --       --            --           --
-----------------------------------------------------------------------------------------------------------------------------------
1999 actions from
  continuing operations       $  1,330     $  1,011   $   319   $    15   $       (3)   $   301   $   196     $      (4)   $    101
STD Actions:
  Equipment(5)                     337          337        --        --           --         --        --            --          --
  Employee terminations(6)          23           --        23        16           --          7         7            --          --
-----------------------------------------------------------------------------------------------------------------------------------
1999 actions from
  discontinued operations     $    360     $    337   $    23   $    16   $       --    $     7   $     7     $      --    $     --
-----------------------------------------------------------------------------------------------------------------------------------
Total 1999 actions            $  1,690     $  1,348   $   342   $    31   $       (3)   $   308   $   203     $      (4)   $    101
===================================================================================================================================

                                               Liability as of                       Other     Liability as of
(dollars in millions)                            Dec. 31, 2000     Payments   Adjustments**      Dec. 31, 2001
--------------------------------------------------------------------------------------------------------------
DRAM
  Employee terminations:(2)(8)
   Current                                               $  15         $ 14         $   12                $ 13
   Non current                                              86           --            (12)                 74
--------------------------------------------------------------------------------------------------------------
   Total 1999 actions                                    $ 101         $ 14         $   --                $ 87
==============================================================================================================

* WITH THE EXCEPTION OF NHD INVENTORY WRITE-DOWNS AND THE STD ACTIONS (HDD), ALL CHARGES WERE RECORDED IN SG&A EXPENSE. NHD INVENTORY WRITE-DOWNS WERE RECORDED IN HARDWARE COST. STD ACTIONS WERE RECORDED IN (LOSS)/INCOME FROM DISCONTINUED OPERATIONS.

** PRINCIPALLY REPRESENTS RECLASSIFICATION OF NON-CURRENT TO CURRENT AND TRANSLATION ADJUSTMENTS.

(1) REPRESENTS (a) THE DIFFERENCE BETWEEN NET BOOK VALUE AND FAIR VALUE OF ASSETS THAT WERE CONTRIBUTED TO A JOINT VENTURE, (b) THE BOOK VALUE OF ASSETS THAT WERE REMOVED FROM SERVICE AS A RESULT OF THE MD ACTIONS AND WERE SCRAPPED DURING THE SECOND QUARTER OF 1999 AND (c) THE DIFFERENCE BETWEEN THE NET BOOK VALUE AND THE APPRAISED FAIR VALUE OF TEST EQUIPMENT THAT IS SUBJECT TO SALE-LEASEBACK AGREEMENTS AND THAT IS BEING USED AND APPROPRIATELY EXPENSED.

(2) WORKFORCE REDUCTIONS THAT AFFECTED APPROXIMATELY 790 EMPLOYEES (455 DIRECT MANUFACTURING AND 335 INDIRECT MANUFACTURING) IN FRANCE. THE WORKFORCE REDUCTIONS WERE COMPLETED BY THE END OF THE FIRST QUARTER OF 2000.

(3) WRITE-OFF OF INVESTMENT IN JOINT VENTURE AT THE SIGNING OF THE AGREEMENT WITH TOSHIBA CORPORATION.

(4) ACQUISITION OF MINORITY INTEREST IN MICRUS AND CHARGES FOR EQUIPMENT LEASEHOLD CANCELLATION LIABILITIES AND LEASE RENTAL PAYMENTS FOR IDLE EQUIPMENT. THE MICRUS SEMICONDUCTOR OPERATION WAS SOLD TO PHILIPS SEMICONDUCTORS DURING JUNE 2000.

(5) REPRESENTS (a) THE BOOK VALUE OF ASSETS THAT WERE REMOVED FROM SERVICE AS A RESULT OF THE STD ACTIONS AND WERE SCRAPPED DURING THE SECOND AND THIRD QUARTERS OF 1999, (b) WRITE-DOWNS TO FAIR VALUE OF EQUIPMENT UNDER CONTRACT FOR SALE AND DELIVERY BY DECEMBER 1, 1999 ($29 MILLION), AND MARCH 31, 2000 ($5 MILLION), AND (c) THE DIFFERENCE BETWEEN THE NET BOOK VALUE AND THE APPRAISED FAIR VALUE OF EQUIPMENT THAT IS SUBJECT TO SALE-LEASEBACK AGREEMENTS AND THAT IS BEING USED AND APPROPRIATELY EXPENSED.

(6) WORKFORCE REDUCTIONS THAT AFFECTED APPROXIMATELY 900 EMPLOYEES (780 DIRECT MANUFACTURING AND 120 INDIRECT MANUFACTURING) IN THE UNITED STATES. THE WORKFORCE REDUCTIONS WERE COMPLETED BY THE END OF THE FIRST QUARTER OF 2000.

(7) WRITE-DOWN TO NET REALIZABLE VALUE OF INVENTORY OF ROUTER AND SWITCH PRODUCTS ($144 MILLION) AND CONTRACT CANCELLATION FEES ($34 MILLION) RELATED TO DETERIORATION IN DEMAND FOR ROUTER AND SWITCH PRODUCTS.

(8) THE 2001 YEAR-END AND 2000 AMOUNTS ARE ALSO DISCLOSED IN NOTE L, "OTHER LIABILITIES," ON PAGES 90 AND 91.

                   Notes to Consolidated Financial Statements

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

CHANGE IN ESTIMATE

As a result of a change in the estimated useful life of personal computers from five years to three years, the company recognized a charge in the second quarter of 1999 of $404 million ($241 million after tax, $.13 per diluted common share). In the second quarter of 1999, the company wrote off the net book value of personal computers that were three years old or older and, therefore, had no remaining useful life. The remaining book value of the assets will be depreciated over the remaining new useful life. The net effect on future operations is expected to be minimal as the increased depreciation due to the shorter life will be offset by the lower depreciable base attributable to the write-off of personal computers older than three years.

r  Earnings Per Share of Common Stock

The following table sets forth the computation of basic and diluted earnings per share of common stock.

FOR THE YEAR ENDED DECEMBER 31:                                                            2001              2000              1999
-----------------------------------------------------------------------------------------------------------------------------------
Weighted-average number of shares on which earnings per share calculations are based:
Basic                                                                             1,733,348,422     1,763,037,049     1,808,538,346
  Add--incremental shares under stock compensation plans                             36,595,476        46,750,030        59,344,849
  Add--incremental shares associated with contingently issuable shares                1,277,222         2,331,343         3,190,717
  Add--incremental shares associated with put options*                                    9,479                --                --
-----------------------------------------------------------------------------------------------------------------------------------
Assuming dilution                                                                 1,771,230,599     1,812,118,422     1,871,073,912
===================================================================================================================================

(dollars in millions except per share amounts)
-----------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations applicable to common stockholders             $         8,136   $         7,854   $         7,339
(Loss)/income from discontinued operations                                                 (423)              219               353
-----------------------------------------------------------------------------------------------------------------------------------
Net income from total operations on which basic
  earnings per share is calculated                                              $         7,713   $         8,073   $         7,692
-----------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations applicable to common stockholders             $         8,136   $         7,854   $         7,339
Less--net income applicable to contingently issuable shares                                   4                21               (11)
-----------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations on which diluted earnings
  per share is calculated                                                       $         8,132   $         7,833   $         7,350
(Loss)/income from discontinued operations on which basic and diluted
  earnings per share are calculated                                                        (423)              219               353
-----------------------------------------------------------------------------------------------------------------------------------
Net income from total operations on which diluted
  earnings per share is calculated                                              $         7,709   $         8,052   $         7,703
===================================================================================================================================
Earnings per share of common stock:
  Assuming dilution
   Continuing operations                                                        $          4.59   $          4.32   $          3.93
   Discontinued operations                                                                 (.24)              .12               .19
-----------------------------------------------------------------------------------------------------------------------------------
   Total                                                                        $          4.35   $          4.44   $          4.12
===================================================================================================================================
  Basic
   Continuing operations                                                        $          4.69   $          4.45   $          4.06
   Discontinued operations                                                                 (.24)              .12               .20
-----------------------------------------------------------------------------------------------------------------------------------
   Total                                                                        $          4.45   $          4.58+  $          4.25+
===================================================================================================================================

* REPRESENTS SHORT-TERM PUT OPTION CONTRACTS SOLD BY THE COMPANY ON A LIMITED BASIS THROUGH PRIVATE PLACEMENTS WITH INDEPENDENT THIRD PARTIES TO REDUCE THE COST OF THE SHARE BUY BACK PROGRAM. THE PUT OPTION CONTRACTS THAT WERE EXECUTED PERMITTED NET SHARE SETTLEMENT AT THE COMPANY'S OPTION AND DID NOT RESULT IN A PUT OPTION LIABILITY ON THE CONSOLIDATED STATEMENT OF FINANCIAL POSITION. AS OF DECEMBER 31, 2001, THE COMPANY DID NOT HAVE ANY PUT OPTION OBLIGATIONS OUTSTANDING.

+  DOES NOT TOTAL DUE TO ROUNDING.

                   Notes to Consolidated Financial Statements

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

Stock options to purchase 67,596,737 common shares in 2001, 34,633,343 common shares in 2000 and 27,355,056 common shares in 1999 were outstanding, but were not included in the computation of diluted earnings per share because the exercise price of the options was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive. Net income applicable to common stockholders excludes preferred stock dividends of $10 million in 2001 and $20 million in both 2000 and 1999.

s  Rental Expense and Lease Commitments

Rental expense from continuing operations, including amounts charged to inventories and fixed assets and excluding amounts previously reserved, was $1,324 million in 2001, $1,335 million in 2000 and $1,367 million in 1999. The table below depicts gross minimum rental commitments from continuing operations under noncancelable leases, amounts related to vacant space associated with infrastructure reduction and restructuring actions taken through 1993 (previously reserved), and sublease income commitments. These amounts reflect activities primarily related to office space as well as manufacturing equipment.

                                                                                  Beyond
(dollars in millions)                  2002      2003     2004    2005    2006      2006
----------------------------------------------------------------------------------------
Gross rental commitments            $ 1,351   $ 1,122   $  796   $ 625   $ 437   $ 1,367
Vacant space                        $   121   $    75   $   47   $  42   $  25   $    90
Sublease income commitments         $    58   $    32   $   25   $  19   $  13   $    36

Rental expense from discontinued operations was $25 million in 2001, $31 million in 2000 and $30 million in 1999. Rental commitments of discontinued operations for 2002, 2003 and 2004 are $27 million, $7 million and $2 million, respectively. There are no significant rental commitments for discontinued operations beyond 2004.

t  Stock-Based Compensation Plans

The company applies Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its stock-based compensation plans. A description of the terms of the company's stock-based compensation plans follows:

LONG-TERM PERFORMANCE PLANS

Incentive awards are provided to employees under the terms of the company's Long-Term Performance Plans ("the Plans"). The Plans are administered by the Executive Compensation and Management Resources Committee of the Board of Directors. The committee determines the type and terms of the awards to be granted, including vesting provisions.

   Awards may include stock options, stock appreciation rights, restricted stock, cash or stock awards, or any combination thereof. The number of shares that may be issued under the Plans is 231.6 million. There were 193.4 million and 121.9 million unused shares available to be granted under the Plans as of December 31, 2001 and 2000, respectively. Awards under the Plans resulted in compensation expense of $169.8 million, $134.0 million and $267.3 million in 2001, 2000 and 1999, respectively.

STOCK OPTION GRANTS

Stock options are granted to employees at an exercise price equal to the fair market value of the company's stock at the date of grant. Generally, options vest 25 percent per year, are fully vested four years from the grant date and have a term of ten years. The following tables summarize option activity under the Plans during 2001, 2000 and 1999:

                                                2001                         2000                       1999
                                      ------------------------     -----------------------    ------------------------
                                      Wtd. Avg.                    Wtd. Avg.                  Wtd. Avg.
                                       Exercise  No. of Shares      Exercise  No. of Shares    Exercise  No. of Shares
                                          Price   Under Option         Price   Under Option       Price   Under Option
----------------------------------------------------------------------------------------------------------------------
Balance at January 1                      $  73   160,557,003         $   60    146,136,523       $  36   131,443,850
Options granted                             110    43,410,364            102     42,601,014         115    42,786,845
Options exercised                            37   (20,354,701)            35    (18,243,347)         28   (23,160,228)
Options canceled/expired                    100    (5,656,176)            87     (9,937,187)         61    (4,933,944)
----------------------------------------------------------------------------------------------------------------------
Balance at December 31                    $  85   177,956,490         $   73    160,557,003       $  60   146,136,523
======================================================================================================================
Exercisable at December 31                $  62    80,773,980         $   45     66,599,878       $  29    51,599,735
======================================================================================================================

                   Notes to Consolidated Financial Statements

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

The shares under option at December 31, 2001, were in the following exercise price ranges:

                                                      Options Outstanding               Options Currently Exercisable
                                            ---------------------------------------     -----------------------------
                                                                          Wtd. Avg.
                                            Wtd. Avg.                     Remaining        Wtd. Avg.
                                             Exercise       No. of      Contractual         Exercise         No. of
Exercise Price Range                            Price      Options  Life (in years)           Price         Options
---------------------------------------------------------------------------------------------------------------------
$ 12--50                                        $  28   35,220,555                4           $   28     34,918,554
$ 51--90                                           63   38,048,214                6               60     24,215,708
$ 91--110                                         104   53,168,401                9              105      9,934,212
$ 111 and over                                    122   51,519,320                9              131     11,705,506
---------------------------------------------------------------------------------------------------------------------
                                                $  85  177,956,490                7           $   62     80,773,980
=====================================================================================================================

IBM EMPLOYEES STOCK PURCHASE PLAN

The IBM Employees Stock Purchase Plan (ESPP) enables substantially all regular employees to purchase full or fractional shares of IBM common stock through payroll deductions of up to 10 percent of eligible compensation. Effective July 1, 2000, ESPP was amended whereby the share price paid by an employee changed from 85 percent of the average market price on the last business day of each pay period, to the lesser of 85 percent of the average market price on the first business day of each offering period or 85 percent of the average market price on the last business day of each pay period. The current plan provides semi-annual offerings over the five-year period commencing July 1, 2000. ESPP participants are restricted from purchasing more than $25,000 of common stock in one calendar year or 1,000 shares in an offering period. This change is not expected to have a significant effect on the company's financial condition. Approximately 16.5 million, 26.3 million and 57.3 million reserved unissued shares were available for purchase under ESPP at December 31, 2001, 2000 and 1999, respectively.

PRO FORMA DISCLOSURE

In accordance with APB Opinion No. 25, the company does not recognize expense for stock options granted under the Plans or for employee stock purchases under the ESPP. SFAS No. 123, "Accounting for Stock-Based Compensation," requires a company to determine the fair market value of all awards of stock-based compensation at the grant date and to disclose pro forma net income and earnings per share as if the resulting stock-based compensation amounts were recorded in the Consolidated Statement of Earnings. The table below presents these pro forma disclosures.

                                                           2001                    2000                    1999
                                                 ----------------------  ----------------------  ----------------------
(dollars in millions except per share amounts)   As Reported  Pro Forma  As Reported  Pro Forma  As Reported  Pro Forma
-----------------------------------------------------------------------------------------------------------------------
Net income applicable to common
  stockholders                                       $ 7,713    $ 6,474      $ 8,073   $  7,183      $ 7,692    $ 7,044
Earnings per share of common stock:
   Assuming dilution                                 $  4.35    $  3.69      $  4.44   $   3.99      $  4.12    $  3.78
   Basic                                             $  4.45    $  3.74      $  4.58   $   4.07      $  4.25    $  3.89

The pro forma amounts that are disclosed in accordance with SFAS No. 123 reflect the portion of the estimated fair value of awards that was earned for the years ended December 31, 2001, 2000 and 1999.

The fair market value of stock option grants is estimated using the Black-Scholes option-pricing model with the following assumptions:

                                  2001      2000      1999
-----------------------------------------------------------
Term (years)*                      4/5       4/5       5/6
Volatility**                      37.7%     32.0%     27.3%
Risk-free interest rate (zero
  coupon U.S. treasury note)       4.4%      5.1%      6.6%
Dividend yield                     0.5%      0.5%      0.4%
Weighted-average fair
  value per option              $   42    $   36    $   46

* OPTION TERM IS 4 YEARS FOR TAX INCENTIVE OPTIONS AND 5 YEARS FOR NON-TAX INCENTIVE OPTIONS FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000. OPTION TERM IS 5 YEARS FOR TAX INCENTIVE OPTIONS AND 6 YEARS FOR NON-TAX INCENTIVE OPTIONS FOR THE YEAR ENDED DECEMBER 31, 1999.

** TO DETERMINE VOLATILITY, THE COMPANY MEASURED THE DAILY PRICE CHANGES OF THE
   STOCK OVER THE RESPECTIVE TERM FOR TAX INCENTIVE OPTIONS AND NON-TAX INCENTIVE OPTIONS.

                   Notes to Consolidated Financial Statements

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

u  Retirement-Related Benefits

IBM offers defined benefit pension plans, defined contribution pension plans and nonpension postretirement plans, primarily consisting of retiree medical benefits. These benefits form an important part of the company's total compensation and benefits program that is designed to attract and retain highly skilled and talented employees. The following table provides the total retirement-related benefit plans impact on income before income taxes.

                                                U.S.                    Non-U.S.                    Total
                                     ---------------------     ----------------------       ------------------------
(dollars in millions)                2001     2000    1999     2001     2000     1999       2001      2000      1999
--------------------------------------------------------------------------------------------------------------------
Total retirement-related
  plans--(income)/cost            $ (256)  $ (156)  $   47  $ (181)  $ (171)     $ 36  $  (437)*  $ (327)*   $   83*
====================================================================================================================
Comprises:
  Defined benefit and
   contribution pension plans     $ (632)  $ (530)  $ (295) $ (209)  $ (198)     $  7  $  (841)   $ (728)    $ (288)

  Nonpension postretirement
   benefits                          376      374      342      28       27        29      404       401        371

* INCLUDES AMOUNTS FOR DISCONTINUED OPERATIONS COSTS OF $56 MILLION, $62 MILLION AND $75 MILLION FOR 2001, 2000 AND 1999, RESPECTIVELY.

See Management Discussion on pages 62 and 63 for additional discussion regarding the company's retirement-related benefits. Also see note a "Significant Accounting Policies," pages 78 and 79 for the company's accounting policy regarding retirement-related benefits.

DEFINED BENEFIT AND DEFINED CONTRIBUTION PLANS

The company and its subsidiaries have defined benefit and defined contribution pension plans that cover substantially all regular employees, and supplemental retirement plans that cover certain executives.

U.S. PLANS

IBM provides U.S. regular, full-time and part-time employees with a noncontributory plan that is funded by company contributions to an irrevocable trust fund, which is held for the sole benefit of participants.

   Effective January 1, 2001, the company increased pension benefits to certain recipients who retired before January 1, 1997. The increases range from
2.5 percent to 25 percent, and are based on the year of retirement and the pension benefit currently being received. This improvement resulted in an additional cost to the company of approximately $100 million in 2001.

   Effective July 1, 1999, the company amended the IBM Retirement Plan to establish the IBM Personal Pension Plan (PPP). The new plan establishes a new formula for determining pension benefits for many of the company's employees. Under the amended PPP, a new formula was created whereby retirement benefits are credited to each employee's cash balance account monthly based on a percentage of the employee's pensionable compensation. Employees who were retirement eligible or within five years of retirement eligibility with at least one year of service, or who were at least forty years of age with at least ten years of service as of June 30, 1999, could elect to participate under the new formula or to have their service and earnings credit accrue under the preexisting benefit formula. Benefits become vested on the completion of five years of service under either formula.

   The number of individuals receiving benefits from the PPP at December 31, 2001 and 2000, was 131,071 and 129,290, respectively. Net periodic pension income for this plan for the years ended December 31, 2001, 2000 and 1999, was $1,025 million, $896 million and $638 million, respectively. Although these pension income amounts represent a contribution to the company's income before income taxes, these amounts are partially offset by the costs of the company's other retirement-related plans (see table above). Moreover, these amounts have positive implications for the company's employees, retirees and shareholders. The returns that the fund has experienced over time have resulted in these benefits. Therefore, despite the recent downturn in the equity and financial markets, the trust funds continued to provide the capacity to meet their obligations to current and future retirees.

   U.S. regular, full-time and part-time employees are eligible to participate in the Tax Deferred Savings Plan 401(k) (TDSP), which is a qualified voluntary defined contribution plan. The company matches 50 percent of the employee's contribution up to the first 6 percent of the employee's compensation. All contributions, including the company match, are made in cash in accordance with the participants' investment elections. There are no minimum amounts that must be invested in company stock. The total cost of all of the company's U.S. defined contribution plans was $313 million, $294 million and $275 million for the years ended December 31, 2001, 2000 and 1999, respectively.

NON-U.S. PLANS

Most subsidiaries and branches outside the U.S. have defined benefit and/or defined contribution retirement plans that cover substantially all regular employees, under which the company deposits funds under various fiduciary-type arrangements, purchases annuities under group contracts or provides reserves. Benefits under the defined benefit plans are typically based on years of service and the employee's compensation, generally during a fixed number of years immediately before retirement. The ranges of assumptions that are used for the non-U.S. defined benefit plans reflect the different economic environments within various countries. The total non-U.S. retirement plan (income)/cost of these plans for the years ended December 31, 2001, 2000 and 1999, was $(209) million, $(198) million and $7 million, respectively.

U.S. SUPPLEMENTAL EXECUTIVE RETENTION PLAN

The company also has a non qualified U.S. Supplemental Executive Retention Plan
(SERP). The SERP, which is unfunded, provides defined pension benefits outside the IBM Retirement Plan to eligible executives based on average earnings, years of service and age at retirement. Effective July 1, 1999, the company adopted the Supplemental Executive Retention Plan (which replaced the previous Supplemental Executive Retirement Plan). Some participants of the pre-existing SERP will still be eligible for benefits under that plan, but will not be eligible for the new plan. The total cost of this plan for the years ended December 31, 2001, 2000 and 1999, was $23 million, $24 million and $30 million, respectively. These amounts are reflected in Cost of other defined benefit plans below. At December 31, 2001 and 2000, the projected benefit obligation was $166 million and $163 million, respectively, and the amounts included in Other liabilities in the Consolidated Statement of Financial Position were pension liabilities of $151 million and $131 million, respectively.

(INCOME)/COST OF PENSION PLANS:

                                                                  U.S. Plans                              Non-U.S. Plans
                                                       --------------------------------          --------------------------------
(dollars in millions)                                  2001          2000          1999          2001          2000          1999
----------------------------------------------------------------------------------------------------------------------------------
Service cost                                     $      613    $      563    $      566    $      429    $      445    $      475
Interest cost                                         2,624         2,553         2,404         1,214         1,234         1,282
Expected return on plan assets                       (4,202)       (3,902)       (3,463)       (2,062)       (2,042)       (1,937)
Amortization of transition assets                      (140)         (141)         (140)          (10)          (10)          (11)
Amortization of prior service cost                       80            31           (21)           28            24            25
Recognized actuarial losses/(gains)                      --            --            16           (12)            4            28
Settlement gains                                         --            --            --           (12)          (25)          (23)
---------------------------------------------------------------------------------------------------------------------------------
Net periodic pension income--U.S. Plan
  and material non-U.S. Plans                    $   (1,025)   $     (896)   $     (638)   $     (425)   $     (370)   $     (161)
Cost of other defined benefit plans                      80            72            68            54            23            37
---------------------------------------------------------------------------------------------------------------------------------
Total net periodic pension income for
  all defined benefit plans                      $     (945)   $     (824)   $     (570)   $     (371)   $     (347)   $     (124)
---------------------------------------------------------------------------------------------------------------------------------
Cost of defined contribution plans               $      313    $      294    $      275    $      162    $      149    $      131
---------------------------------------------------------------------------------------------------------------------------------
Total retirement plan (income)/cost recognized
  in the Consolidated Statement of Earnings      $     (632)   $     (530)   $     (295)   $     (209)   $     (198)   $        7
=================================================================================================================================

See beginning of note u, "Retirement-Related Benefits," on page 100 for the company's total retirement-related benefits (income)/cost.

                   Notes to Consolidated Financial Statements

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

The changes in the benefit obligations and plan assets of the U.S. and significant non-U.S. defined benefit plans for 2001 and 2000 were as follows:

                                                                     U.S. Plan              Non-U.S. Plans
                                                                 -----------------         -----------------
(dollars in millions)                                            2001         2000         2001         2000
------------------------------------------------------------------------------------------------------------
Change in benefit obligation:
Benefit obligation at beginning of year                     $  37,539    $  34,434    $  21,150    $  21,770
Service cost                                                      613          563          429          445
Interest cost                                                   2,624        2,553        1,214        1,234
Plan participants' contributions                                   --           --           27           28
Acquisitions/divestitures, net                                    (29)          36           22          (65)
Amendments                                                         --          645            8           63
Actuarial losses                                                  457        1,729        1,101          243
Benefits paid from trust                                       (2,595)      (2,421)        (748)        (728)
Direct benefit payments                                            --           --         (198)        (218)
Foreign exchange impact                                            --           --       (1,184)      (1,626)
Plan curtailments/settlements/termination benefits                 --           --          (20)           4
------------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                              38,609       37,539       21,801       21,150
------------------------------------------------------------------------------------------------------------
Change in plan assets:
Fair value of plan assets at beginning of year                 44,594       45,584       24,833       27,843
Actual return on plan assets                                   (2,405)       1,395       (1,559)        (196)
Employer contribution                                              --           --          417           66
Acquisitions/divestitures, net                                    (29)          36           --          (50)
Plan participants' contributions                                   --           --           27           28
Benefits paid from trust                                       (2,595)      (2,421)        (748)        (728)
Foreign exchange impact                                            --           --       (1,376)      (2,015)
Settlements                                                        --           --          (63)        (115)
------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year                       39,565       44,594       21,531       24,833
------------------------------------------------------------------------------------------------------------
Fair value of plan assets in excess of benefit obligation         956        7,055         (270)       3,683
Unrecognized net actuarial losses/(gains)                       4,297       (2,768)       2,871       (1,860)
Unrecognized prior service costs                                  803          883          140          168
Unrecognized net transition asset                                (351)        (491)         (42)         (56)
Adjustment to recognize non-U.S. minimum liability                 --           --         (462)         (90)
------------------------------------------------------------------------------------------------------------
Net prepaid pension asset recognized in the
  Consolidated Statement of Financial Position              $   5,705    $   4,679    $   2,237    $   1,845
============================================================================================================

Actuarial assumptions used to determine costs and benefit obligations for principal pension plans follow:

                                                  U.S. Plan                              Non-U.S. Plans
WEIGHTED-AVERAGE ACTUARIAL              --------------------------------         ------------------------------
ASSUMPTIONS AS OF DECEMBER 31:          2001          2000          1999         2001         2000         1999
---------------------------------------------------------------------------------------------------------------
Discount rate                           7.0%         7.25%         7.75%     4.5-7.1%     4.5-7.1%     4.5-7.3%
Expected return on plan assets         10.0%         10.0%          9.5%    5.0-10.0%    5.0-11.0%    6.0-10.5%
Rate of compensation increase           6.0%          6.0%          6.0%     2.0-6.1%     2.6-6.1%     2.6-6.1%

                   Notes to Consolidated Financial Statements

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

   The company evaluates its actuarial assumptions on an annual basis and considers changes in these long-term factors based upon market conditions and the requirements of SFAS No. 87, "Employers' Accounting for Pensions."

   The change in the discount rate for the 2001 U.S. plan year had an effect of an additional $9 million of net retirement plan cost for the year ended December 31, 2001. The change in expected return on plan assets and the discount rate for the 2000 U.S. plan year had an effect of an additional $195 million and $26 million of net retirement plan income, respectively, for the year ended December 31, 2000. This compares with an additional $46 million and $65 million of net retirement plan cost for the year ended December 31, 1999, as a result of plan year 1999 changes in the rate of compensation increase and the discount rate, respectively.

FUNDING POLICY

It is the company's practice to fund amounts for pensions sufficient to meet the minimum requirements set forth in applicable employee benefits laws and local tax laws. From time to time, the company contributes additional amounts as it deems appropriate. Liabilities for amounts in excess of these funding levels are accrued and reported in the company's Consolidated Statement of Financial Position. The assets of the various plans include corporate equities, government securities, corporate debt securities and real estate.

OTHER

As described earlier in this note, the company provides defined benefit pension plans in a number of countries. Page 101 includes an aggregation of the significant non-U.S. plans. SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," requires that companies disclose the aggregate benefit obligation (BO) and plan assets of all plans in which the BO exceeds plan assets. Similar disclosure is required for all plans in which the accumulated benefit obligation (ABO) exceeds plan assets. BO reflects the present value of the pension obligation assuming salary increases and is included in the table on page 101. The ABO reflects this obligation based upon current salary levels (i.e., no salary increases). Accordingly, the ABO is a subset of the BO and the plans listed under the Plans with an ABO in excess of plan assets are also included in the amounts for Plans with a BO in excess of plan assets. The aggregate BO and plan assets are also disclosed for plans in which the plan assets exceed the BO.

                                 2001                      2000
                        -----------------------   -----------------------
                           Benefit         Plan      Benefit         Plan
(dollars in millions)   Obligation       Assets   Obligation       Assets
-------------------------------------------------------------------------
Plans with BO
  in excess of plan
  assets                $   12,358   $   10,929   $    4,209   $    3,919
Plans with ABO
  in excess of plan
  assets                $    3,041   $    2,636   $      530   $      400
Plans with assets
  in excess of BO       $    9,443   $   10,602   $   16,941   $   20,915

NONPENSION POSTRETIREMENT BENEFITS

The total cost of the company's nonpension postretirement benefits for the years ended December 31, 2001, 2000 and 1999, were $404 million, $401 million and $371 million, respectively. The company has a defined benefit postretirement plan that provides medical, dental and life insurance for U.S. retirees and eligible dependents. The total cost of this plan for the years ended December 31, 2001, 2000 and 1999, was $376 million, $374 million and $342 million, respectively. Effective July 1, 1999, the company established a "Future Health Account (FHA) Plan" for employees who were more than five years away from retirement eligibility. Employees who were within five years of retirement eligibility are covered under the company's prior retiree health benefits plan. Under either the FHA or the preexisting plan, there is a maximum cost to the company for retiree health care. For employees who retired before January 1, 1992, that maximum became effective in 2001. For all other employees, the maximum is effective upon retirement.

   Certain of the company's non-U.S. subsidiaries have similar plans for retirees. However, most of the retirees outside the U.S. are covered by government-sponsored and administered programs. The total cost of these plans for the years ended December 31, 2001, 2000 and 1999, was $28 million, $27 million and $29 million, respectively. At December 31, 2001 and 2000, Other liabilities in the Consolidated Statement of Financial Position include non-U.S. postretirement benefit liabilities of $200 million and $208 million, respectively.

                   Notes to Consolidated Financial Statements

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

   The net periodic postretirement benefit cost for the U.S. plan for the years ended December 31 include the following components:

(dollars in millions)           2001      2000      1999
--------------------------------------------------------
Service cost                  $   65    $   50    $   48
Interest cost                    437       449       424
Expected return on
  plan assets                     --        (2)       (6)
Amortization of
  prior service costs           (148)     (147)     (143)
Recognized actuarial losses       22        24        19
--------------------------------------------------------
Net periodic post-
  retirement benefit cost     $  376    $  374    $  342
========================================================

The changes in the benefit obligation and plan assets of the U.S. plan for 2001 and 2000 are as follows:

(dollars in millions)                          2001       2000*
---------------------------------------------------------------
Change in benefit obligation:
Benefit obligation at beginning of year    $  6,443    $  6,178
Service cost                                     65          50
Interest cost                                   437         449
Actuarial (gains)/losses                       (183)        363
Participant contributions                        71          23
Benefits paid from trust                        (68)       (110)
Direct benefit payments                        (617)       (510)
---------------------------------------------------------------
Benefit obligation at end of year             6,148       6,443
---------------------------------------------------------------

Change in plan assets:
Fair value of plan assets at
  beginning of year                               4         105
Actual return on plan assets                      1         (14)
Participant contributions                        71          23
Benefits paid                                   (68)       (110)
---------------------------------------------------------------
Fair value of plan assets at end of year          8           4
---------------------------------------------------------------

Benefit obligation in excess
  of plan assets                             (6,140)     (6,439)
Unrecognized net actuarial losses               781         986
Unrecognized prior service costs               (653)       (801)
---------------------------------------------------------------
Accrued postretirement benefit
  liability recognized in the
  Consolidated Statement
  of Financial Position                    $ (6,012)   $ (6,254)
===============================================================

*  RECLASSIFIED TO CONFORM WITH 2001 PRESENTATION.

The plan assets primarily comprise short-term fixed-income investments.

   The benefit obligation was determined by applying the terms of medical, dental and life insurance plans, including the effects of established maximums on covered costs, together with relevant actuarial assumptions. These actuarial assumptions include a projected health care cost trend rate of 6 percent. The projected health care cost trend rate assumption is projected to increase to 10 percent in 2002, and is assumed to decrease gradually to 5 percent by 2007 and remain constant thereafter.

WEIGHTED-AVERAGE ACTUARIAL
ASSUMPTIONS FOR NON-PENSION
POSTRETIREMENT BENEFIT PLANS
AS OF DECEMBER 31:                   2001        2000        1999
-----------------------------------------------------------------
Discount rate                        7.00%       7.25%       7.75%
Expected return on
  plan assets                         5.0%        5.0%        5.0%

The company evaluates its actuarial assumptions on an annual basis and considers changes in these long-term factors based upon market conditions and the requirements of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The discount rate changes did not have a material effect on net postretirement benefit cost for the years ended December 31, 2001, 2000 and 1999.

   The health care cost trend rate has an insignificant effect on plan costs and obligations. A one-percentage-point change in the assumed health care cost trend rate would have the following effects as of December 31, 2001:

                              One-Percentage-   One-Percentage-
(dollars in millions)          Point Increase    Point Decrease
---------------------------------------------------------------
Effect on total service and
  interest cost                       $     6           $    (6)
Effect on postretirement

  benefit obligation                  $    24           $   (29)

v  Segment Information

IBM uses advanced I/T to provide customer solutions. The company operates primarily in a single industry using several segments that create value by offering a variety of solutions that include, either singularly or in some combination, technologies, systems, products, services, software and financing.

   Organizationally, the company's major operations comprise a Global Services segment; three hardware product segments--Enterprise Systems, Personal and Printing System, and Technology; a Software segment; a Global Financing segment; and an Enterprise Investments segment. The segments are determined based on several factors, including customer base, homogeneity of products, technology and delivery channels.

   The Global Services segment is the world's largest I/T services provider, supporting computer hardware and software products and providing professional services to help customers of all sizes realize the full value of I/T. The segment provides value through three primary lines of business: Strategic Outsourcing Services, BIS and Integrated Technology Services. Strategic Outsourcing Services creates business value through long-term strategic partnerships with

                   Notes to Consolidated Financial Statements

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

customers by taking on responsibility for their processes and systems. BIS provides business/industry consulting and end-to-end e-business implementation of such offerings as Supply Chain Management, Customer Relationship Management, Enterprise Resource Planning and Business Intelligence. Integrated Technology Services offers customers a single I/T partner to manage multi-vendor
I/T systems' complexity in today's e-business environment including such traditional offerings as Product Support, Business Recovery Services, Site and Connectivity Services, and Systems Management and Networking Services. Learning Services supports the three primary lines of business and helps customers design, develop and deploy curricula to educate their employees. The Global Services segment is uniquely suited to integrate the full range of the company's and key industry participants' capabilities, including hardware, software, services and research.

   The Enterprise Systems segment produces powerful multipurpose computer servers that operate many open-network-based applications simultaneously for multiple users. They perform high-volume transaction processing and serve data to personal systems and other end-user devices. The servers are the engines behind the bulk of electronic business transactions, including e-commerce. Brands include the zSeries mainframe servers, the heart of the e-business infrastructure for mission-critical data and transaction processing, the pSeries servers, the most powerful technologically advanced UNIX servers, the iSeries mid-range servers, integrated mid-range business servers that run sophisticated business applications and the Intel-based xSeries servers. The segment also includes system-level product businesses such as the company's disk storage products, including the Enterprise Storage Server known as "Shark," tape subsystems and the company's storage area networking products.

   In the first quarter of 2001, the company reorganized the Personal Systems segment and renamed it the Personal and Printing Systems segment. In accordance with the organizational change, the company transferred the Printing Systems Division from the Technology segment to the Personal and Printing Systems segment. In addition, the xSeries (Intel-based) servers were transferred to the Enterprise Systems segment from the Personal Systems segment. The Personal and Printing Systems segment produces general-purpose computer systems, advanced function printers, and point-of-sale solutions. Major business units include Personal Computers, Retail Store Solutions, and Printing Systems. Major brands include ThinkPad mobile systems and NetVista.

   The Technology segment provides components such as semiconductors and HDDs for use in the company's products and for sale to original equipment manufacturers (OEM). The major business unit is Microelectronics. Consistent with the basis of presentation discussed in note a, "Significant Accounting Policies," on page 77, the income statement and cash flow statement information has been reclassified to exclude or to separate the results of the discontinued HDD business.

   The Software segment delivers operating systems for the company's servers and e-business enabling software (middleware) for IBM and non-IBM platforms. The segment's business offerings align with key customer opportunity areas--transformation and integration, leveraging information, organizational effectiveness and managing technology. In addition to its own development, product and marketing effort, the segment supports 56,000 business partners to ensure that the company's software and hardware offerings are included in their solutions.

   The Global Financing segment is the world's largest provider of financing services for I/T. The segment provides lease and loan financing that enables the company's customers to acquire complete I/T and e-business solutions--hardware, software and services--provided by the company and its business partners. Global Financing, as a reliable source of capital for the distribution channel, also provides the company's business partners with customized commercial financing for inventory, accounts receivable and term loans, helping them manage their cash flow, invest in infrastructure and grow their business. Global Financing also selectively participates in syndicated loan activities.

   The Enterprise Investments segment provides industry- specific I/T solutions, supporting the Hardware, Software and Global Services segments of the company. The segment develops unique products designed to meet specific marketplace requirements and to complement the company's overall portfolio of products. Enterprise Investments revenue is primarily derived from the sale of software products.

   Segment revenue and pre-tax income include transactions between the segments that are intended to reflect an arm's-length transfer price. Specifically, semiconductors are sourced internally from the Technology segment for use in the manufacture of the Enterprise Systems segment and Personal and Printing Systems segment products. In addition, technology, hardware and software that are used by the Global Services segment in outsourcing engagements are mostly sourced internally from the Enterprise Systems, Personal and Printing Systems and Software segments. For the internal use of I/T services, the Global Services segment recovers cost, as well as a reasonable fee reflecting the arm's-length value of providing the services. The Global Services segment enters into arm's-length leases at prices equivalent to market rates with the Global Financing segment to facilitate the acquisition of equipment used in outsourcing engagements. Generally, all internal transaction prices are reviewed and reset annually if appropriate.

                   Notes to Consolidated Financial Statements

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

   The company uses shared-resources concepts to realize economies of scale and efficient use of resources. Thus, a considerable amount of expense is shared by all of the company's segments. This expense represents sales coverage, marketing and support functions such as Accounting, Treasury, Procurement, Legal, Human Resources, and Billing and Collections. Where practical, shared expenses are allocated based on measurable drivers of expense, e.g., headcount. When a clear and measurable driver cannot be identified, shared expenses are allocated on a financial basis that is consistent with the company's management system; e.g., image advertising is allocated based on the gross profit of the segments. The unallocated corporate amounts arising from certain acquisitions, indirect infrastructure reductions and certain intellectual property income are recorded in net income but are not allocated to the segments.

   The following tables reflect the results of continuing operations of the segments consistent with the company's management system. These results are not necessarily a depiction that is in conformity with generally accepted accounting principles; e.g., employee retirement plan costs are developed using actuarial assumptions on a country-by-country basis and allocated to the segments on headcount. Different amounts could result if actuarial assumptions that are unique to the segment were used. Performance measurement is based on income before income taxes (pre-tax income). These results are used, in part, by management, both in evaluating the performance of, and in allocating resources to, each of the segments. The results for 2000 and 1999 have been reclassified to reflect the organizational changes and product transfers made in 2001.

MANAGEMENT SYSTEM SEGMENT VIEW

                                                                Hardware
                                              ----------------------------------------------
                                                                   Personal
                                    Global      Enterprise     and Printing
(dollars in millions)             Services         Systems          Systems       Technology
--------------------------------------------------------------------------------------------
2001:
External revenue              $     34,956    $     13,743     $     11,982     $      5,149
Internal revenue                     2,647             710               73            1,451
--------------------------------------------------------------------------------------------
Total revenue                 $     37,603    $     14,453     $     12,055     $      6,600
============================================================================================
Pre-tax income/(loss)         $      5,161    $      1,830     $       (153)    $        177
============================================================================================
Revenue year-to-year change            5.7%           (2.6)%          (20.5)%           (8.0)%
Pre-tax income year-
  to-year change                      14.3%           (4.8)%         (251.5)%          (74.6)%
Pre-tax income margin                 13.7%           12.7%            (1.3)%            2.7%

2000*:
External revenue              $     33,152    $     14,194     $     15,098     $      5,184
Internal revenue                     2,439             649               70            1,987
--------------------------------------------------------------------------------------------
Total revenue                 $     35,591    $     14,843     $     15,168     $      7,171
============================================================================================
Pre-tax income/(loss)         $      4,517    $      1,922     $        101     $        696
============================================================================================
Revenue year-to-year change            2.2%            3.1%            (3.0)%            8.9%
Pre-tax income year-
  to-year change                       1.2%           21.3%           304.0%           205.3%
Pre-tax income margin                 12.7%           12.9%             0.7%             9.7%

1999*:
External revenue              $     32,172    $     13,834     $     15,593     $      3,778
Internal revenue                     2,636             568               45            2,809
--------------------------------------------------------------------------------------------
Total revenue                 $     34,808    $     14,402     $     15,638     $      6,587
============================================================================================
Pre-tax income/(loss)         $      4,464    $      1,584     $         25     $        228
============================================================================================

Pre-tax income margin                 12.8%           11.0%             0.2%             3.5%

                                                     Global       Enterprise            Total
(dollars in millions)             Software        Financing      Investments         Segments
---------------------------------------------------------------------------------------------
2001:
External revenue              $     12,939     $      3,407     $      1,118     $     83,294
Internal revenue                       981              836                4            6,702
---------------------------------------------------------------------------------------------
Total revenue                 $     13,920     $      4,243     $      1,122     $     89,996
=============================================================================================
Pre-tax income/(loss)         $      3,168     $      1,143     $       (317)    $     11,009
=============================================================================================
Revenue year-to-year change            3.7%            (4.5)%          (18.2)%           (2.2)%
Pre-tax income year-
  to-year change                      13.4%            (2.8)%           (6.7)%            0.9%
Pre-tax income margin                 22.8%            26.9%           (28.3)%           12.2%

2000*:
External revenue              $     12,598     $      3,500     $      1,369     $     85,095
Internal revenue                       828              944                3            6,920
---------------------------------------------------------------------------------------------
Total revenue                 $     13,426     $      4,444     $      1,372     $     92,015
=============================================================================================
Pre-tax income/(loss)         $      2,793     $      1,176     $       (297)    $     10,908
=============================================================================================
Revenue year-to-year change            0.0%             9.6%           (17.8)%            1.6%
Pre-tax income year-
  to-year change                      (9.9)%           12.3%            57.4%            11.9%
Pre-tax income margin                 20.8%            26.5%           (21.6)%           11.9%

1999*:
External revenue              $     12,662     $      3,219     $      1,651     $     82,909
Internal revenue                       767              835               19            7,679
---------------------------------------------------------------------------------------------
Total revenue                 $     13,429     $      4,054     $      1,670     $     90,588
=============================================================================================
Pre-tax income/(loss)         $      3,099     $      1,047     $       (697)    $      9,750
=============================================================================================

Pre-tax income margin                 23.1%            25.8%           (41.7)%           10.8%

*  RECLASSIFIED TO CONFORM WITH 2001 PRESENTATION.

                   Notes to Consolidated Financial Statements

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES


RECONCILIATIONS TO IBM AS REPORTED

(dollars in millions)             2001          2000          1999
------------------------------------------------------------------
REVENUE:
Total reportable segments   $   89,996    $   92,015    $   90,588
Other revenue and
  adjustments                     (227)           (6)          425
Elimination of internal
  revenue                       (6,702)       (6,920)       (7,679)
------------------------------------------------------------------
Total IBM consolidated      $   83,067    $   85,089    $   83,334
==================================================================

(dollars in millions)             2001          2000          1999
------------------------------------------------------------------
PRE-TAX INCOME:
Total reportable segments   $   11,009    $   10,908    $    9,750
Elimination of internal
  transactions                     108            62           (47)
Sale of Global Network              --            --         4,057
1999 actions                        --            --        (1,845)
Unallocated corporate
  amounts                          333           441          (170)
------------------------------------------------------------------
Total IBM consolidated      $   11,450    $   11,411    $   11,745
==================================================================

IMMATERIAL ITEMS

INVESTMENT IN EQUITY ALLIANCES AND EQUITY ALLIANCES GAINS/LOSSES

The investments in equity alliances and the resulting gains and losses from these investments that are attributable to the segments do not have a significant effect on the financial position or the financial results of the segments.

SEGMENT ASSETS AND OTHER ITEMS

The Global Services assets primarily are accounts receivable, maintenance inventory, and plant, property and equipment including those associated with the segment's outsourcing business. The assets of the Hardware segments primarily are inventory and plant, property and equipment. The Software segment assets mainly are plant, property and equipment, and investment in capitalized software.

   To accomplish the efficient use of the company's space and equipment, it usually is necessary for several segments to share plant, property and equipment assets. Where assets are shared, landlord ownership of the assets is assigned to one segment and is not allocated to each user segment. This is consistent with the company's management system and is reflected accordingly in the schedule on page 108. In those cases, there will not be a precise correlation between segment pre-tax income and segment assets.

   Similarly, the depreciation amounts reported by each segment are based on the assigned landlord ownership and may not be consistent with the amounts that are included in the segments' pre-tax income. The amounts that are included in pre-tax income reflect occupancy charges from the landlord segment and are not specifically identified by the management reporting system.

   Capital expenditures that are reported by each segment also are in line with the landlord ownership basis of asset assignment.

   The Global Financing segment amounts on page 108 for Interest income and Cost of Global Financing interest expense reflect the interest income and interest expense associated with the Global Financing business, as well as the income from the investment in cash and marketable securities. The reconciliation and explanation of the difference between Cost of Global Financing and Interest expense for segment presentation versus presentation on the Statement of Consolidated Earnings are included on pages 67 and 68 of the Management Discussion.

   The segment information for 2000 and 1999 has been reclassified to reflect the organizational changes and product transfers between the segments in 2001.

                   Notes to Consolidated Financial Statements

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES


MANAGEMENT SYSTEM SEGMENT VIEW

                                                           Hardware
                                          --------------------------------------
                                                           Personal
                                 Global   Enterprise   and Printing                                Global     Enterprise       Total
(dollars in millions)          Services      Systems        Systems   Technology    Software    Financing    Investments    Segments
------------------------------------------------------------------------------------------------------------------------------------
2001:
Assets                         $ 10,340   $    3,208   $      1,904   $    9,136   $   3,356   $   36,670   $        106   $  64,720
Depreciation/amortization:
  Continuing operations           1,219          308            131          676         782        2,476              8       5,600
  Discontinued operations            --           --             --          429          --           --             --         429
Capital expenditures/
  investment in software:
   Continuing operations          1,519          390            128        1,495         839        3,143              7       7,521
   Discontinued operations           --           --             --          360          --           --             --         360
Interest income                      --           --             --           --          --        2,941             --       2,941
Cost of Global Financing
  interest expense                   --           --             --           --          --        1,140             --       1,140

2000*:
Assets                         $ 10,492   $    3,451   $      2,448   $    9,316   $   2,488   $   40,822   $        246   $  69,263
Depreciation/amortization:
   Continuing operations          1,243          425            154          649         665        2,696             12       5,844
   Discontinued operations           --           --             --          411          --           --             --         411
Capital expenditures/
  investment in software:
   Continuing operations          1,311          325            180        1,326         770        2,898              9       6,819
   Discontinued operations           --           --             --          418          --           --             --         418
Interest income                      --           --             --           --          --        3,051             --       3,051
Cost of Global Financing
  interest expense                   --           --             --           --          --        1,319             --       1,319

1999*:
Assets                         $  9,312   $    3,788   $      1,691   $    9,187   $   2,527   $   39,686   $        369   $  66,560
Depreciation/amortization:
  Continuing operations           1,259          234            149        1,361         576        2,976             15       6,570
  Discontinued operations            --           --             --          716          --           --             --         716
Capital expenditures/
  investment in software:
   Continuing operations          1,292          363            163        1,170         656        3,217             12       6,873
   Discontinued operations           --           --             --          622          --           --             --         622
Interest income                      --           --             --           --          --        2,961             --       2,961
Cost of Global Financing
  interest expense                   --           --             --           --          --        1,232             --       1,232

* Reclassified to conform with 2001 presentation.

                   Notes to Consolidated Financial Statements

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES



RECONCILIATIONS TO IBM AS REPORTED

(dollars in millions)                                    2001           2000          1999
------------------------------------------------------------------------------------------
Assets:
Total reportable segments                           $  64,720       $ 69,263      $ 66,560
Elimination of internal transactions                   (4,884)        (5,300)       (5,776)
Unallocated amounts:
  Cash and marketable securities                        5,313          2,268         4,563
  Notes and accounts receivable                         2,810          3,145         2,658
  Deferred tax assets                                   4,624          5,498         5,428
  Plant, other property
   and equipment                                        3,260          3,798         4,161
  Pension assets                                        9,408          6,809         5,636
  Other                                                 3,062          2,868         4,265
------------------------------------------------------------------------------------------
Total IBM consolidated                              $  88,313       $ 88,349      $ 87,495
==========================================================================================

REVENUE BY CLASSES OF SIMILAR PRODUCTS OR SERVICES

For the Personal and Printing Systems, Software and Global Financing segments, the segment data on page 106 represents the revenue contributions from the products that are contained in the segments and that are basically similar in nature. The following table provides external revenue for similar classes of products within the Technology, Enterprise Systems and Global Services segments. The Technology segment's OEM hardware comprises revenue primarily from the sale of semiconductors and display devices. Other technology is primarily design services for OEM customers. The Enterprise Systems segment's storage comprises revenue from the Enterprise Storage Server ("Shark"), other disk storage products and tape subsystems. The following table is presented on a continuing operations basis.

                                                                  Consolidated
                                                    --------------------------------------
(dollars in millions)                                    2001          2000*         1999*
------------------------------------------------------------------------------------------
Technology:
  OEM                                               $   4,805       $  4,900      $  3,525
  Other technology                                        344            284           253
Enterprise Systems:
  Servers                                           $  10,947       $ 11,497      $ 11,024
  Storage                                               2,755          2,539         2,381
  Networking products                                      41            158          429
Global Services:
  Services                                          $  29,953       $ 28,036      $ 27,035
  Maintenance                                           5,003          5,116         5,137
------------------------------------------------------------------------------------------

* Reclassified to conform with 2001 presentation.

MAJOR CUSTOMERS

No single customer represents 10 percent or more of the company's total revenue.

GEOGRAPHIC INFORMATION

                                                     Revenue*                            Long-lived Assets**
                                         --------------------------------       --------------------------------
(dollars in millions)                         2001       2000        1999            2001        2000       1999
----------------------------------------------------------------------------------------------------------------
United States                            $  34,233   $ 35,713    $ 35,041       $  23,028    $ 21,449   $ 19,309
Japan                                       11,512     12,122      10,378           4,034       4,319      4,710
Other countries                             37,322     37,254      37,915           9,572      10,029     10,259
----------------------------------------------------------------------------------------------------------------
Total                                    $  83,067   $ 85,089    $ 83,334       $  36,634    $ 35,797   $ 34,278
================================================================================================================

* Revenues are attributed to countries based on location of customer and are for continuing operations.
** Includes all non-current assets except non-current financial instruments and deferred tax assets.

                   Notes to Consolidated Financial Statements

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

w  Discontinued Operations

On June 3, 2002, the company signed an agreement with Hitachi, Ltd. to sell the company's HDD business. The estimated proceeds from the sale are approximately $2 billion and the estimated loss on disposal is approximately $135 million, net of tax. The loss on disposal will be recorded in the Loss from discontinued operations in the Consolidated Statement of Earnings. Adjustments to the estimated loss, if any, will be recorded through the date on which the transaction closes, subject to regulatory approvals.

   Under the terms of the agreement, 70 percent of the proceeds will be received upon the closing of the transaction. The remaining proceeds will be received one and three years after the transaction closes. The remaining proceeds are fixed and are not dependent or variable based upon the sold business' earnings or performance and the company has no ability to significantly influence the operations of the divested business.

   The HDD business is accounted for as a discontinued operation and therefore, the results of operations and cash flows have been removed from the company's results of continuing operations for all periods presented in this document. See note a, "Significant Accounting Policies," on page 77 for additional information.

   Summarized selected financial information for the discontinued operations is as follows:

(dollars in millions)
FOR THE YEAR ENDED DECEMBER 31:                  2001         2000        1999
-------------------------------------------------------------------------------
Revenue                                     $   2,799    $   3,307     $ 4,214
===============================================================================
Pre-tax (loss)/income                       $    (497)   $     123     $    12
Income tax benefit                                (74)         (96)       (341)
-------------------------------------------------------------------------------
Discontinued operations,
  (loss)/income                             $    (423)   $     219     $   353
===============================================================================

x Events Subsequent to the Date of the Report of Independent Accountants (Unaudited)

SECOND QUARTER 2002 ACTIONS

During the second quarter of 2002, the company executed several actions in its Microelectronics Division. The Microelectronics Division is within the company's Technology segment. These actions are the result of the company's announced intentions to refocus and direct its microelectronics business to the high-end foundry, ASICs and standard products, while creating a technology services business. A major part of the actions relate to a significant reduction in the company's manufacturing capacity for aluminum technology.

   In addition, the company rebalanced both its workforce and leased space resources primarily in response to the recent decline in corporate spending on technology services.

                   Notes to Consolidated Financial Statements

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

The following table summarizes the significant components of these actions:

                                            Total      Sale or       Liability.                                      Liability
                                          Pre-Tax    Write-Off      Recorded in                         Other            as of
                                          Charges    of Assets     2nd Qtr 2002       Payments    Adjustments+  Sept. 30, 2002
------------------------------------------------------------------------------------------------------------------------------
Microelectronics:
  Machinery/equipment                    $    423    $     323(A)
   Current                                                         $         67(B)*   $     19    $        11   $           59
   Non current                                                               33(B)**        --            (11)              22
  Non cancelable purchase commitments:         60
   Current                                                                   35(C)*          7              3               31
   Non current                                                               25(C)**        --            (11)              14
  Employee terminations:                       45
   Current                                                                   44(D)*         36             (5)               3
   Non current                                                                1(D)**        --             --                1
  Vacant Space:                                11
   Current                                                                    5(E)*         --             --                5
   Non current                                                                6(E)**        --             --                6

  Sale of Endicott facility                   223          221(F)             2(F)*         --             --                2

  Sale of certain operations                   63           53(G)            10(G)*          8             --                2

Global Services and other:
  Employee terminations:                      722
   Current                                                                  671(H)*        413            (13)             245
   Non current                                                               51(H)**        --             41               92
  Vacant Space:                               180           29(I)
   Current                                                                   57(I)*         11             15               61
   Non current                                                               94(I)**        --             (9)              85
------------------------------------------------------------------------------------------------------------------------------
                                         $  1,727    $     626     $      1,101       $    494    $        21   $          628
------------------------------------------------------------------------------------------------------------------------------

* Recorded in Accounts payable and accruals on the Consolidated Statement of Financial Position.
** Recorded in Other liabilities on the Consolidated Statement of Financial
   Position.
+  Represents currency translation adjustments.

(A) This amount will be recorded in Selling, general and administrative (SG&A) expense and primarily represents the abandonment and loss on sale of certain capital assets during the second quarter 2002.

(B) This amount is comprised of costs incurred to remove abandoned capital assets and the remaining lease payments for leased equipment that was abandoned in the second quarter of 2002. The company expects to pay the removal costs by June 30, 2003. The remaining lease payments will continue through 2005. These amounts will be recorded in SG&A expense.

(C) The company is subject to certain noncancelable purchase commitments. As a result of the decision to significantly reduce aluminum capacity, the company no longer has a need for certain materials subject to these agreements. The required future payments for materials no longer needed under these contracts are expected to be paid over two years. This amount will be recorded in SG&A expense.

(D) The workforce reductions represent 1,400 people of which approximately 91 percent left the business as of September 30, 2002. These amounts will be recorded in SG&A expense. The non-current portion of the liability relates to terminated employees who were granted annual payments to supplement their statutory or government pensions in certain countries. These contractually required payments will continue until the former employee dies.

(E) The space accruals are for ongoing obligations to pay rent for vacant space that could not be sublet or space that was sublet at rates lower than the committed lease arrangements. The length of these obligations varies by

                   Notes to Consolidated Financial Statements

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

    lease with the longest extending through 2006. These charges will be recorded in Other (income) and expense on the Consolidated Statement of Earnings.

(F) As part of the company's strategic decisions in its Microelectronics business to exit the manufacture and sale of certain products and component technologies, the company signed an agreement in the second quarter of 2002 to sell its interconnect products operations in Endicott to Endicott Interconnect Technologies, Inc. (EIT). As a result of this transaction, the company incurred a $223 million loss on sale, primarily relating to land, buildings, machinery and equipment. This loss will be recorded in Other (income) and expense on the Consolidated Statement of Earnings.
    This transaction closed in the fourth quarter of 2002. The company entered into a limited supply agreement with EIT for future products, and it will also lease back at fair market value rental rates approximately one-third of the Endicott campus' square footage for operations outside the interconnect OEM business.

(G) As part of the strategic realignment of the company's Microelectronics business, the company reached an agreement to sell certain assets and liabilities comprising its Mylex business to LSI Logic Corporation and the company sold part of its wireless phone chipset operations to TriQuint Semiconductor, Inc. in June 2002. The Mylex transaction was completed in August 2002. The estimated loss of $74 million for the Mylex transaction and the realized gain of $(11) million for the chipset sale will be recorded in Other (income) and expense on the Consolidated Statement of Earnings.

(H) The majority of the workforce reductions relate to the company's Global Services business. The workforce reductions represent 14,213 people of which approximately 85 percent left the company as of September 30, 2002. See D and page 111 for information on the non current portion of the liability. These charges will be included in SG&A expense on the Consolidated Statement of Earnings.

(I) The space accruals are for ongoing obligations to pay rent for vacant space that could not be sublet or space that was sublet at rates lower than the committed lease arrangements. This space relates primarily to workforce dynamics in the Global Services business and the downturn in corporate technology spending on services. The length of these obligations varies by lease with the longest extending through 2009. These charges will be recorded in Other (income) and expense on the Consolidated Statement of Earnings.

   The second quarter 2002 Microelectronics and productivity actions are expected to reduce cost and expense by an incremental $900 million, pre-tax, in 2003 as compared to 2002. This year-to-year $900 million improvement may be offset by other events such as the year-to-year impact of pension assumption changes discussed on page 113. Approximately half of these incremental cost and expense reductions are estimated to benefit the Global Services segment, approximately 25 percent for the Technology segment and approximately 20 percent for the Enterprise Server segment.

PRICEWATERHOUSECOOPERS CONSULTING ACQUISITION

On October 1, 2002, the company purchased PricewaterhouseCoopers' (PwC) global business consulting and technology services unit, PwC Consulting (PwCC), for approximately $3.5 billion. Approximately $2.9 billion of the purchase price was paid in cash, $0.3 billion in restricted common stock and $0.3 billion in notes convertible into restricted shares of IBM common stock. According to PwCC's most recent audited financial statements, fiscal year ended June 30, 2002 total revenue was $6.7 billion, which includes $1.5 billion of reimbursable expenses and subcontractor costs. The incremental future annual revenue for IBM as a result of this acquisition may be more or less than this amount based upon the impact of synergies, continuing business relationships, and general market conditions.

   In connection with the acquisition, the company incurred $187 million of pre-tax one-time compensation costs as of October 1, 2002, for certain PwCC partners and employees. This amount relates to restricted stock awards and the compensation element of the convertible notes issued as part of the deal proceeds and will be recorded in the fourth quarter of 2002. The amount to be recorded as compensation expense for the convertible notes equals the difference between the fair value and face value of the notes. This incremental value is deemed to be compensation expense by the accounting rules.

   This acquisition may reduce the company's fourth quarter 2002 earnings by up to an estimated $750 million, pre-tax, for items such as transition charges associated with integration and restructuring, as well as one-time compensation costs discussed above. Additionally, approximately 15 percent of this amount relates to ongoing operations including the amortization of intangibles.

PENSIONS

   Given the current market trends and historical trends, the company expects to reduce its expected U.S. long-term return assumption for 2003 to between 8 and 8.5 percent depending upon fourth quarter 2002 market performance and future market outlook at year end 2002. This change along with other actuarial assumption changes will reduce pre-tax income by an estimated $700 million in 2003. In addition, as a result of the stock markets' downturn in 2002 and the corresponding drop in value of the PPP's assets, the company expects to start contributing to the PPP. As of quarter-end, the company's working assumption is that it would contribute $1.5 billion to the PPP. Outside the U.S. the company is planning to make contributions similar to levels it has made in the past few years. The company's funding plans are not final and are dependent on market conditions and other factors.

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

Five-Year Comparison of Selected Financial Data
(dollars in millions except per share amounts)

FOR THE YEAR:                                    2001          2000           1999           1998          1997
---------------------------------------------------------------------------------------------------------------
Revenue                                     $  83,067      $ 85,089       $ 83,334       $ 77,548      $ 75,802
Income from continuing operations               8,146         7,874          7,359          5,469         5,528
(Loss)/income from discontinued operations       (423)          219            353            859           565
Net income                                       7,723         8,093          7,712          6,328         6,093
Earnings/(loss) per share of common stock:
  Assuming dilution
   Continuing operations                         4.59          4.32           3.93           2.84          2.72
   Discontinued operations                      (0.24)         0.12           0.19           0.45          0.28
---------------------------------------------------------------------------------------------------------------
   Total                                         4.35          4.44           4.12           3.29          3.00
  Basic
   Continuing operations                         4.69          4.45           4.06           2.92          2.80
   Discontinued operations                      (0.24)         0.12           0.20           0.46          0.29
---------------------------------------------------------------------------------------------------------------
   Total                                         4.45          4.58*          4.25*          3.38          3.09
Cash dividends paid on common stock               956           909            859            814           763
  Per share of common stock                      0.55          0.51           0.47           0.43        0.3875
Investment in plant, rental machines
  and other property                            5,660         5,616          5,959          6,520         6,793
Return on stockholders' equity                   35.1%         39.7%          39.0%          32.6%         29.7%

AT END OF YEAR:
---------------------------------------------------------------------------------------------------------------
Total assets                                $  88,313      $ 88,349       $ 87,495       $ 86,100      $ 81,499
Net investment in plant, rental machines
  and other property                           16,504        16,714         17,590         19,631        18,347
Working capital                                 7,342         7,474          3,577          5,533         6,911
Total debt                                     27,151        28,576         28,354         29,413        26,926
Stockholders' equity                           23,614        20,624         20,511         19,433        19,816

* DOES NOT TOTAL DUE TO ROUNDING.

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

Selected Quarterly Data
(dollars in millions except per share amounts and stock prices)

2001:                                                  First Quarter Second Quarter  Third Quarter Fourth Quarter      Full Year
--------------------------------------------------------------------------------------------------------------------------------
Revenue                                                   $   20,309     $   20,834     $   19,783     $   22,141     $   83,067
Gross profit                                                   7,535          7,987          7,434          8,933         31,889
Income from continuing operations                              1,777          2,091          1,713          2,565          8,146
Loss from discontinued operations                                (27)           (46)          (118)          (232)          (423)
Net income                                                     1,750          2,045          1,595          2,333          7,723
Earnings/(loss) per share of common stock:
  Assuming dilution
   Continuing operations                                        1.00           1.17           0.97           1.46           4.59**
   Discontinued operations                                     (0.02)         (0.03)         (0.07)         (0.13)         (0.24)**
--------------------------------------------------------------------------------------------------------------------------------
   Total                                                        0.98           1.15+          0.90           1.33           4.35**
  Basic
   Continuing operations                                        1.02           1.20           0.99           1.49           4.69**
   Discontinued operations                                     (0.02)         (0.03)         (0.07)         (0.14)         (0.24)**
--------------------------------------------------------------------------------------------------------------------------------
   Total                                                        1.00           1.17           0.92           1.35           4.45**
Dividends per share of common stock                             0.13           0.14           0.14           0.14           0.55

Stock prices:++
  High                                                    $   118.64     $   119.90     $   115.40     $   124.70
  Low                                                          83.75          90.05          87.49          91.34

2000*:                                                 First Quarter Second Quarter  Third Quarter Fourth Quarter      Full Year
--------------------------------------------------------------------------------------------------------------------------------
Revenue                                                   $   18,689     $   20,908     $   20,908     $   24,584     $   85,089
Gross profit                                                   6,846          7,795          7,547          9,390         31,578
Income from continuing operations                              1,512          1,921          1,921          2,520          7,874
Income from discontinued operations                                7             20             42            150            219
Net income                                                     1,519          1,941          1,963          2,670          8,093
Earnings per share of common stock:
  Assuming dilution
   Continuing operations                                        0.82           1.05           1.06           1.40           4.32**
   Discontinued operations                                      0.00           0.01           0.02           0.08           0.12**
--------------------------------------------------------------------------------------------------------------------------------
   Total                                                        0.83+          1.06           1.08           1.48           4.44**
  Basic
   Continuing operations                                        0.85           1.08           1.09           1.44           4.45**
   Discontinued operations                                      0.00           0.01           0.02           0.09           0.12
--------------------------------------------------------------------------------------------------------------------------------
   Total                                                        0.85           1.10+          1.11           1.52+          4.58+
Dividends per share of common stock                             0.12           0.13           0.13           0.13           0.51

Stock prices:++
  High                                                    $   128.25     $   126.94     $   134.94     $   119.63
  Low                                                          99.50         101.25         100.00          80.06

*  RECLASSIFIED TO CONFORM WITH 2001 PRESENTATION.
** EARNINGS PER SHARE (EPS) IN EACH QUARTER IS COMPUTED USING THE
   WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING DURING THAT QUARTER WHILE EPS FOR THE FULL YEAR IS COMPUTED USING THE WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING DURING THE YEAR. THUS, THE SUM OF THE FOUR QUARTERS' EPS DOES NOT EQUAL THE FULL-YEAR EPS.
+  DOES NOT TOTAL DUE TO ROUNDING.
++ THE STOCK PRICES REFLECT THE HIGH AND LOW PRICES FOR IBM'S COMMON STOCK ON
   THE NEW YORK STOCK EXCHANGE COMPOSITE TAPE FOR THE LAST TWO YEARS.

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